Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 22, 2012

BY AND AMONG

FIDELITY NATIONAL FINANCIAL, INC.,

FIDELITY NEWPORT HOLDINGS, LLC,

(for the limited purposes set forth herein),

AMERICAN BLUE RIBBON HOLDINGS, INC.,

ATHENA MERGER SUB, INC.

AND

J. ALEXANDER’S CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), solely for purposes of the Operating Company Provisions (as defined below) FIDELITY NEWPORT HOLDINGS, LLC, a Delaware limited liability company and an indirect, majority-owned Subsidiary of Parent (the “Operating Company”), AMERICAN BLUE RIBBON HOLDINGS, INC., a Delaware corporation and an indirect, majority-owned Subsidiary of Parent (“Purchaser”), ATHENA MERGER SUB, INC., a Tennessee corporation and a direct, wholly-owned Subsidiary of Purchaser (“Merger Sub”), and J. ALEXANDER’S CORPORATION, a Tennessee corporation (the “Company”), as of June 22, 2012 (this “Agreement”). Certain capitalized terms are defined in Section 8.12.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Purchaser Entities to enter into this Agreement, the Company is (i) adopting a plan of restructuring in the form attached as Exhibit A (the “Restructuring Plan”), pursuant to which the Surviving Corporation will (conditioned upon the occurrence of, and immediately following, the Effective Time) effect the conversion of all of its corporate Subsidiaries into limited liability companies pursuant to applicable state law and otherwise in accordance with the Restructuring Plan (such transactions, the “Restructuring”), and (ii) entering into a contribution agreement in the form attached as Exhibit B (the “Asset Contribution Agreement”) with Operating Company, pursuant to which the Surviving Corporation will (conditioned upon the occurrence of, and immediately following, the Effective Time and the Restructuring) contribute all of its assets and liabilities to the Operating Company, and the Operating Company will accept such assets and assume or take subject to such liabilities (such transactions, the “Asset Contribution”), in exchange for the issuance to the Surviving Corporation of New LLC Units constituting 12% of the then outstanding New LLC Units and the admission of the Surviving Corporation as the managing member of the Operating Company pursuant to the terms, and subject to the conditions, of the Asset Contribution Agreement;

WHEREAS, the Company’s Board of Directors has unanimously (i) declared that the Transaction Agreements and the Transactions are advisable, fair to and in the best interest of the Company and the holders of shares of common stock, $0.05 par value per share, of the Company (such stock, the “Company Common Stock”) (such holders, the “Company Shareholders”), (ii) adopted this Agreement, approved the Restructuring Plan, the Asset Contribution Agreement and the Exchange Agreement and approved the execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions, (iii) directed that this Agreement, the Asset Contribution and the Exchanges be submitted to the Company Shareholders for approval and, (iv) subject to the ability to withdraw its recommendation pursuant to Section 5.2(e), recommended that the Company Shareholders approve the Merger Agreement and the Asset Contribution and the Exchanges;

WHEREAS, Purchaser is authorized to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the Transactions;

WHEREAS, each of the Boards of Directors of Purchaser and Merger Sub has (i) declared it advisable to enter into this Agreement and (ii) approved this Agreement and the Exchange Agreement, the execution, delivery and performance of this Agreement and the Exchange Agreement by Purchaser and Merger Sub, as applicable, and the consummation of the Merger, the Exchanges and the other Transactions;

WHEREAS, the Board of Managers of the Operating Company has (i) declared it advisable to enter into this Agreement, the Asset Contribution Agreement and the Exchange Agreement and (ii) approved this Agreement, the Asset Contribution Agreement and the Exchange Agreement, the execution, delivery and performance of this Agreement, the Asset Contribution Agreement and the Exchange Agreement by the Operating Company and the consummation of the Asset Contribution and the Exchanges;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the exchange of shares of Company Common Stock for cash and shares of Purchaser Class A Common Stock pursuant to the Merger qualifies as an exchange described in Section 351 of the Code;

WHEREAS, the Purchaser Entities and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other Transactions and to prescribe certain conditions to the Merger and the other Transactions; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a direct, wholly-owned Subsidiary of Purchaser.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on (a) a date to be specified by Purchaser and the Company, such date to be no later than the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article VI capable of satisfaction prior to the Closing (provided that all of the other conditions set forth in Article VI will be satisfied at the Closing), at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 or (b) such other date, time and/or place as is agreed to in writing by Purchaser and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger relating to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the TBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the TBCA or by the Secretary of State of the State of Tennessee in connection with the Merger. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the TBCA and other applicable Law.

Section 1.5 Charter. Subject to Section 5.7(d), at the Effective Time, the charter of Merger Sub, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation until thereafter changed or amended, as provided by the TBCA or therein.

Section 1.6 Bylaws. Subject to Section 5.7(d), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, until thereafter changed or amended as provided by the TBCA, the charter of the Surviving Corporation and such bylaws.

Section 1.7 Directors and Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and (ii) the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, Merger Sub, the Company or any holder of any shares of Company Common Stock or the other securities described below:

(a) Conversion of Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company (other than shares of Company Common Stock held either in a fiduciary or agency capacity that are beneficially owned by third parties), Purchaser or Merger Sub immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock held in a Company Benefit Plan or related trust, but excluding shares cancelled in accordance with Section 1.8(b)) shall be converted into and shall thereafter represent the right to receive the following consideration:

(i) Stock/Cash Election Shares. Subject to Section 1.8(d), each share of Company Common Stock with respect to which an election to receive a combination of stock and cash has been effectively made (or, in the case of No Election Shares, has been deemed to be effectively made) and not revoked pursuant to Section 1.9 (such election, a “Stock/Cash Election”) (each, a “Stock/Cash Election Share”) shall be deemed to have been converted into the right to receive a combination of (x) one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.00001 per share, of Purchaser (such stock, “Purchaser Class A Common Stock”), and (y) $3.00 in cash without interest (such combination shall be referred to as the “Stock/Cash Election Consideration”); and

(ii) Cash Election Shares. Subject to Section 1.8(d), each share of Company Common Stock (each, a “Cash Election Share”) with respect to which an election to receive cash has been effectively made and not revoked pursuant to Section 1.9 (such election, a “Cash Election”) shall be deemed to have been converted into the right to receive $12.00 in cash without interest (the “Cash Election Consideration” and, together with the Stock/Cash Consideration, the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 1.8(c), the applicable Merger Consideration upon surrender of such Certificate or cancellation of such Book-Entry Shares in accordance with Section 1.12.

(d) Pro-Ration Adjustments. Notwithstanding the foregoing, an aggregate of 2,993,618 shares of Purchaser Class A Common Stock (the “Issuance Amount”) shall be issued in connection with the Merger, and no certificates or scrip representing fractional shares of Purchaser Class A Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares. Promptly, and no later than two (2) Business Days following the Election Deadline, Purchaser shall cause the Exchange Agent to effect the allocation of Stock/Cash Merger Consideration and Cash Merger Consideration among the Company Shareholders in a manner consistent with the following:

(i) Over-Subscription Adjustment. In the event that the aggregate Merger Consideration elected (or otherwise deemed to be elected) to be received by the Company Shareholders would result in the issuance of an aggregate number of shares of Purchaser Class A Common Stock greater than the Issuance Amount (such excess number of shares, the “Over-Subscribed Shares”), then, for each holder making (or deemed to have made) a Stock/Cash Election, a portion of the Stock/Cash Election Shares subject to such holder’s Stock/Cash Election (A) shall be reduced automatically by a number of shares (subject to reasonable methods of rounding to whole shares) equal to (x) the number of Over-Subscribed Shares, multiplied by (y) a fraction, the numerator of which is the number of such holder’s Stock/Cash Election Shares and the denominator of which is the number of all holders’ Stock/Cash Election Shares and (B) shall instead be deemed to represent Cash Election Shares subject to an effective Cash Election.

(ii) Under-Subscription Adjustment. In the event that the aggregate Merger Consideration elected to be received by the Company Shareholders would result in the issuance of an aggregate number of shares of Purchaser Class A Common Stock less than the Issuance Amount (such deficient number of shares, the “Under-Subscribed Shares”), then, for each holder making a Cash Election, a portion of the Cash Election Shares subject to such holder’s Cash Election (A) shall be reduced automatically by a number of shares (subject to reasonable methods of rounding to whole shares) equal to (x) the number of Under-Subscribed Shares, multiplied by (y) a fraction, the numerator of which is the number of such holder’s Cash Election Shares and the denominator of which is the number of all holders’ Cash Election Shares and (B) shall instead be deemed to represent Stock/Cash Election Shares subject to an effective Stock/Cash Election.

Section 1.9 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry-Shares shall pass, only upon proper delivery of such Certificates or an “agent’s message” with respect to such Book-Entry Shares, to the Exchange Agent) in such form as Purchaser shall reasonably specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed no later than two (2) Business Days after the Closing Date or on such other date as Purchaser and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the Closing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Stock/Cash Election and (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election. Any shares of Company Common Stock with respect to which the Exchange Agent (as defined below) has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) day following the Mailing Date (or such other time and date as Purchaser and the Company shall agree) (the “Election Deadline”) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Stock/Cash Election with respect to such No Election Shares.

(c) Except as provided in the last sentence of Section 1.9(b), any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Purchaser, Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(d) Purchaser shall cause the Exchange Agent to promptly coordinate with Independence Trust Company (the “Trustee”) for the further distribution of Election Forms to participants and beneficiaries under the Company’s Employee Stock Ownership Plan (as amended and restated), effective January 1, 2002 (the “ESOP”), and the mailing and receipt of Election Forms with respect to shares of Company Common Stock held in the name of Trustee under the ESOP for the benefit of participants thereunder.

Section 1.10 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within that period, then the applicable Merger Consideration shall be equitably adjusted to provide the holders of Purchaser Common Stock and the Company Shareholders the same economic effect as contemplated by this Agreement prior to that event. For the avoidance of doubt, nothing in this Section 1.10 shall be deemed to modify the Company’s obligations under Section 4.1.

Section 1.11 Dissenters’ Rights. Dissenters’ rights under Chapter 23 of the TBCA are not available to the Company Shareholders for the Transactions.

Section 1.12 Exchange of Company Common Stock.

(a) Exchange Agent. At or prior to the Effective Time, Purchaser shall deposit (or shall cause to be deposited) with a nationally recognized financial institution selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”), for the benefit of the Company Shareholders, for exchange in accordance with this Article I, through the Exchange Agent, (i) certificates representing all of the shares of Purchaser Class A Common Stock to be issued as part of the aggregate Stock/Cash Consideration and (ii) cash sufficient to pay all of the cash to be to paid as part of the aggregate Stock/Cash Consideration and the aggregate Cash Consideration (such shares of Purchaser Class A Common Stock and cash provided to the Exchange Agent being hereinafter referred to as the “Exchange Fund”). Parent shall cause the Exchange Agent to deliver the cash and shares of Purchaser Class A Common Stock contemplated to be paid and issued pursuant to Section 1.8 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent shall, or shall cause the Purchaser to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the cash portion of the Exchange Fund is at all times until the twelve (12) month anniversary of the Effective Time maintained at a level sufficient for the Exchange Agent to make such payments under Section 1.8.

(b) Exchange Procedures.

(i) Letter of Transmittal. Purchaser shall cause the Exchange Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as promptly as reasonably practicable after the Effective Time, to each holder of record immediately prior to the Effective Time of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions (including customary provisions with respect to the delivery of an “agent’s message” with respect to Book-Entry Shares) as are reasonably satisfactory to Purchaser).

(ii) Merger Consideration Received Upon Exchange. Upon, (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent or, (ii) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent with respect to such Book-Entry Shares, in each case, together with such letter of transmittal, duly completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Company Common Stock shall be entitled to receive, in exchange therefor, the applicable Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 1.8(c), and such Certificate so surrendered or Book Entry Shares so received, as applicable, shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate (or Book-Entry Shares) so surrendered (or received) is registered, if such Certificate is properly endorsed (or such transfer of Book-Entry Shares is properly evidenced) or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate (or Book-Entry Shares) or establishes to the satisfaction of Purchaser that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.12, each Certificate and Book-Entry Shares shall, at any time after the Effective Time, be deemed to represent only the right to receive upon such surrender or receipt the applicable Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 1.8(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or receipt of any Book-Entry Shares.

(iii) Notwithstanding the foregoing, the Company shall cause the ESOP to be terminated effective immediately prior to the Effective Time, and payment of Merger Consideration by the Exchange Agent with respect to shares of Company Common Stock held under the ESOP shall be made to the Trustee for further distribution in accordance with the terms of the ESOP and in a manner designed to permit the participants and beneficiaries thereunder to receive the distribution of Merger Consideration in a manner consistent with such beneficiary’s or participant’s election with respect to the tax treatment of such distribution in accordance with the terms of the ESOP and applicable Law.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. The applicable Merger Consideration, when paid in accordance with the terms of this Article I, upon the surrender of the Certificates (or, upon receipt, in the case of the Book-Entry Shares), shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock previously pertaining to such Certificates (or Book-Entry Shares). After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Shareholders for twelve (12) months after the Effective Time shall be delivered to Purchaser (or its designee), upon demand, and any Company Shareholder who has not theretofore complied with this Article I shall thereafter look only to Purchaser (or its designee) for payment of its claim for the applicable Merger Consideration.

(e) No Liability. None of Parent, Purchaser, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any cash from the Exchange Fund (including any amounts delivered to Purchaser (or its designee) in accordance with Section 1.12(d)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, to the extent required by Purchaser, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered as provided in this Article I.

(g) Investment. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Purchaser, on a daily basis. Any interest and other income resulting from such investments shall be paid to Purchaser (or its designee); provided that no losses on any investment made pursuant to this Section 1.12(g) shall affect the applicable Merger Consideration payable to Company Shareholders entitled to receive such consideration and, following any such losses, Parent shall promptly provide (or shall cause to be provided) additional funds to the Exchange Agent for the benefit of Company Shareholders entitled to receive such consideration in the amount of any such losses.

(h) Withholdings. Each of Purchaser (or its designee), Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Company Shareholder and any holder of Company Options pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. Any amount properly deducted or withheld pursuant to this Section 1.12(h) shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or holder of Company Options in respect of which such deduction or withholding was made. Purchaser (or its designee), Merger Sub, the Surviving Corporation or the Exchange Agent, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 1.13 Company Stock Options and the ESPP.

(a) Each option to purchase shares of Company Common Stock granted under a Company Stock Incentive Plan that is outstanding immediately prior to the Effective Time (each, a “Company Option”), whether or not then vested and exercisable, shall, in the manner contemplated by Section 1.13(c), immediately prior to the Effective Time, and without any action on the part of any holder of a Company Option, become fully vested and exercisable and, with respect to all outstanding Company Options:

(i) to the extent not exercised prior to the Effective Time, each such Company Option for which the Cash Election Consideration exceeds the exercise price per share shall be canceled at the Effective Time and, in exchange therefor, the Surviving Corporation shall pay (or cause to be paid) to each former holder of such Company Option as soon as practicable, but in no event later than five (5) Business Days following the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the Cash Election Consideration over the exercise price per share under such Company Option and (2) the number of shares of Company Common Stock subject to such Company Option; and

(ii) each Company Option that is outstanding immediately prior to the Effective Time for which the Cash Election Consideration does not exceed the exercise price per share shall be cancelled without any cash payment being made in respect thereof.

(b) With respect to the Amended and Restated Volunteer Capital Corporation 1982 Employee Stock Purchase Plan, effective January 1, 1996 (the “ESPP”), after the date of this Agreement, (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no contribution period shall be commenced after the date of this Agreement, and (iv) the ESPP shall be terminated as soon as practicable after the date of this Agreement and prior to the Effective Time.

(c) As soon as practicable following the date of this Agreement, but in any event prior to the Effective Time, the Company, the Company’s Board of Directors or the compensation committee of the Company’s Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary in accordance with applicable Law and, as applicable, the Company Stock Incentive Plans and each agreement evidencing a grant of Company Options (a “Company Option Agreement”) (including obtaining necessary consents or amendments) to (i) effectuate the provisions of this Section 1.13 and (ii) terminate, upon the Effective Time, each Company Stock Incentive Plan and each Company Option Agreement, such that, at the Effective Time and upon the payments contemplated hereunder, no Person shall have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest or exit payment from or of the Company or the Surviving Corporation; provided, however, that, notwithstanding the foregoing clause (ii), the ESPP shall be terminated pursuant to Section 1.13(b) above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the Company SEC Documents publicly filed with the SEC prior to the date hereof (but without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof and excluding any disclosures set forth under the headings “Risk Factors,” “Forward-looking Statements” and any other disclosures in any section contained or referenced in any such Company SEC Documents relating to any information, forward-looking statements or factors or risks that are predictive, cautionary or forward-looking in nature in any such Company SEC Documents), provided, that this clause (x) shall not be applicable to the Company Fundamental Representations, the Company Capitalization Representations or the representations and warranties set forth in Section 2.8 or (y) set forth in the disclosure schedule delivered by the Company to Parent, Purchaser and Merger Sub immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Schedule to which the relevance of such disclosure is reasonably apparent on its face and that the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Corporate Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Charter of the Company and the Articles of Amendment thereto (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”) as delivered or made available to Purchaser, are true, complete and correct copies of such documents as in effect and as amended as of the date of this Agreement. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. The Company has made available to Purchaser true, complete and correct copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries, in each case as amended as of the date of this Agreement. Such organizational documents are in full force and effect and none of the Company’s Subsidiaries is in violation in any material respect of any of the terms of its organizational documents. The Company has made available to Purchaser the true, complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders and the Company’s Board of Directors and each committee thereof (other than any such minutes relating to or in connection with the Transactions) since December 29, 2008.

(b) Section 2.1(b) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company and, for each such Subsidiary, the state of formation or incorporation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. The Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any Person other than its Subsidiaries identified on Section 2.1(b) of the Company Disclosure Schedule.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.05 par value per share (the “Company Preferred Stock”). As of June 20, 2012, (i) 5,999,235 shares of Company Common Stock (which number, for the avoidance of doubt, includes the shares described in clause (v) below) were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,006,625 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (iii) 19,119 shares of Company Common Stock remained available for future issuances under the Company Stock Incentive Plans, (iv) 75,547 shares of

Company Common Stock remained available for future issuances under the ESPP, (v) 201,069 shares of Company Common Stock were held by the ESOP, and (vi) no shares of Company Common Stock were owned by the Company as treasury stock. All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock that may be issued pursuant to any of the Company Stock Incentive Plans, the ESPP or ESOP or as expressly permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares of Company Common Stock that have not yet been issued, will be) fully paid and nonassessable and are not subject to preemptive rights. Each Company Option has been granted in accordance with applicable Law, the terms of the applicable Company Stock Incentive Plan and pursuant, in all material respects, to the applicable Company Option Agreement, respectively, and true, complete and correct copies of all forms of Company Option Agreement pursuant to which Company Options have been granted have been made available to Purchaser or its counsel. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Included in Section 2.2(b) of the Company Disclosure Schedule is a true, complete and correct list, as of the date hereof, of each outstanding Company Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof.

(c) Except as set forth above or in Section 2.2(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, equity interests or other voting securities of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any Subsidiary to make any payment based on or resulting from the value or price of Company Common Stock or of any such subscription, security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Options and (iii) forfeitures of Company Options, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any of its Subsidiaries, other than pursuant to the Company Benefit Plans. There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company, or any part thereof. Except as set forth on Section 2.2(c) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company. There are no bonds, debentures, notes or other indebtedness or other securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Neither the Company nor any Subsidiary of the Company is party to any voting agreement with respect to any securities of the Company or any Subsidiary of the Company.

(d) Except as set forth above or in Section 2.2(d) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any and all liens, pledges, mortgages, charges, encumbrances, adverse rights, restrictions or claims and security interests of any kind whatsoever (including any restriction on the right to vote or transfer the same), excluding restrictions imposed by securities laws (“Liens”), and all of such shares and equity interests are duly authorized, validly issued and free of preemptive rights and all such shares are fully paid and nonassessable.

Section 2.3 Corporate Power and Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver the Transaction Agreements, to carry out its obligations under the Transaction Agreements and, subject only to the approval of this Agreement, the Asset Contribution and the Exchanges by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (collectively, the “Company Shareholder Approval”), to consummate the Transactions. The execution, delivery and performance by the Company of the Transaction Agreements and the consummation by the Company of the Transactions have been duly and validly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Agreements or to consummate the Transactions, subject, in the case of the Merger, the Asset Contribution and the Exchanges, to obtaining the Company Shareholder Approval and, in the case of the Merger, the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with the TBCA. Each of the Transaction Agreements has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent, the Operating Company, Purchaser and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors (or committee thereof), at a meeting duly called and held or in a written consent in lieu thereof (as applicable), has unanimously adopted resolutions (i) declaring that the Transaction Agreements and the Transactions are advisable, fair to and in the best interest of the Company and the Company Shareholders, (ii) adopting this Agreement and approving the other Transaction Agreements, the execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions, (iii) directing that the approval of this Agreement, the Asset Contribution and the Exchanges be submitted to the Company Shareholders and (iv) recommending, subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(e), that the Company Shareholders approve the Merger Agreement, the Asset

Contribution and the Exchanges (such recommendation, the “Company Board Recommendation”). Subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(e), such resolutions remain in effect and have not been rescinded, modified or withdrawn.

(c) The Company Shareholder Approval is the only vote of the holders of capital stock of the Company which is necessary to approve and adopt the Transaction Agreements and the Transactions.

(d) The Board of Directors, shareholders, and members or other similar governing body of each Subsidiary of the Company, as applicable, have taken or will have taken all necessary actions to approve and adopt the Transaction Agreements and any Transactions with respect to the Subsidiaries of the Company requiring such approval.

Section 2.4 No Conflicts. The execution and delivery of the Transaction Agreements by the Company do not, and the consummation by the Company of the Merger, the Asset Contribution and the other Transactions to be consummated at or immediately after the Effective Time and the compliance by the Company with any of the terms or provisions of the Transaction Agreements will not, (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its Subsidiaries or, (ii) assuming that the authorizations, consents and approvals referred to in Section 2.5 and the Company Shareholder Approval are obtained (in the case of the Company Shareholder Approval, in accordance with the TBCA), (x) except as set forth above in clause (ii) or in Section 2.4 of the Company Disclosure Schedule, violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to the termination of or a right of termination or cancellation under, require consent or notice under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets owned or operated by the Company or any of its Subsidiaries under, any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (y) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii)(x), any such violation, conflict, loss, default, termination, cancellation, acceleration, right or Lien that does not and would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially impede or delay the consummation of the Transactions by the Company.

Section 2.5 Governmental Approvals. Other than in connection with or in compliance with (i) the TBCA, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Securities Act of 1933, as amended (the “Securities Act”), (iv) any other applicable federal or state securities Laws or “blue sky” Laws, (v) the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the rules and regulations of the NASDAQ, or (vii) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity, the failure of which to obtain or make does not have and would not reasonably be expected to have a Company Material Adverse Effect, or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially impede or delay the consummation of the Transactions by the Company, no Consents of, or Filings with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (including any applicable stock exchange) (each a “Governmental Entity”), are necessary in connection with the execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions by the Company.

Section 2.6 Company SEC Filings; Financial Statements; Controls.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act since December 29, 2008 (collectively, and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. The Company SEC Documents, as amended, complied as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of applicable Law, including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including its rules and regulations, “SOX”), as the case may be, applicable to such Company SEC Document, and none of the Company SEC Documents as of such respective dates or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the Company’s Knowledge, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules thereto) of the Company (the “Company SEC Financial Statements”) included in the Company SEC Documents (if amended, as of the date of the last such amendment) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments, none of which, individually or in the aggregate, has been or will be material to the Company and its Subsidiaries taken as a whole, and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes and schedules thereto).

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or any Company SEC Documents.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate in all material respects on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management or the Company’s Board of Directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(f) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information (both financial and non-financial) relating to the Company and the Subsidiaries of the Company required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended January 1, 2012, and no significant deficiency or material weakness was identified. To the Company’s Knowledge, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(g) The Company is in compliance in all material respects with (i) all applicable rules and all current listing and corporate governance requirements of NASDAQ, and (ii) all applicable rules, regulations and requirements of SOX and the SEC.

Section 2.7 No Undisclosed Liabilities. Except as disclosed on Section 2.7 of the Company Disclosure Schedules, as of the date of this Agreement there are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, known or otherwise, in each case, whether or not required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, other than: (a) liabilities or obligations as and to the extent reflected or reserved against in the Company’s audited consolidated balance sheet as of January 1, 2012 included in the Company SEC Documents or in the notes thereto, (b) liabilities or obligations that were incurred since January 1, 2012 in the Ordinary Course of Business, (c) liabilities or obligations that, individually and in the aggregate, are not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or (d) liabilities or obligations disclosed in the Company Disclosure Schedule.

Section 2.8 Information Supplied. The information supplied (or to be supplied) in writing by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the issuance of shares of Purchaser Class A Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will not, at the time the Form S-4 and any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will not, on the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information in the Form S-4 or the Proxy Statement supplied in writing by Parent, the Operating Company, Purchaser or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 2.9 Labor Matters.

(a) Since December 29, 2008, (i) neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement, labor union contract, trade union agreement, or any other labor-related agreements with any labor union, labor organization or works council (each a “Collective Bargaining Agreement”), (ii) no employees of the Company or any of its Subsidiaries are or have been represented by any labor union, labor organization or works council in connection with their employment with the Company or any Subsidiary, (iii) to the Company’s Knowledge, there currently are no, and there have not been any, activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries, (iv) no Collective Bargaining Agreement is being or has been negotiated by the Company or any of its Subsidiaries, and (v) there currently is no, and there has not been any, picketing, strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened that may materially interfere with the respective business activities of the Company or any of its Subsidiaries.

(b) Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with applicable Laws and Orders with respect to hiring, employment, and termination of employment (including but not limited to applicable Laws regarding wage and hour requirements, tips, correct classification of independent contractors and of employees as exempt and non-exempt, unfair labor practices, work authorization status, immigration, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, collective bargaining and the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” law), except where the failure to comply does not and would not reasonably be expected to have a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since December 29, 2008. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no complaint, charge, claim or proceeding based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, before any Governmental Entity or regulatory authority, and (ii) there is no complaint, charge, claim or proceeding before any Governmental Entity or regulatory authority with respect to a violation of any occupational safety or health standards that is now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(c) Except as set forth in Section 2.9(c) of the Company Disclosure Schedule and except as do not and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the Ordinary Course of Business).

Section 2.10 Absence of Certain Changes or Events. Since January 1, 2012, except (a) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or as set forth in Section 2.10 of the Company Disclosure Schedule and (b) for liabilities or obligations incurred in connection with the Transactions, (i) there has not been any event, change, development, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business and (iii) neither the Company nor any of its Subsidiaries has taken any action described in Section 4.1(b) hereof that, if taken after the date hereof and prior to the Effective Time without the prior written consent of Purchaser, would violate such provision.

Section 2.11 Compliance with Laws. Other than those violations or allegations that, individually and in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 2.11 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are not in violation of, and since December 29, 2008 have not violated, any Laws and Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them and (b) neither the Company nor any of its Subsidiaries has received any written communication since December 29, 2008 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any Law (except for violations that have been resolved).

Section 2.12 Permits.

(a) The Company and each of its Subsidiaries have all required governmental licenses, franchises, permits, certificates, consents, orders, approvals and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain any such Permit, individually and in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are (and since December 29, 2008 have been) in compliance with the terms of all Permits, except where non-compliance does not or would not reasonably be expected to have a Company Material Adverse Effect. Since December 29, 2008, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Permit, except any such amendments, terminations, revocations or cancellations that, individually and in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the Transactions by the Company, in and of themselves, will not cause the revocation or cancellation of any Permit that is not a Liquor License, except any such revocations and cancellations that, individually and in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 2.12(b) of the Company Disclosure Schedule sets forth a list as of the date hereof of all liquor licenses (including beer and wine licenses) held or used by the Company and its Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any of its Subsidiaries, along with the name and street, city and state address of each such restaurant, and the expiration date of each such Liquor License.

(c) As of the date hereof, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate:

(i) to the extent required by applicable Law, each restaurant currently operated by the Company or any of its Subsidiaries possesses a Liquor License;

(ii) each Liquor License is in full force and effect and is adequate for the current conduct of the operations at the restaurant for which it is issued;

(iii) neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened modification, suspension, or cancellation of a Liquor License or any proceeding related thereto;

(iv) since December 29, 2008, there have been no Proceedings relating to any of the Liquor Licenses; and

(v) there are no pending disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any impact on any restaurant or the ability to maintain or renew any Liquor License.

Section 2.13 Litigation. Except as set forth on Section 2.13 of the Company Disclosure Schedule, as of the date of this Agreement, there are no Proceedings pending, or threatened in writing and received by the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Company or any of its Subsidiaries) before any Governmental Entity (other than insurance claims litigation or arbitration arising in the Ordinary Course of Business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there is no material Order outstanding against the Company or any of its Subsidiaries.

Section 2.14 Taxes. Except as set forth on Section 2.14 of the Company Disclosure Schedule and as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly and timely filed (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries have duly and timely paid or have duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable. All required estimated tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each of its Subsidiaries.

(c) The federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2007 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no Proceeding pending, or threatened in writing and received by the Company or its Subsidiaries, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(e) Neither the Company nor any of its Subsidiaries nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any of its Subsidiaries or (iii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid.

(f) There are no Liens on any of the assets, rights or properties of the Company or any of its Subsidiaries with respect to Taxes, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(h) Neither the Company nor any of its Subsidiaries has been: (i) a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) a party to a tax sharing, tax indemnity or tax allocation agreement (other than an agreement exclusively between or among the Company and its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

Section 2.15 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 2.15 of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of such written Company Benefit Plan, and, to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), and (v) all material current summary plan descriptions. “Company Benefit Plan” means any employee benefit plan, program, policy or contract (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each other pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock bonus, stock appreciation, stock purchase, stock ownership, restricted stock, restricted stock unit, stock option or other equity-based (whether real or phantom), employment, vacation, holiday, sick leave, welfare benefit, paid time off, leave of absence, tax gross up, disability, death benefit, cafeteria, hospitalization, material fringe benefit, medical, dental, vision, life or other insurance, termination, retention, change in control or severance plan, program, policy or contract) with respect to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise. As used in this Agreement, “ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS (or opinion letter upon which the Company is entitled to rely) that the Company Benefit Plan is so qualified, and, to the Company’s Knowledge, there are no existing circumstances or any events that, individually or in the aggregate, adversely affect or would reasonably be expected to adversely affect the qualified status of any such plan in a manner which does have or would reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All contributions or other amounts which the Company was required to make to Company Benefit Plans on or prior to the Closing Date have been paid, except where any failure to do so would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Company’s Knowledge, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation (“PBGC”) under Title IV of ERISA), except as, individually and in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(d) There are no pending actions or claims with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as, individually and in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

(e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. No Company Benefit Plan is an employee pension benefit plan that is subject to Title IV of ERISA.

(f) Except as set forth in Section 2.15(f) of the Company Disclosure Schedule, no Company Benefit Plan provides for or promises medical, surgical, hospitalization, death, disability, life insurance or similar benefits coverage (whether or not insured) for current or former employees, officers, service providers or directors of the Company for periods extending beyond their retirement, other than coverage mandated by applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations issued thereunder.

(g) Except as provided in this Agreement, as set forth in Section 2.15(g) of the Company Disclosure Schedule or as required by applicable Law, the consummation of the Merger, the Restructuring Plan, the Asset Contribution and the other Transactions to be consummated at or immediately following the Effective Time will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment or (ii) result in any payment becoming due, accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such director, officer or employee. Except as set forth in Section 2.15(g) of the Company Disclosure Schedule, the Company is not a party to any contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company to be non-deductible (in whole or in part) under Section 280G of the Code.

(h) Except to the extent representations or warranties of the Company included in Sections 2.6, 2.7, 2.10 and 2.14 apply to Company Benefit Plans or ERISA matters, this Section 2.15 contains the sole and exclusive representations and warranties of the Company regarding Company Benefits Plans or ERISA matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 2.16 Material Contracts.

(a) For purposes of this Agreement, a “Company Material Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains (A) any exclusivity provision, (B) any right to develop or operate a business under any of the Company’s or any of its Subsidiaries’ brands, (C) any covenant that limits, curtails or restricts (x) in a material way the ability of the Company or any of its Subsidiaries or in any way any of their respective Affiliates to compete in any line of business, in any geographic location or with any Person, (y) the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services or (z) the types of products or services that the Company or any of its Subsidiaries may sell or deliver or (D) any “non-solicitation,” “no hire” or similar provision which restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing such Person’s current or former employees in a manner or to an extent that would interfere with the Ordinary Course of Business, in each case other than any such Contracts (1) to purchase inventory and other products for immediate consumption to be used in the Ordinary Course of Business (unless such Contract is material to the business or the financial condition of the Company and its Subsidiaries, taken as a whole), (2) that may be cancelled without material liability to the Company or its Subsidiaries upon notice of thirty (30) days or less, (3) any such Contract for leased real property entered into in the Ordinary Course of Business that contains customary covenants that prohibit: (i) the Company or any of its Subsidiaries from using any trade names other than a trade name of the Company or its Subsidiaries, (ii) the Company or any of its Subsidiaries from using any leased real property to operate a different restaurant concept than the restaurant concept currently operated on such leased real property by the Company or its Subsidiary, or (iii) the Company or any of its Subsidiaries from operating other restaurant concepts of the Company or its Subsidiaries within a specified geographic area in relation to an existing restaurant of the Company or its Subsidiaries, or (4) that are not material to the Company and its Subsidiaries, taken as a whole;

(iii) entered into after December 29, 2008 (A) relating to the disposition, acquisition (directly or indirectly) by the Company or any of its Subsidiaries of properties, assets or businesses (whether by merger, purchase or sale of stock or assets or otherwise) with a fair market value in excess of $500,000, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise for an amount in excess, in the aggregate, of $500,000, other than the Subsidiaries of the Company;

(iv) relate to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $500,000;

(v) that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance or joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person involving annual payments of at least $500,000;

(vi) that involves or relates to indebtedness (including any guarantee thereto) for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the Ordinary Course of Business or in a principal amount in excess of $2,500,000;

(vii) that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement (other than any lease of real property) that creates or grants a Lien on any material property or asset of the Company or any of its Subsidiaries, in each case involving annual payments of more than $500,000;

(viii) that is a settlement, conciliation or similar agreement (x) with any Governmental Entity that imposes on the Company any material obligations after the date of this Agreement, or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement;

(ix) with any of the Company’s directors or executive officers (including employment agreements), five percent or greater shareholders of the Company or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or immediate family members;

(x) with any labor union, including any Collective Bargaining Agreement;

(xi) that (A) contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire (or agreed to cause any other Person not to acquire) assets or securities of a Person or (B) grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of its Subsidiaries, taken as a whole;

(xii) that is a voting or registration rights agreement;

(xiii) that is a financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities;

(xiv) that is a Contract that expressly restricts or limits the payment of dividends or other distributions on equity securities;

(xv) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, that is a (w) consulting Contract, (x) Contract that contains requirements of minimum purchases by the Company or its Subsidiaries, (y) Contract that provides for the indemnification of any indemnitee outside the Ordinary Course of Business or (z) Contract granting a right of first refusal or first negotiation to any third party;

(xvi) any Contract that relates to the employment of any individual on a full-time or part-time, consulting or other basis providing annual compensation in excess of $250,000;

(xvii) that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries, of more than $500,000 in any 12-month period, except for any such Contract (x) that is a lease of real property, (y) that is an insurance policy of the Company entered into in the Ordinary Course of Business or (z) to purchase inventory and other products for immediate consumption to be used in the Ordinary Course of Business;

(xviii) that contains a License granted to the Company or any of its Subsidiaries of any material Intellectual Property (other than in-licenses of commercially available, off-the-shelf or “click wrap” Software that by their terms call for aggregate payments by the Company and its Subsidiaries of less than $250,000 per year);

(xix) that contains a License granted by the Company or any of its Subsidiaries to a third Person outside the Ordinary Course of Business, pursuant to which such third Person is authorized to use any Company or Subsidiary-owned, proprietary Intellectual Property;

(xx) any Contract, or group of Contracts with a Person (or group of Affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect, and is not disclosed pursuant to clauses (i) through (xix) above; or

(xxi) that contains a commitment or agreement to enter into any of the foregoing.

(b) Section 2.16 of the Company Disclosure Schedule contains a complete and accurate list of all Company Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Company Material Contracts have been (i) publicly filed with the SEC or (ii) made available to Parent, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c) Each Company Material Contract listed on Section 2.16 of the Company Disclosure Schedule is (i) a valid and binding obligation of the Company or its Subsidiary party thereto and enforceable against the Company or its Subsidiary party thereto in accordance with its terms (except that (x) such enforcement may be subject to a Bankruptcy and Equity Exception and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, to the Company’s Knowledge, except as set forth in Section 2.16(c) of the Company Disclosure Schedule, each other party thereto and (ii) in full force and effect, except in the case of clauses (i) and (ii) above, as do not and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has performed its obligations required to be performed by it prior to the date of this Agreement under each Company Material Contract to which it is a party and no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except in each case as do not and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, each other party to each Company Material Contract has performed its obligations required to be performed by it under such Company Material Contract, and no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by any such other party thereto except in each case as do not and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, since January 1, 2012 none of the Company or any of its Subsidiaries has received written notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that do not and would not reasonably be expected to have a Company Material Adverse Effect. No party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to terminate or cancel any Company Material Contract.

Section 2.17 Intellectual Property; Software.

(a) Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, (i) Section 2.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all (A) patents and patent applications, (B) trademark or service mark applications and registrations, (C) domain name registrations, and (D) copyright registrations and applications, in each case, owned or filed by the Company or any of its Subsidiaries, and (ii) either the Company or a Subsidiary of the Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid and continuing license to use, all Intellectual Property and Software used in connection with the business of the Company and its Subsidiaries as currently conducted.

(b) Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s Knowledge as of the date of this Agreement, the conduct of the business as currently conducted by the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Person’s Intellectual Property, (ii) as of the date of this Agreement, there is no such claim pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, (iii) to the Company’s Knowledge as of the date of this Agreement, except as set forth in Section 2.17(b) of the Company Disclosure Schedule, no Person has or is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company, and (iv) no such claims are pending or threatened in writing against any Person by the Company or its Subsidiaries.

(c) The Company and its Subsidiaries have taken reasonably necessary steps to protect and preserve the confidentiality of all material trade secrets and other material confidential information owned by the Company and/or its Subsidiaries.

(d) The Company maintains control of copies of the Software included in the Intellectual Property which the Company or its Subsidiaries license from third Persons or otherwise use and documentation (including user guides) reasonably necessary to use such Software, and the Company maintains control over the use of source code and/or such other documentation (including user guides and specifications) for all material proprietary Software developed or created by the Company and owned by the Company or any of its Subsidiaries (“Company Proprietary Software”) and/or such documentation (including user guides and specifications) reasonably necessary to use, maintain and modify the Company Proprietary Software. The Company Proprietary Software, and, to the Company’s Knowledge, the material Software included in the Intellectual Property which the Company or its Subsidiaries license from third Persons or otherwise use functions substantially in compliance with applicable written, published documentation and specifications, except as do not and would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, software databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing. Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology necessary for the operations of the Company’s and its Subsidiaries’ businesses as currently conducted.

Section 2.18 Real Properties; Personal Properties.

(a) Section 2.18(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all real property owned by the Company or any of its Subsidiaries that is primarily used or held for use in the operation of the Company’s business as currently conducted as of the date of this Agreement.

(b) Section 2.18(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant and that is primarily used or held for use in the operation of the Company’s business as currently conducted as of the date of this Agreement.

(c) As of the date of this Agreement, except as set forth in Section 2.18(c) of the Company Disclosure Schedule and except for those matters that, individually and in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has good marketable and valid title to, or good and valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of the Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record that, individually and in the aggregate, do not and would not reasonably be expected to detract from the value of such property, (ii) the Company and each of its Subsidiaries has complied with the terms of all leases of real property of the Company and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against the Company or any Subsidiary party thereto and, to the Company’s Knowledge, the counterparties thereto and (iii) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(d) Except for those matters that do not and would not reasonably be expected to have a Company Material Adverse Effect, the restaurants owned or leased by the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries in connection with the operation of their businesses are (as to physical plant and structure) structurally sound, in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put.

(e) Except as does not and would not reasonably be expected to materially interfere with the ability of the Company to conduct its business as presently conducted, the machinery, equipment, furniture, fixtures, trade fixtures, improvements and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, and, except as set forth in Section 2.18(e) of the Company Disclosure Schedule, the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

(f) Section 2.18(f) of the Company Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $500,000 relating to personal property used in the business of the Company or any of its Subsidiaries as currently conducted or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound.

(g) Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Company’s Knowledge, no other party is in default thereof.

Section 2.19 Environmental Matters. Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate:

(a) Since January 1, 2005 the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including, but not limited to, obtaining, possessing and complying with all Permits required for its operations under applicable Environmental Laws (“Environmental Permits”);

(b) There is no pending or, to the Company’s Knowledge, threatened claim, investigation, legal or administrative proceeding against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including but not limited to any Governmental Entity, alleging any current or past violation of any applicable Environmental Law or Environmental Permit or otherwise may be liable under any applicable Environmental Law or Environmental Permit, which violation or liability is unresolved. Neither the Company nor any Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to any Environmental Law;

(c) Neither the Company nor any of its Subsidiaries has caused the release, spill or discharge of any Hazardous Substances, and with respect to real property that is currently, or, to the Company’s Knowledge, formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries;

(d) The Company and each of its Subsidiaries have provided Parent with access to all material environmental assessments, audits, reports and similar material documentation related to environmental matters or potentially material liabilities under any Environmental Law or Environmental Permit, including any related correspondence with Governmental Entities, that are in the possession, custody or reasonable control of the Company or any of its Subsidiaries.

(e) Except to the extent representations or warranties of the Company included in Sections 2.6, 2.7 and 2.10 apply to compliance with or liability under any Environmental Law, the representations and warranties contained in this Section 2.19 constitute the sole and exclusive representations and warranties of the Company regarding compliance with or liability under Environmental Laws.

Section 2.20 Rights Plan; Takeover Statutes.

(a) The Company’s Board of Directors has resolved and taken all other necessary action to (i) render the Rights Plan inapplicable to the Transaction Agreements and the Transactions and (ii) ensure that the execution or delivery of the Transaction Agreements and the consummation of the Transactions will not (A) cause any of the Purchaser Entities to be an Acquiring Person (as defined in the Rights Plan) pursuant to the Rights Plan, (B) cause a Distribution Date (as defined in the Rights Plan) to occur or (C) result in the distribution of Right Certificates (as defined in the Rights Plan) separate from the certificates representing the shares of Company Common Stock. Such resolutions and other actions remain in effect and have not been rescinded, modified or withdrawn.

(b) Assuming the correctness of the representation of the Purchaser Entities set forth in Section 3.20, no “business combination,” “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar state or federal anti-takeover statute or regulation (including the TBCA) (each a “Takeover Statute”) is applicable to the Company with respect to the Merger or the shares of Company Common Stock.

Section 2.21 Brokers and Finders’ Fees. Except for Cary Street Partners LLC (“Cary Street”), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee, commission or reimbursement of expenses from the Company or any of its Subsidiaries in connection with the Transactions. The Company has made available to Purchaser a true, complete and correct copy of the Company’s engagement letter with Cary Street (and any amendments, modifications and supplements thereto), which letter describes all fees payable to Cary Street in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification or other agreements related to the engagement of Cary Street.

Section 2.22 Opinion of Financial Advisor. The Company’s Board of Directors has received an opinion from Cary Street to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company Shareholders (other than Parent, Purchaser, Merger Sub and any of their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such Company Shareholders. The Company has delivered an accurate and complete copy of such opinion to Parent solely for informational purposes.

Section 2.23 Suppliers. Section 2.23 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers of the Company for the twelve (12) month period ending on January 1, 2012 (the “Material Suppliers”). To the Company’s Knowledge, since January 2, 2012, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Material Supplier, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Material Supplier to the effect that any such supplier (a) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the Ordinary Course of Business, or (b) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries, except in each case of (a) and (b), as would not reasonably be expected to interfere materially with the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

Section 2.24 Insurance. Section 2.24 of the Company Disclosure Schedule sets forth a true, complete and correct list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). Taken as a whole and in all material respects, the Policies (a) provide coverage for the operations conducted by the Company and its Subsidiaries as of the date of this Agreement of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (b) as of the date of this Agreement are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 2.25 Quality and Safety of Food and Beverage Products. Since December 29, 2008, (a) there have been no recalls of any food or beverage product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries and (b) none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except in each case of (a) and (b), as would not, reasonably be expected to have a Company Material Adverse Effect.

Section 2.26 No Other Representations and Warranties; Disclaimers.

(a) Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes or has made any representation or warranty to any Purchaser Entity or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to any Purchaser Entity or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of the Transaction Agreements or the consummation of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of the Purchaser Entities or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Purchaser Entities in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Purchaser Entities and any of their respective Subsidiaries furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASER ENTITIES

Except as set forth in the disclosure letter delivered by Purchaser to the Company immediately prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Purchaser Disclosure Schedule to which the relevance of such disclosure is reasonably apparent on its face and that the mere inclusion of an item in such Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Purchaser Material Adverse Effect), Parent, Purchaser, Merger Sub and, solely for purposes of the Operating Company Representations, Operating Company represent and warrant to the Company as follows:

Section 3.1 Corporate Organization. Each of the Purchaser Entities is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by management to be conducted. Each of the Purchaser Entities is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing do not and would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser has delivered or made available to the Company true, complete and correct copies of the certificate of incorporation and bylaws of Purchaser, Parent and Merger Sub and the organizational documents of the Operating Company, in each case as amended as of the date of this Agreement. Such initial certificate of incorporation of Purchaser shall have been amended and restated in substantially the form and substance of the Amended and Restated Certificate of Incorporation of Purchaser attached as Exhibit C (the “Purchaser Charter”), and such initial bylaws of Purchaser shall have been amended and restated in substantially the form and substance of the Amended and Restated Bylaws of Purchaser attached as Exhibit D (the “Purchaser Bylaws”) at and as of the Closing. The Operating Company LLC Agreement shall have been adopted substantially in the form and substance set forth on Exhibit E at and as of the Closing.

Section 3.2 Capitalization.

(a) As of the Closing Date, the authorized capital stock of Purchaser will consist of (a) 104,846,432 shares of Purchaser Common Stock, of which (i) 103,000,000 shares shall be designated Purchaser Class A Common Stock, (ii) 1,836,432 shares shall be designated Class B common stock, $0.00001 par value per share, of Purchaser (“Purchaser Class B Common Stock”) and (iii) 10,000 shares shall be designated Class C common stock, $0.00001 par value per share, of Purchaser (“Purchaser Class C Common Stock”), and (b) 10,000,000 shares of undesignated preferred stock, $0.00001 par value per share, of Purchaser (“Purchaser Preferred Stock”). Each share of Purchaser Class A Common Stock, Purchaser Class B Common Stock, Purchaser Class C Common Stock and Purchaser Preferred Stock will have the rights, preferences, privileges and restrictions set forth in the Purchaser Charter and the Exchange Agreement.

(b) Section 3.2(b)(i) of the Purchaser Disclosure Schedule sets forth as of the date of this Agreement, the total number of issued and outstanding shares of capital stock of Purchaser, the name of each record holder and the number of shares and class held by each such record holder of Purchaser. Section 3.2(b)(ii) of the Purchaser Disclosure Schedule sets forth as of the date of this Agreement, the total authorized, issued and outstanding Old LLC Ownership Interests and the name of each record holder of such Old LLC Ownership Interests. Purchaser directly owns all of the issued and outstanding shares of capital stock of Merger Sub, free and clear of any and all Liens.

(c) Immediately following the Effective Time and the Asset Contribution, (i) 4,162,803 shares of Purchaser Class A Common Stock will be outstanding, (ii) 1,836,432 shares of Purchaser Class B Common Stock will be outstanding, (iii) 10,000 shares of Purchaser Class C Common Stock will be outstanding and (iv) no shares of Purchaser Preferred Stock will be outstanding. All shares of capital stock of Purchaser outstanding as of the Closing Date will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

(d) Immediately following the Effective Time and the Asset Contribution, 49,993,626 New LLC Units will be outstanding. All membership interests outstanding as of such time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. Each New LLC Unit will have the rights, preferences, privileges and restrictions set forth in the Operating Company LLC Agreement.

(e) Immediately following the Effective Time and the Asset Contribution (i) except as set forth on Section 3.2(e)(i) of the Purchaser Disclosure Schedule, there will be no outstanding subscriptions, securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Purchaser or the Operating Company will be a party, or by which Purchaser or the Operating Company will be bound, obligating Purchaser or the Operating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, equity interests or other voting securities of Purchaser or the Operating Company or obligating Purchaser or the Operating Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Purchaser or the Operating Company to make any payment based on or resulting from the value or price of Purchaser Common Stock or New LLC Units or of any such subscription, security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking and (ii) except set forth on Section 3.2(e)(ii) of the Purchaser Disclosure Schedule, there will be no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock.

Section 3.3 Corporate Power and Authorization.

(a) Each of the Purchaser Entities has all necessary corporate or limited liability power and authority to execute and deliver each of the Transaction Agreements and to consummate the Transactions. The execution, delivery and performance by each of the Purchaser Entities of the Transaction Agreements, and the consummation of the Transactions by each of the Purchaser Entities, have been duly and validly authorized and no other corporate or limited liability company proceedings on the part of any Purchaser Entity are necessary to authorize the Transaction Agreements or to consummate the Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with the TBCA. Each of the Transaction Agreements has been duly executed and delivered by those Purchaser Entities party thereto and, assuming due power and authority of, and due execution and delivery by, the other parties thereto, constitutes a valid and binding obligation of such Purchaser Entity, enforceable against such Purchaser Entity in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective Board of Directors (or Board of Managers) of each of Purchaser, Merger Sub and the Operating Company, at a meeting duly called and held, has adopted resolutions declaring it advisable for such Purchaser Entity to enter into the Transaction Agreements and approving the Transaction Agreements, the execution, delivery and performance of the Transaction Agreements and the consummation by such Purchaser Entity of the Transactions. Purchaser, in its capacity as the sole shareholder of Merger Sub, has adopted resolutions approving the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other Transactions. Subject to changes made in connection with Parent’s, Purchaser’s and Merger Sub’s exercise of their rights to terminate this Agreement in accordance with its terms, such resolutions have not been subsequently rescinded, modified or withdrawn.

Section 3.4 No Conflicts. The execution and delivery of the Transaction Agreements by the Purchaser Entities do not, the consummation of the Transactions by the Purchaser Entities will not, and the compliance by the Purchaser Entities with any of the terms or provisions of the Transaction Agreements will not, (i) conflict with or violate any provision of the Purchaser Charter or Purchaser Bylaws, the charter or bylaws of Parent, Merger Sub or the Operating Company LLC Agreement or, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.5 are duly obtained, (x) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Purchaser Entities under, any Contract to which any of the Purchaser Entities or any of their respective Subsidiaries is a party, or by which any of the Purchaser Entities or any of their respective properties or assets is bound or affected or (y) conflict with or violate any Laws applicable to any of the Purchaser Entities or any of their respective properties or assets, other than, in the case of clause (ii)(x), any such violation, conflict, loss, default, right or Lien that does not and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.5 Governmental Approvals. Other than in connection with or in compliance with (i) the TBCA, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of NASDAQ or (v) such other Consents of, or Filings with, any Governmental Entity, the failure of which to obtain or make has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary in connection with the execution and delivery of the Transaction Agreements by the Purchaser Entities and the consummation of the Transactions. After giving effect to the Transactions, neither Purchaser nor the Surviving Company will be an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 3.6 Financial Statements.

(a) The Operating Company Financial Statements fairly present, in all material respects, the financial position as of the dates set forth therein and the results of operations and cash flows for the periods set forth therein of the Operating Company, in conformity with GAAP.

(b) The O’Charley’s Financial Statements fairly present, in all material respects, the financial position as of the dates set forth therein and the results of operations and cash flows for the periods set forth therein of O’Charley’s, in conformity with GAAP.

(c) The consolidated financial statements (including all related notes thereto) of the Operating Company, including O’Charley’s, included in the Form S-4 will fairly present, in all material respects, the consolidated financial position of the Operating Company and its consolidated Subsidiaries, including O’Charley’s as at the respective dates thereof, the consolidated balance sheets, the consolidated results of operations, the changes in stockholder’s equity and consolidated cash flows for the respective periods thereof and will comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) will be prepared in all material respects in accordance with GAAP consistently applied.

Section 3.7 No Undisclosed Liabilities.

(a) As of the date of this Agreement, there are no liabilities or obligations of the Operating Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, known or otherwise, in each case, whether or not required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Operating Company and its Subsidiaries prepared in accordance with GAAP, other than: (a) liabilities or obligations as and to the extent reflected or reserved against in the balance sheet included in the Operating Company Financial Statements as of the Operating Company Balance Sheet Date, (b) liabilities or obligations as and to the extent reflected or reserved against in the balance sheet included in the O’Charley’s Financial Statements as of the O’Charley’s Balance Sheet Date, (c) liabilities or obligations that were incurred by the Operating Company since the Operating Company Balance Sheet Date in the ordinary course of business, (d) liabilities or obligations that were incurred by O’Charley’s since the O’Charley’s Balance Sheet Date in the ordinary course of business, (e) liabilities or obligations that, individually and in the aggregate, are not and would not reasonably be expected to be material and adverse to the Operating Company and its Subsidiaries, taken as a whole, or (f) liabilities or obligations disclosed in the Purchaser Disclosure Schedule.

(b) Each of Purchaser and Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Purchaser and Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Transaction Agreements.

Section 3.8 Information Supplied. The information supplied (or to be supplied) in writing by the Purchaser Entities for inclusion or incorporation by reference in (i) the Form S-4 will not, at the time the Form S-4, and any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will not, on the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by any Purchaser Entity with respect to information in the Form S-4 or the Proxy Statement supplied in writing by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.9 Labor Matters. Neither the Operating Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement, labor union contract, trade union agreement, or any other labor-related agreements with any labor union, labor organization or works council, and no employees of the Operating Company or any of its Subsidiaries are or have been represented by any labor union, labor organization or works council in connection with their employment with the Operating Company or any Subsidiary, as applicable. The Operating Company and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where noncompliance does not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.10 Absence of Certain Changes or Events. Since the Operating Company Balance Sheet Date and except (a) as disclosed in the Purchaser Disclosure Schedule and (b) for liabilities or obligations incurred in connection with the Transaction Agreements and the Transactions, (i) there has not been any event, change, development, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect and (ii) neither the Operating Company nor any of its Subsidiaries has taken any action described in Section 4.2 hereof that, if taken after the date hereof and prior to the Effective Time without the prior written consent of the Company, would violate such provision.

Section 3.11 Compliance with Laws. Since December 29, 2008, other than violations or allegations that, individually and in the aggregate, do not and would not reasonably be expected to have an Purchaser Material Adverse Effect, the Operating Company and its Subsidiaries (a) have complied in all material respects with all Laws applicable to them and (b) have not received any written communication from a Governmental Entity that alleges that the Operating Company or any of its Subsidiaries is not in compliance with any Law (except for violations that have been resolved).

Section 3.12 Litigation. As of the date of this Agreement, there are no Proceedings pending, or threatened in writing and received by any Purchaser Entity or any of its Subsidiaries, against any Purchaser Entity or any of its Subsidiaries before any Governmental Entity (other than insurance claims litigation or arbitration arising in the Ordinary Course of Business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to have a Purchaser Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against any of the Purchaser Entities or any of their respective Subsidiaries which would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.13 Taxes. Except as has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect:

(a) Since the date of its formation, the Operating Company has been classified as either a disregarded entity or a partnership within the meaning of Treasury Regulations Section 301.7701-3 for Federal income tax purposes.

(b) All Tax Returns required by applicable Law to be filed by the Operating Company and its Subsidiaries have been duly and timely filed (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all material respects.

(c) All Taxes payable, or required to be withheld and remitted, by the Operating Company and its Subsidiaries have been duly and timely paid, or withheld and remitted to the appropriate Taxing Authority.

(d) Neither the Operating Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

Section 3.14 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.14 of the Purchaser Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) sponsored or maintained by the Operating Company or its Subsidiaries (“Operating Company Benefit Plan”).

(b) Each Operating Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and, to the Parent’s Knowledge, there are no existing circumstances that, individually or in the aggregate, adversely affect or would reasonably be expected to adversely affect the qualified status of any such plan in a manner which would reasonably be expect to have a Purchaser Material Adverse Effect. Each Operating Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Operating Company or any ERISA Affiliate that has not been satisfied in full, and, to the Operating Company’s Knowledge, no condition exists that presents a risk to the Parent or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the PBGC under Title IV of ERISA), except as, individually and in the aggregate, does not and would not reasonably be expected to have a Purchaser Material Adverse Effect. No Operating Company Benefit Plan is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA.

(d) No Operating Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.

(e) There are no pending or, to the Knowledge of the Parent, threatened actions or claims with respect to any of the Operating Company Benefit Plans by any employee or otherwise involving any such Operating Company Benefit Plan (other than routine claims for benefits), except as, individually and in the aggregate, do not have and would not reasonably be expected to have an Purchaser Material Adverse Effect.

Section 3.15 Material Contracts.

(a) For purposes of this Agreement, an “Operating Company Material Contract” shall mean any Contract to which the Operating Company or any of its Subsidiaries is a party (other than any Transaction Agreements):

(i) that will be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or that will otherwise be required to be filed or furnished to the SEC with the Form S-4 or other Exchange Act periodic filing to be incorporated therein;

(ii) that contains any covenant that limits, curtails or restricts (x) the ability of the Operating Company or any of its Affiliates to compete in any line of business, in any geographic location or with any Person, (y) the Persons to whom the Operating Company or its Subsidiaries may sell products or deliver services or (z) the types of products or services that the Operating Company and its Subsidiaries may sell or deliver, in each case other than any such Contracts that (1) may be cancelled without material liability to the Operating Company or its Subsidiaries upon notice of thirty (30) days or less or (2) are not material to the Operating Company and its Subsidiaries, taken as a whole;

(iii) entered into after January 1, 2011 (A) relating to the disposition, acquisition or lease (directly or indirectly) by the Operating Company or any of its Subsidiaries of properties, assets or businesses (whether by merger, purchase or sale of stock or assets or otherwise) with a fair market value in excess of $500,000, or (B) pursuant to which the Operating Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise for an amount in excess, in the aggregate, of $500,000, other than the Subsidiaries of the Operating Company;

(iv) that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance or joint venture entity pursuant to which the Operating Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person involving annual payments of at least $500,000;

(v) that is a settlement, conciliation or similar agreement (x) with any Governmental Entity that imposes on the Operating Company any material obligations after the date of this Agreement, or (y) which would require the Operating Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement;

(vi) with any of the Operating Company’s directors or executive officers (including employment agreements), five percent or greater members of the Operating Company or any of their respective Affiliates (other than the Operating Company or any of its Subsidiaries) or immediate family members;

(vii) that contains (A) a standstill or similar agreement pursuant to which the Operating Company or any of its Subsidiaries has agreed not to acquire assets or securities of a Person or (B) grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Operating Company or any of its Subsidiaries, taken as a whole;

(viii) that is a voting or registration rights agreement;

(ix) that is a Contract that expressly restricts or limits the payment of dividends or other distributions on equity securities;

(x) that by its terms calls for aggregate payments by or to the Operating Company or any of its Subsidiaries, of more than $1,500,000 in any 12-month period, except for any Contract (x) that is a lease of real property or (y) to purchase inventory and other products for immediate consumption to be used in the Ordinary Course;

(xi) that involves or relates to indebtedness (including any guarantee thereto) for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the Ordinary Course of Business or in a principal amount in excess of $2,500,000;

(xii) any Contract, or group of Contracts with a Person (or group of Affiliated Persons), the termination or breach of which would have a Purchaser Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xi) above; or

(xiii) that contains a commitment or agreement to enter into any of the foregoing.

(b) Section 3.15 of the Purchaser Disclosure Schedule contains a complete and accurate list of all Operating Company Material Contracts to or by which the Operating Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Operating Company Material Contracts have been (i) publicly filed with the SEC or (ii) made available to Company, together with any and all amendments and supplements thereto and “side letters” and similar documentation relating thereto.

(c) Each Operating Company Material Contract is (i) a valid and binding obligation of the Operating Company or its Subsidiary party thereto and enforceable against the Operating Company or its Subsidiary party thereto in accordance with its terms (except that (x) such enforcement may be subject to a Bankruptcy and Equity Exception and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and (ii) in full force and effect, except in the case of clauses (i) and (ii) above, as do not and would not reasonably be expected to have a Purchaser Material Adverse Effect. To the Parent’s Knowledge, the Operating Company and each of its Subsidiaries has performed its obligations required to be performed by it prior to the date of this Agreement under each Operating Company Material Contract to which it is a party and no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by the Operating Company or its Subsidiary party thereto, except in each case as do not and would not reasonably be expected to have a Purchaser Material Adverse Effect. To the Parent’s Knowledge, since December 31, 2011, none of the Operating Company or any of its Subsidiaries has received notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Operating Company Material Contract to which it is a party, except for violations or defaults that do not and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.16 Real Properties; Personal Properties.

(a) As of the date of this Agreement, except as set forth in Section 3.16 of the Purchaser Disclosure Schedule and except for those matters that do not and would not reasonably be expected to have a Purchaser Material Adverse Effect: (i) the Operating Company and each of its Subsidiaries has good marketable and valid title to, or good and valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of the Operating Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record that, individually or in the aggregate, do not and would not reasonably be expected to detract from the value of such property, (ii) the Operating Company and each of its Subsidiaries has complied with the terms of all leases of real property of the Operating Company and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against the Operating Company or any Subsidiary party thereto and (iii) neither the Operating Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(b) Except as does not and would not reasonably be expected to have a Purchaser Material Adverse Effect, the restaurants owned or leased by the Operating Company or any of its Subsidiaries or otherwise used by the Operating Company or any of its Subsidiaries in connection with the operation of its business are (as to physical plant and structure) structurally sound, in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put.

(c) Except as does not and would not reasonably be expected to have a Purchaser Material Adverse Effect, the machinery, equipment, furniture, fixtures, trade fixtures, improvements and other tangible personal property and assets owned, leased or used by the Operating Company or any of its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate, sufficient and adequate to carry on its business in all material respects as presently conducted.

Section 3.17 Environmental Matters. Except as do not and would not reasonably be expected to have a Purchaser Material Adverse Effect:

(a) The Operating Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including, but not limited to, obtaining, possessing and complying with all Environmental Permits required for their operations under applicable Environmental Laws;

(b) There is no pending or, to Parent’s Knowledge, threatened claim, investigation, legal or administrative proceeding against the Operating Company or any of its Subsidiaries under or pursuant to any Environmental Law; and

(c) To Parent’s Knowledge, neither the Operating Company nor any of its Subsidiaries has caused the release, spill or discharge of any Hazardous Substances and, with respect to real property that is currently owned, leased or operated by the Operating Company or any of its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Operating Company or any of its Subsidiaries.

Section 3.18 No Parent Vote Required. No vote or other action of the shareholders of Parent is required by Law, the charter or bylaws of Parent or otherwise in order for Parent, Purchaser and Merger Sub to consummate the Transactions.

Section 3.19 Available Funds. The obligations of the Purchaser Entities under this Agreement are not subject to any conditions regarding any Purchaser Entity’s or any other Person’s ability to obtain financing for the Transactions. The Purchaser Entities have as of the date hereof and will have as of the Closing and the Effective Time, sufficient cash (or the ability to draw funds down under any then-existing credit facilities) to pay any and all amounts to be paid by the Purchaser Entities in connection with this Agreement and the Transactions, including the Purchaser Entities’ costs and expenses and the aggregate Merger Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash for such purpose.

Section 3.20 No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, or is the record holder of, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire, hold, vote or dispose of any shares of Company Common Stock except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries, alone or together with any other Person is, nor at any time during the last five (5) years has it been, an “interested shareholder” of the Company under the TBCA.

Section 3.21 No Other Representations and Warranties; Disclaimers.

(a) Except for the representations and warranties made by the Purchaser Entities in this Article III, none of the Purchaser Entities or any other Person makes any express or implied representation or warranty with respect to the Purchaser Entities or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each Purchaser Entity hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Purchaser Entities in this Article III, none of the Purchaser Entities or any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Purchaser Entities, any of their respective Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of the Purchaser Entities, the negotiation of the Transaction Agreements or in the course of the consummation of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, each of the Purchaser Entities acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article II hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Purchaser, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of the Purchaser Entities acknowledges and agrees that no representations or warranties other than in Article II are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Purchaser Entity or any of its Affiliates or Representatives.

ARTICLE IV

CONDUCT OF BUSINESS

Section 4.1 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Section 7.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 4.1 of the Company Disclosure Schedule or (z) as otherwise contemplated, required or expressly permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business in all material respects and, to the extent consistent therewith, use its commercially reasonable efforts to (i) preserve intact in all material respects its business organization, (ii) preserve its assets, rights and properties in good repair and condition, (iii) retain the services of its current officers, employees and consultants and (iv) preserve the goodwill and relationship of the Company and each of its Subsidiaries with customers, key employees, suppliers, licensors, licensees, lessors and other Persons with which it has material business dealings; provided, however, that no action or failure to take action by the Company or any of its Subsidiaries with respect to any matter specifically requiring Parent’s consent under any provision of Section 4.1(b) shall constitute a breach under this Section 4.1(a), unless such action or failure to take action would constitute a breach of such provision of Section 4.1(b).

(b) Without limiting the generality of the foregoing (except as provided therein), from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 4.1 of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed as to matters reflected in clauses (ix), (x), (xvii), (xx), and (xxviii) of this Section 4.1(b)) in writing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) amend or propose or agree to amend, in any material respect, the Company Charter or Company Bylaws;

(ii)(A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock and/or property) in respect of any of its capital stock or set any record date therefor, except for dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for repurchases of shares of Company Common Stock in connection with the exercise of Company Options (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of this Agreement or (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(iii) except as set forth on Section 4.1(b)(iii) of the Company Disclosure Schedule, issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of its Subsidiaries, except for (A) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement (true and complete copies of which have been provided to Parent prior to the date hereof), (B) issuance of shares of Company Common Stock in connection with the exercise of Company Options outstanding as of the date of this Agreement, or (C) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly-owned Subsidiary of the Company;

(iv) enter into any agreement with respect to the voting of its capital stock;

(v) merge or consolidate with any other Person or acquire any equity interests in or material assets of any Person, business or division thereof, or make any investment in excess of $500,000 in, any other Person, business or any division thereof (whether through the acquisition of stock, assets or otherwise);

(vi) except as set forth on Section 4.1(b)(vi) of the Company Disclosure Schedule, sell, transfer, assign, abandon, lease, sublease, license, guarantee, subject to a Lien, except for a Permitted Lien, or otherwise dispose of or encumber, or authorize the sale, transfer, assignment, abandonment, lease, sublease, license, guarantee, lien, or other disposition or encumbrance of any material properties, rights, assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary) except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement (true and complete copies of which have been provided to Parent prior to the date hereof) and renewals thereof made in the Ordinary Course of Business, (B) any such transaction involving assets of the Company or any of its Subsidiaries not in excess of $1,000,000 or (C) sales, leases or licenses of inventory, equipment and other assets in the Ordinary Course of Business;

(vii) except as set forth on Section 4.1(b)(vii) of the Company Disclosure Schedule, (A) make any loans, advances or capital contributions to any other Person; (B) create, incur, redeem, repurchase, defease, prepay, or otherwise acquire or modify the terms of, any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligation of any Person for borrowed money, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (2) any draw-down of funds under the Loan Agreement in the Ordinary Course of Business, (3) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on less favorable terms than such existing indebtedness (provided no such indebtedness provides for a prepayment penalty) or (4) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement; (C) make or commit to make any capital expenditure or miscellaneous expenditure related to maintenance and additions during any twelve (12) month period following the date of this Agreement, in excess of (a) $250,000 individually other than such expenditures which are set forth in the Company’s capital budget for fiscal 2012, a true and complete copy of which was made available to Parent prior to the date of this Agreement or in the Company’s capital budget for fiscal 2013 when approved by the Company’s Board of Directors and made available to Parent or (b) $5,500,000 in the aggregate generally of the type set forth in the Company’s capital budget for fiscal 2012 (provided, however, that the Company may make any unscheduled capital expenditure for immediate repair of failed systems or machinery necessary to maintain or keep a restaurant open or as a result of natural disasters that have adversely affected a restaurant or are reasonably anticipated to adversely affect a restaurant unless such actions are taken); or (D) cancel any material debts of any Person to the Company or any Subsidiary of the Company or waive any claims or rights of material value;

(viii) except as required pursuant to any Company Benefit Plan as in effect on the date of this Agreement, as required by applicable Law or as set forth on Section 4.1(b)(viii) of the Company Disclosure Schedule, (A) increase the compensation or other benefits payable or provided to the Company’s directors or officers, (B) except for the employee salary and bonus review process and related adjustments substantially as conducted each year and promotions in the Ordinary Course of Business, materially increase the compensation or benefits payable or provided to the Company employees other than the Company’s officers, (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except for (1) an agreement with a non-officer employee who has been hired to replace a similarly situated non-officer employee who was party to such an agreement, (2) renewals or replacements of existing agreements with current non-officer employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement or (3) for severance agreements entered into with non-officer employees in the Ordinary Course of Business in connection with terminations of employment, (D) establish, adopt, enter into or amend any collective bargaining agreement, Company Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their dependents or beneficiaries, except as required to comply with Section 409A of the Code or other applicable Law; provided, that the Company shall provide a copy of any such amendment to Parent at least five Business Days prior to adoption thereof for Parent to review and approve (such approval not to be unreasonably withheld or delayed), (E) hire or offer employment to any individual who would be an officer of the Company, or terminate the employment of any of the Company’s officers, or (F) except in the Ordinary Course of Business, hire or offer employment to any individual (other than any individual who would be an officer of the Company), or terminate the employment of any of the Company’s employees (other than the Company’s officers);

(ix) other than the settlement, release, waiver or compromise of any pending or threatened claims, liabilities or obligations (x) set forth on Section 4.1(b)(ix) of the Company Disclosure Schedule or (y) in connection with any shareholder litigation against the Company and/or its officers, directors, employees and Representatives relating to the Agreement or the Transactions (which matters, for the avoidance of doubt, are addressed exclusively in Section 5.15), settle, release, waive or compromise any pending or threatened material claim for an amount in excess of the amount of the specifically corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document plus any applicable third party insurance proceeds, or that entails (A) the incurrence of any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (B) obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries, except as already required by any Contract in effect prior to the execution and delivery of this Agreement (a true and complete copy of which was provided to Parent prior to the date hereof) in the Ordinary Course of Business;

(x) except as set forth on Section 4.1(b)(x) of the Company Disclosure Schedule (i) enter into a Contract that involves payments to or from the Company or any of its Subsidiaries in excess of $500,000 or that would otherwise constitute a Company Material Contract hereunder had it been effective as of the date of this Agreement, (ii) modify, amend or terminate any such Contract or any Company Material Contract or real property lease, in each case in a manner that would be material and adverse to the Company and its Subsidiaries, taken as a whole, (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract or real property lease outside the Ordinary Course of Business, (iv) enter into any Contract or real property lease which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Transactions (including in combination with any other event or circumstance), or (v) enter into, terminate or amend any Company Material Contract for the purchase of inventory other than a Contract that provides for the purchase of inventory for immediate use or consumption in the Ordinary Course of Business;

(xi) enter into or amend in any material manner any Contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (viii) above;

(xii) sell, assign, convey, abandon, encumber, transfer, license or otherwise dispose of, or otherwise extend, amend or modify, any rights to any Intellectual Property material or necessary to carry on the Company’s and its Subsidiaries’ business (other than licenses to the Company’s Subsidiaries);

(xiii) alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP or applicable Law;

(xiv) make or change any material Tax election, change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or amend any income or other material Tax Return;

(xv) settle or compromise any material income Tax claim or assessment, or enter into any closing agreement with any Taxing Authority other than as disclosed on Section 4.1(b)(xv) of the Company Disclosure Schedule;

(xvi) propose, adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvii) intentionally defer the payment of any accounts payable beyond the date such payable is due without penalty, except where any such amount payable is being disputed in good faith;

(xviii) permit any employee or other Person to remove any material Assets of the Company or its Subsidiaries from the corporate office, warehouses, restaurants of the Company or any of its Subsidiaries’ facilities other than in connection with the performance of employment responsibilities in the Ordinary Course of Business;

(xix)(a) issue any coupons or complimentary rights for dining other than in the Ordinary Course of Business or (b) sell any coupons or gift certificates at less than eighty five percent (85%) of fair value;

(xx) materially increase or decrease the average restaurant, corporate or warehouse facility inventory of the Company or any of its Subsidiaries other than in the Ordinary Course of Business or otherwise due to seasonality;

(xxi) waive any rights under or amend the Rights Plan, except as expressly contemplated by this Agreement;

(xxii) adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement, including the Rights Plan;

(xxiii) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xxiv) change its fiscal year;

(xxv) enter into any new line of business outside of its existing business;

(xxvi) implement or announce any material reductions in labor force, mass lay-offs or plant closings, early retirement programs, or new severance programs or policies concerning employees of the Company or any of its Subsidiaries (excluding routine employee terminations or severance as determined in the sole discretion of the Company);

(xxvii) enter into any “non-compete,” exclusivity, non-solicitation or similar agreement that would restrict the businesses or operations of the Company, the Surviving Corporation or any of their Subsidiaries or that would in any way restrict the businesses or operations of Parent or its other Affiliates, or take any action that may impose new or additional regulatory requirements on Parent or any of its Affiliates;

(xxviii) enter into, renew or modify any indemnification agreement with any indemnified Person, except for any agreement to provide indemnification in connection with any Contract to purchase inventory and other products for immediate consumption in the Ordinary Course of Business (that is not material to the Company and its Subsidiaries, taken as a whole);

(xxix)(A) amend or modify the letter of engagement of Cary Street in a manner that increases the Company’s obligations thereunder or the fee or commission payable by the Company or (B) engage any other financial advisor in connection with the Transactions or other Acquisition Proposals; or

(xxx) authorize or commit or agree to take any of the foregoing actions.

Section 4.2 Conduct of Business by the Operating Company.

(a) From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Section 7.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 4.2 of the Purchaser Disclosure Schedule or (z) as otherwise contemplated, required or expressly permitted by this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Operating Company shall and shall cause each of its Subsidiaries (including O’Charley’s) to, and Parent shall cause the Operating Company and each Subsidiary of the Operating Company (including O’Charley’s) to, conduct its business in a prudent manner and to use its commercially reasonable efforts to (i) preserve intact in all material respects its business organization, (ii) preserve its assets, rights and properties in good repair and condition, (iii) retain the services of its current officers, employees and consultants and (iv) preserve the goodwill and relationship of the Operating Company and each of its Subsidiaries with customers, key employees, suppliers, licensors, licensees, lessors and other Persons with which it has material business dealings, provided, however, that no action or failure to take action by the Operating Company or any of its Subsidiaries with respect to any matter specifically requiring the Company’s consent under any provision of Section 4.2(b) shall constitute a breach under this Section 4.2(a), unless such action or failure to take action would constitute a breach of such provision of Section 4.2(b).

(b) Without limiting the generality of the foregoing (except as provided therein), from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 4.2 of the Purchaser Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Operating Company shall not, and Parent shall cause the Operating Company not to, and neither Parent nor the Operating Company shall permit any of Subsidiary of the Operating Company to, directly or indirectly:

(i)(A) declare, set aside, make or pay any dividend or other distribution (whether in cash, equity and/or property) in respect of any of its outstanding Old LLC Ownership Interests, New LLC Units or membership interests, except for (i) dividends or distributions by any wholly-owned Subsidiary of the Operating Company to the Operating Company or to any other wholly-owned Subsidiary of the Operating Company and (ii) tax distributions in accordance with its organizational documents in effect as of the date of this Agreement and in a manner consistent with past practices, or (B) repurchase, redeem or otherwise acquire any outstanding Old LLC Ownership Interests, New LLC Units or membership interests of the Operating Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such interests, except (1) for repurchases of Old LLC Ownership Interests, New LLC Units or membership interest in connection with the exercise of rights to acquire Old LLC Ownership Interests, New LLC Units or membership interests (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding pursuant to existing equity incentive plans of the Operating Company as of the date of this Agreement or (2) with respect to the capital securities of any Subsidiary, in connection with transactions among the Company and one or more of its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(ii) issue, sell, grant, or authorize or propose the issuance, sale or grant of, any Old LLC Ownership Interests, New LLC Units or other securities of the Operating Company (including any options, warrants or any similar security exercisable for, or convertible into, such units or securities of the Operating Company) or effect or permit any material changes to the Old LLC Ownership Interests and New LLC Units capital structure of the Operating Company set forth on Section 3.2(b)(ii) of the Purchaser Disclosure Schedules, except for (1) issuances of Old LLC Ownership Interests and New LLC Units pursuant to equity incentive plans of the Operating Company existing as of the date of this Agreement or (2) issuance of Old LLC Ownership Interests and New LLC Units or at fair market value as determined by the Board of the Operating Company;

(iii) sell, transfer, assign, abandon, lease, sublease, license, guarantee, subject to a Lien, except for a Permitted Lien, or otherwise dispose of or encumber, or authorize the sale, transfer, assignment, abandonment, lease, sublease, license, guarantee, lien, or other disposition or encumbrance of any material properties, rights, assets, product lines or businesses of the Operating Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary) except pursuant to any such transaction for which the consideration received by the Operating Company or its Subsidiary in exchange for such properties, rights or assets is equal to the fair market value of such properties, rights, or assets as determined by the Board of the Operating Company or that constitutes a “Permitted Disposition” as defined in the Credit Agreement, dated as of May 31, 2012, among the Operating Company, ABRH, LLC, Wells Fargo Capital Finance, LLC, as Administrative Agent, Wells Fargo Securities, LLC and Jefferies & Company, Inc., as Joint Lead Arrangers and Joint Book Runners, Jefferies & Company, Inc., as Syndication Agent, RBS Citizens, N.A., as Documentation Agent, and the lenders that are parties thereto;

(iv) enter into any Contract with or make any payment to any member or other holder of membership interest of the Operating Company, or any of their respective Affiliates (other than the Operating Company or any of its Subsidiaries) or immediate family members, other than Contracts for employment or similar services rendered in the Ordinary Course of Business, other than intercompany services agreements entered into in the Ordinary Course of Business by and among the Operating Company and/or its Subsidiaries exclusively;

(v) propose, adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Operating Company or any of its operating or material Subsidiaries; or

(vi) authorize or commit or agree to take any of the foregoing actions.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Proxy Statement and Form S-4; Company Shareholders Meeting; Company Board Recommendation.

(a) As soon as practicable following the date of this Agreement (and in any event within 45 days thereof), (i) the Company shall prepare and file with the SEC the form of proxy statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholder Meeting (collectively, as amended or supplemented from time to time, the “Proxy Statement”), and (ii) Purchaser and the Company shall jointly prepare, and Purchaser shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus (the “Joint Proxy/Registration Statement”). The Company shall provide the Purchaser Entities and their counsel a reasonable opportunity to review and comment on the Proxy Statement sufficiently prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Purchaser Entities and their counsel (it being understood that the Purchaser Entities and their counsel shall provide any comments thereon as soon as reasonably practicable). The Purchaser Entities and the Company, as the case may be, shall furnish all information concerning themselves (and their respective Affiliates, if applicable) as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and Form S-4. Each of the Company and Purchaser shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be filed in definitive form with the SEC and the Joint Proxy/Registration Statement to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. With respect to the ESOP, the Company shall cause the Trustee to solicit participants in and beneficiaries of the ESOP to direct the Trustee as to the voting of shares held in their respective accounts under the ESOP in accordance with the terms of the ESOP documents and applicable Law. No filing of, or amendment or supplement to, the Form S-4 will be made by Purchaser, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon, and giving reasonable and good faith consideration to any comments made by the other parties and their counsel (it being understood that such parties and their counsel shall provide any comments thereon as soon as reasonably practicable). If at any time prior to the Effective Time any information relating to the Company or Purchaser, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared and (subject to the preceding sentence) filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. The parties shall (i) notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Transactions and (B) all orders of the SEC relating to the Form S-4, and (ii) provide each other and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and such parties shall give reasonable and good faith consideration to any comments made by the other parties and their counsel, including to confirm that the parties are treating the SEC’s or its staff’s review and comments consistently (it being understood that the other parties and their counsel shall provide any comments thereon as soon as reasonably practicable).

(b) The Company shall, as soon as practicable following the date on which the Form S-4 is declared effective under the Securities Act, (i) in accordance with applicable Law and the Company Charter and Company Bylaws, (A) within five (5) Business Days of such declaration, establish a record date for, duly call, and give notice of, a special meeting of the Company Shareholders solely for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”) and (B) in each event, as soon as reasonably practicable thereafter, convene and hold the Company Shareholders Meeting and, (ii) subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(e), include in the Proxy Statement the Company Board Recommendation. The Joint Proxy/Registration Statement shall include a copy of the Fairness Opinion and (subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(e)) the Company Board Recommendation.

(c) Subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(e), the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the proposal to adopt and approve this Agreement, the Merger, the Asset Contribution and the Exchanges, and shall take all other reasonable actions necessary or advisable to secure the vote or consent of the shareholders of the Company that are required by the NASDAQ rules or the TBCA. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting with Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting.

Section 5.2 No Solicitation.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Nashville time) on the 30th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any Person and its representatives, its Affiliates and its prospective equity and debt financing sources pursuant to (but only pursuant to) a confidentiality agreement that contains terms limiting the use and disclosure of non-public information and imposing standstill obligations that, in each case, are not materially less favorable individually and in the aggregate to the Company than those contained in the Confidentiality Agreement and that complies with the last sentence of this clause (a) (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal privately, and that the Company may waive any such terms in any existing confidentiality agreements) (an “Acceptable Confidentiality Agreement”); provided that the Company shall make available to the Purchaser Entities (through an electronic data site or otherwise) concurrently with providing such information to any such Person(s), any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to the Purchaser Entities, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Person or Group and their Representatives and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement or other agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to the Purchaser Entities in accordance with this Section 5.2.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.2 (including Section 5.2(c)) and except as may relate to any Excluded Party, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall cause the Company Representatives to, (i) at 12:00 a.m. (Nashville time) on the 31st calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease and terminate any solicitation, encouragement (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of its Subsidiaries to any Person and its Representatives, its Affiliates and its prospective equity and debt financing sources), discussions or negotiations (or any other actions permitted by Section 5.2(a)) with any Persons that may be ongoing with respect to any inquiry, proposal or Acquisition Proposal, and as promptly as practicable thereafter deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any inquiry, proposal or Acquisition Proposal, effective immediately, which notice shall also request such Person to return or destroy promptly all confidential information concerning the Company and its Subsidiaries, and the Company shall take all reasonably necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement (including enforcement of any applicable standstill provision), and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, not directly or indirectly (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of its Subsidiaries to any Person and its Representatives and its Affiliates) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (B) engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to, or provide any non-public information or data concerning, the Company or its Subsidiaries to any Person relating to, or that would reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate such inquiries, proposals, discussions or negotiations, (C) grant to any Person any waiver, amendment or release under any standstill or confidentiality agreement, the Rights Agreement or any Takeover Statute (in each case, other than (if the Board first determines that the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under Applicable Law) a limited waiver, amendment or release thereunder for the sole purpose of allowing any Person or Group to make an Acquisition Proposal or an offer that would reasonably be expected to lead to an Acquisition Proposal) or (D) otherwise facilitate any such inquiries, proposals, discussion or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. A breach by any Subsidiary or Representative of the Company or any of its Subsidiaries of this Section 5.2 shall constitute a breach by the Company of this Section 5.2. Within twenty-four (24) hours following the No-Shop Period Start Date, the Company will notify Parent of the number and identity of Excluded Parties and, subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with this Section 5.2, the Company’s Board of Directors shall publicly expressly reaffirm the Company Board Recommendation.

(c) Certain Permitted Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 5.2(c), at any time following the No-Shop Period Start Date and prior to the time the Company Shareholder Approval is obtained, if the Company receives an Acquisition Proposal from any Person or Group that did not result from a material breach of this Section 5.2:

(i) the Company and its Representatives may contact such Person or Group solely to clarify the terms and conditions thereof;

(ii) the Company and the Company Representatives may provide non-public information and data concerning the Company and its Subsidiaries to such Person or Group, their Representatives and their prospective equity and debt financing sources; provided that the Company shall make available to Purchaser Entities (through an electronic data site or otherwise), concurrently with providing such information to any such Person(s), any non-public information concerning the Company or its Subsidiaries that the Company made available to any such Person or Group, their Representatives and their prospective equity and debt financing sources if such information was not previously made available to Purchaser Entities; and

(iii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal;

provided that, prior to taking any action described in clauses (ii) or (iii) above, (x) such Person first executes an Acceptable Confidentiality Agreement with the Company and the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel) that (A) the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under Applicable Law and (B) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, (y) the Company provides prompt notice to Purchaser of each such determination by the Company’s Board of Directors and of its intent to provide such information or engage in such negotiations or discussions, and (z) such Acquisition Proposal did not result from a material breach of this Section 5.2. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.2(a) with respect to any Excluded Parties, including with respect to any amended proposal that is submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 5.2(b) shall not apply with respect thereto; provided that the provisions of Sections 5.2(e) and (g) shall apply.

Following the No-Shop Period Start Date and until the Effective Time or, if earlier, the termination of this Agreement, the Company shall notify Purchaser promptly of any Acquisition Proposal received by the Company, its Subsidiaries or any of their Representatives, and such notice shall include the identity of the Person or Group making such Acquisition Proposal and the material terms of any such Acquisition Proposal. From and after the date of this Agreement, the Company shall keep Purchaser and its Representatives reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the No-Shop Period Start Date, and whether solicited in accordance with this Section 5.2 or unsolicited) on a current basis and shall update Purchaser on the status and terms of such Acquisition Proposal.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or Group other than Parent, Purchaser or any of their Subsidiaries for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company, (B) the acquisition in any manner, directly or indirectly, of twenty percent (20%) or more of the equity securities (or securities convertible into twenty percent (20%) or more of the equity securities) or assets (including capital stock of any Subsidiaries of the Company) of the Company or any of its Subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors) or of the consolidated revenues, net income or operating cash flow of the Company, (C) any tender offer or exchange offer that results in or, if consummated, would result in any Person or Group, directly or indirectly, beneficially owning twenty percent (20%) or more of the equity securities (or securities convertible into twenty percent (20%) or more of the equity securities) of the Company or (D) any combination of the foregoing, in the case of each of clauses (A) through (D), other than the Transactions.

(ii) “Excluded Party” means any Person or Group (including, with respect thereto, their Representatives, their Affiliates and their prospective equity and debt financing sources) from whom the Company or any of its Representatives has received during the Go-Shop Period a written Acquisition Proposal that the Company’s Board of Directors determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with the Company’s financial advisor and outside counsel, is bona fide and is, or would reasonably be expected to result in, a Superior Proposal; provided that any such Person or Group shall cease to be an “Excluded Party” if such Person or Group ceases to be engaged in active discussions concerning an acquisition of the Company.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from twenty percent (20%) to fifty percent (50%)) that did not result from a breach of Section 5.2 and that the Company’s Board of Directors has determined in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is (i) reasonably likely to be, and reasonably capable of being, consummated in accordance with its terms, and, (ii) if consummated, would be more favorable to the Company’s shareholders from a financial point of view than the Transactions, taken as a whole (including changes to the terms and conditions of this Agreement proposed in response to such Acquisition Proposal or otherwise by Parent that, if accepted by the Company, would be binding upon Parent and Merger Sub), taking into account and without limitation, (a) all financial considerations, (b) the identity of the Person making such Acquisition Proposal, (c) the anticipated timing, conditions and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including all relevant legal, regulatory and financial aspects of such Acquisition Proposal, and the Person making the proposal and (e) any other aspects of such Acquisition Proposal deemed relevant by the Company’s Board of Directors.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 5.2(e), the Company’s Board of Directors shall not

(i)(A) change, withhold, withdraw, qualify or modify (or resolve or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to the Purchaser Entities, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) adopt, approve, authorize, declare advisable or recommend to propose to adopt, approve, authorize or declare advisable (whether publicly or otherwise) any Acquisition Proposal or (D) take formal action, make any recommendation or public statement in connection with, or fail to recommend against, any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 relating thereto within ten (10) Business Days after the commencement of such Acquisition Proposal (any such action, a “Recommendation Withdrawal”); or

(ii) approve or recommend, or resolve or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2(a) or Section 5.2(c)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval, but not after, so long as none of the Company, its Subsidiaries or their Representatives have breached in any material respect this Section 5.2, the Company’s Board of Directors may, if the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) effect a Recommendation Withdrawal in response to an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel) is a Superior Proposal (including any Superior Proposal made by an Excluded Party) made after the date hereof (giving effect to all of the binding written adjustments, if any, offered by Parent pursuant to Section 5.2(g) or otherwise), (y) subject to prior or concurrent payment of the Termination Fee, terminate this Agreement under Section 7.1(d)(ii) if the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that the Acquisition Proposal that is the subject of the Alternative Acquisition Agreement is a Superior Proposal or (z) effect a Recommendation Withdrawal in response to an Intervening Event. For purposes of this Agreement, “Intervening Event” means any event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to, and is not reasonably foreseeable by, the Company’s Board of Directors as of the date of this Agreement, that becomes known to the Company’s Board of Directors after the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(f) Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company or the Company’s Board of Directors from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided, that (x) this Section 5.2(f) shall not permit the Company’s Board of Directors to make a Recommendation Withdrawal or take any other actions contemplated by this Section 5.2, except, in each case, to the extent expressly permitted by, and subject to the terms and conditions of, Section 5.2, and (y) in any such disclosure or communication, the Company publicly states that there has been no change in the Company Board Recommendation.

(g) Notice. The Company shall not be entitled to effect a Recommendation Withdrawal with respect to a Superior Proposal or an Intervening Event or to terminate this Agreement under Section 7.1(d)(ii) unless (i) the Company has provided a written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”), which notice in the case of (A) a Superior Proposal (a “Notice of Superior Proposal”) shall specify that the Company intends to take such action and include copies of all relevant documents relating to such Superior Proposal (including copies of the then-current form of acquisition agreement, together with copies of any commitment letters or similar material documents with respect to any financing for such Superior Proposal), or if either the Superior Proposal or financing terms were not made in writing, a description of the material terms and conditions of the Superior Proposal or financing, as applicable, that is the basis of such action (including the identity of the Person making such proposal), or (B) an Intervening Event (a “Notice of Intervening Event”) shall describe in reasonable detail such Intervening Event; (ii) if requested by Purchaser, the Company shall, and shall cause its financial advisor and outside counsel to, during the Notice Period, negotiate with Parent, Purchaser and Merger Sub and their Representatives in good faith to make amendments to the terms and conditions of this Agreement; (iii) following the end of the Notice Period, the Company’s Board of Directors shall have determined in good faith after consultation with its financial advisor and outside counsel, taking into account any written and complete amendments to the terms and conditions of this Agreement proposed by Parent, Purchaser and Merger Sub that, if accepted by the Company, would be binding upon Parent, Purchaser and Merger Sub in response to the Notice of Superior Proposal, the Notice of Intervening Event or otherwise, that (1) the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal or (2) such changes would not change the determination of the Company’s Board of Directors of the need for a Recommendation Withdrawal in response to such Intervening Event, as applicable. In the event of any material revisions to such Superior Proposal or material changes related to such Intervening Event, the Company shall be required to deliver a new written notice to Parent, Purchaser and Merger Sub and to comply with the requirements of this Section 5.2(g) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to two (2) Business Days.

Section 5.3 Access to Information. Upon reasonable advance notice and subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent, Purchaser and Merger Sub reasonable access during normal business hours to its and its Subsidiaries’ properties, books, records, Contracts, Permits, legal counsel, financial advisors, accountants, consultants and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent, all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request for purposes of diligence, integration planning and facilitating the transfer of the ownership of the

Company; provided, however, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by applicable Law or Contract to which the Company or its respective Subsidiaries is a party (provided the Company uses reasonable efforts to obtain consent from the relevant counterparties and, failing that, redacts sensitive information). All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. In conducting any inspection of any properties of the Company and its respective Subsidiaries, Parent and its Representatives shall not unreasonably interfere with the business conducted at such property. All information obtained pursuant to this Section 5.3 shall continue to be governed by the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 5.4 Consents, Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties shall, and shall cause their respective Subsidiaries to, (i) use reasonable best efforts to cause the conditions set forth in Article VI to be satisfied as promptly as practicable, (ii) use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Article VI hereof, to consummate the Transactions, as promptly as practicable, and (iii) use reasonable best efforts to obtain as promptly as practicable any Consent of, or any exemption or waiver by, any Governmental Entity and any other third-party Consent which is required to be obtained by the parties or their respective Subsidiaries in connection with the Transactions, and to comply with the terms and conditions of any such Consent, provided, however, that the failure to obtain any or all such Consents (in and of itself) shall not constitute a Company Material Adverse Effect; provided, further, that the foregoing proviso shall not limit any remedies available to the Purchaser Entities for a breach of the Company’s obligations under clause (iii) of this Section 5.4(a). The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable any such Consent. Notwithstanding anything to the contrary herein, the Company shall not be required to pay, prior to the Effective Time, any consent or similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the Consent of any Person under any Contract.

(b) Neither the Company nor any Purchaser Entity shall, and each of then shall cause its Affiliates not to, after the date hereof directly or indirectly acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, or approval of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or material impede or delay the consummation of the Transactions.

(c) In furtherance of the foregoing, the parties shall as promptly as practicable following the date of this Agreement make all filings and notifications with all Governmental Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions, including: (i) not later than five (5) Business Days following the date of this Agreement, the Company and Parent each making an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other Transactions and requesting early termination of the initial waiting period under the HSR Act; (ii) the Company and Parent and their Subsidiaries each making any other filing that may be required under any other Antitrust Laws or by any Antitrust Authority; and (iii) the Company and Parent making any other filing that may be required under any applicable Law or by any Governmental Entity with jurisdiction over enforcement of any such Law. Each of the Company and Parent agrees to use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested by a Governmental Entity pursuant to the HSR Act or other applicable Law.

(d) The Company and the Purchaser Entities shall (i) furnish each other and, upon request, any Governmental Entity, any information or documentation concerning themselves, their Affiliates, directors, officers, securityholders and debt financing sources, information or documentation concerning the Transactions and such other matters as may be reasonably requested and (ii) make available their respective personnel and advisers to each other and, upon request, any Governmental Entity, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Entity in connection with the Transactions or (B) any review or approval process.

(e) Subject to applicable Law relating to the sharing of information, each of the Company, on the one hand, and the Purchaser Entities, on the other hand, shall promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, prior to submitting any substantive written communication, correspondence or filing by such party or any of its Representatives, on the one hand, to any Governmental Entity or members of its staff, on the other hand, the submitting party shall permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other party provided in a timely manner, in connection with any such communication. Subject to the terms and conditions of the Confidentiality Agreement, the Company and the Purchaser Entities shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act). To the extent practicable under the circumstances, none of the parties to this Agreement shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, where permitted, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 5.4(e) to the extent that such compliance would be prohibited by applicable Law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other Transactions, except with the prior written consent of the other party hereto.

(f) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its outside counsel may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements, (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (4) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of the Company, Parent and their respective Subsidiaries.

Section 5.5 Employee Matters.

(a) For a period of twelve (12) months following the Closing Date (the “Benefits Continuation Period”), Purchaser shall cause the Operating Company to provide to employees of the Company and its Subsidiaries, while their employment continues during the Benefits Continuation Period (the “Continuing Employees”), (i) base salary and target cash bonus opportunities substantially comparable in the aggregate with employee compensation (but excluding equity opportunities, change in control bonuses and retention agreements) provided to similarly situated employees of the Operating Company and (ii) employee benefits substantially comparable in the aggregate with employee benefits (but excluding equity opportunities) provided to similarly situated employees of the Operating Company.

(b) Purchaser shall cause the Operating Company to (i) credit each Continuing Employee with his or her years of service with the Company and any predecessor entities solely for purposes of eligibility and vesting purposes (and not for the purpose of any benefit accrual) to the same extent as such Continuing Employee was entitled to credit immediately prior to the Closing Date for such service under any similar Company Benefit Plan, (ii) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of Operating Company that a Continuing Employee is eligible to participate in following the Closing Date to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing Date under the analogous Company Benefit Plan in which such Continuing Employee participated, and (iii) provide each Continuing Employee with credit for any co-payments and deductibles paid during the portion of the applicable plan year prior to the Closing Date (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing Date) in satisfying any applicable deductible or out of pocket requirements.

(c) No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Company or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment by the Company, the Operating Company, any of their respective Affiliates or otherwise. Nothing herein shall (i) guarantee employment for any period or preclude the ability of Purchaser, Parent or the Operating Company, as applicable, to terminate the employment of any employee of the Company or any Affiliate for any reason, (ii) require Purchaser, Parent or the Operating Company to continue any Company Benefit Plan or Operating Company Benefit Plan, other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date, or (iii) amend any Company Benefit Plan or Operating Company Benefit Plan or other employee benefit plan or arrangement.

(d) Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall, and shall cause the Operating Company and any of its Affiliates to, provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits at levels no less than and pursuant to the terms set forth in Section 5.5(d) of the Company Disclosure Schedule.

Section 5.6 Expenses. Except as otherwise provided in Section 7.3, whether or not the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Agreements and the Transactions.

Section 5.7 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation (as the case may be) to, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the TBCA adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and advance expenses from time to time as incurred to the fullest extent permitted by Law, provided the Person to whom expenses are advanced complies with the provisions of Section 48-18-504 of the TBCA and provides statements and reasonable documentation therefor) the present and former directors and officers of the Company and any Person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including any Company Benefit Plan) at the request of the Company (each an “Indemnified Party”) from and against any and all actual, documented costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to, or in connection with, any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of the Transaction Agreements and the Transactions or arising out of or pertaining to the Transactions, whether asserted or claimed prior to, at or after the Effective Time; provided, that the Person to whom expenses are advanced provides written affirmation of the Indemnified Party’s good faith determination that any applicable standard of conduct required by the TBCA has been met. Any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the Company Charter, the Company Bylaws or a written Contract between an Indemnified Party and the Company or one of its Subsidiaries, as the case may be, shall be made by independent special legal counsel selected by the Board of Directors of the Surviving Corporation or a committee thereof in the manner prescribed by Section 48-18-506 of the TBCA, the fees of which counsel shall be paid by the Surviving Corporation.

(b) An Indemnified Party shall notify the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any act or omission covered under this Section 5.7 (each, a “Claim”) with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the applicable Indemnified Party; provided, however, that such Indemnified Party shall be permitted to participate in the defense of such Claim at his or her own expense; and provided, further, that if the Surviving Corporation assumes the defense then the Surviving Corporation shall use its reasonable best efforts to conduct a vigorous defense of such matter. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation shall, and Parent shall cause the Surviving Corporation not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.7 without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnified Party, in which case, no such consent shall be required.

(c) Subject to the following sentence, the Company or the Surviving Corporation (or any successor), as the case may be, shall, and Purchaser shall cause the Company or the Surviving Corporation (or any successor), as the case may be, to purchase, at no expense to the beneficiaries, a six (6) year extended reporting period endorsement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Indemnified Parties as the Company’s currently existing directors’ and officers’ liability insurance and fiduciary liability insurance (a “Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date of this Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Purchaser and as are reasonably acceptable to the Company; provided, that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the first sentence of this Section 5.7(c), but subject to the second and last sentence of this Section 5.7(c), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time.

Notwithstanding any of the foregoing, (i) in no event shall Purchaser or the Surviving Corporation be required to (or the Company be able to) expend for such policy an aggregate amount in excess of 300% of the annual premium currently payable by the Company, it being understood that if the premiums payable for such insurance coverage exceeds such amount, Purchaser and the Surviving Corporation shall be obligated to (or the Company may only) obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) Following the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, maintain in effect the provisions in the Company Charter and the Company Bylaws as of the date of this Agreement providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended in a manner that would adversely affect the rights thereunder of the Indemnified Parties, except as required by applicable Law.

(e) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or (ii) of this sentence so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.7.

(f) From and after the Effective Time, Purchaser and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 5.7(f) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation charter or bylaws.

(g) This Section 5.7 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Purchaser and the Surviving Corporation. The obligations of Purchaser under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 5.7, and entitled to enforce the covenants contained in this Section 5.7. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.7 that is denied by Purchaser and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Purchaser or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Purchaser and/or the Surviving Corporation. The rights of the Indemnified Parties under this Section 5.7 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Charter and the Company Bylaws, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Company’s Subsidiaries or the charter or bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Purchaser shall, and shall cause the Surviving Corporation (or its assignees) to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries that are listed in Section 5.7(f) of the Company Disclosure Schedule.

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.

Section 5.8 Public Announcements. The initial press release concerning this Agreement and the Transactions shall be a joint press release approved in advance by the Company and Purchaser. Following such initial press release and prior to the Effective Time, Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 5.8 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 5.2(f) or (b) in connection with any dispute between the parties regarding the Transaction Agreements or the Transactions.

Section 5.9 Notification. The Company shall promptly notify Purchaser, and Purchaser shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, (b) any matter that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VI or any material breach of any representation, warranty, covenant or agreement contained in this Agreement and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, in each case which relates to the Transactions. This Section 5.9 shall not constitute a covenant or agreement for purposes of Article VI.

Section 5.10 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Purchaser a letter identifying all Persons who will be, at the time this Agreement is submitted for adoption by the shareholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such Person to deliver to Purchaser at least 30 days prior to the Closing a written agreement substantially in the form attached as Exhibit F.

Section 5.11 Section 351 Treatment. The Company, Parent and Purchaser shall each execute and deliver to Bass, Berry & Sims PLC, tax counsel to the Company, certificates substantially in the form attached hereto as Exhibit G at such time or times as reasonably requested by such law firm in connection with its delivery of the tax opinion referred to in Section 6.3(d) hereof or any tax opinion required to be delivered in connection with any of the filings described in Section 5.1 hereof. Prior to the Closing Date, none of the Company, Parent, Purchaser or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates or cause the exchange of shares of Company Common Stock for cash and shares of Purchaser Class A Common Stock pursuant to the Merger to fail to qualify as an exchange described in Section 351 of the Code.

Section 5.12 State Takeover Laws. The Company and its Board of Directors shall each use reasonable best efforts to ensure that no Takeover Statute is or becomes applicable to any of the Transaction Agreements or Transactions. If any Takeover Statute becomes applicable to any of the Transaction Agreements or Transactions, the Company and its Board of Directors shall each use reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such Law on the Transaction Agreements and the Transactions.

Section 5.13 Delisting. Each of the parties agrees to cooperate with the others in taking, or causing to be taken, all actions necessary to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and terminate its registration under the Exchange Act as promptly as practicable after such delisting.

Section 5.14 Section 16(b). The Company and its Board of Directors shall take all steps reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Purchaser (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of the Company or Parent, Purchaser or Merger Sub to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Shareholder Litigation. The Company shall provide Parent with the opportunity (but Parent shall not be obligated) to participate, at Parent’s sole expense, in the defense and/or settlement of any shareholder litigation against the Company and/or its directors and/or executive officers relating to the Transactions or this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and the Company shall not settle or offer to settle any such litigation without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.16 Corporate Structure. Parent shall take, or cause to be taken, such actions as are necessary to cause the corporate structure and ownership of each of Purchaser, Merger Sub and Operating Company to be as set forth on Section 5.16 of the Purchaser Disclosure Schedule, as of the Closing Date.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Close. The respective obligations of the Company and the Purchaser Entities to effect the Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Statutes and Injunctions. No (i) temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of any of the Transactions or (ii) applicable Law prohibiting consummation of any of the Transactions (clauses (i) and (ii) collectively, a “Restraint”) shall be in effect.

(c) HSR Act. The early termination or expiration of the waiting period required under the HSR Act shall have occurred.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop Order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC.

(e) Stock Listing. The shares of Purchaser Class A Common Stock deliverable to the shareholders of the Company as contemplated by the Agreement shall have been approved for listing on (determined in Purchaser’s sole discretion) any NASDAQ exchange tier, the New York Stock Exchange, AMEX or equivalent other national securities market or exchange, subject to official notice of issuance.

Section 6.2 Conditions to the Purchaser Entities’ Obligation to Close. The respective obligations of each Purchaser Entity to effect the Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) Accuracy of Company Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Sections 2.2, 2.3, 2.4(i), 2.4(ii)(y), or 2.21) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company set forth in Section 2.2 (other than the Company Capitalization Representations), Section 2.4(i), Section 2.4(ii)(y), Section 2.3 and Section 2.21 shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) each of the Company Capitalization Representations shall be true and correct in all respects (other than de minimis deviations therefrom), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(b) Compliance with Company Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. The Company shall have furnished Purchaser with a certificate dated as of the date of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

(d) Director Resignations. Purchaser shall have received written resignation letters from each of the members of the respective board of directors of the Company and each of its Subsidiaries, effective as of the Effective Time.

Section 6.3 Conditions to the Company’s Obligation to Close. The respective obligations of the Company to effect the Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) The Purchaser Entity Representations and Warranties. (i) The representations and warranties of each of the Purchaser Entities (other than the representations and warranties of the Purchaser Entities set forth in Sections 3.2, 3.3, 3.4(i), and 3.4(ii)(y)) shall be true and correct in all respects (without giving effect to any materiality or Purchaser Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect; (ii) each of the representations and warranties of the Purchaser Entities set forth in Section 3.2 (other than the Purchaser Capitalization Representations), Section 3.3, Section 3.4(i), and Section 3.4(ii)(y) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) each of the Purchaser Capitalization Representations shall be true and correct in all respects (other than de minimis deviations therefrom), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(b) The Purchaser Entity Covenants. Each of the Purchaser Entities shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Purchaser Entity Closing Certificates. Each of the Purchaser Entities shall have furnished the Company with a certificate dated as of the date of the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

(d) Tax Opinion. The Company shall have received from Bass, Berry & Sims PLC, tax counsel to the Company, an opinion dated as of the Closing Date and stating that the exchange of shares of Company Common Stock for cash and shares of Purchaser Class A Common Stock pursuant to the Merger will qualify for United States Federal income tax purposes as an exchange described in Section 351 of the Code. In rendering such opinion, Bass, Berry & Sims PLC may require and rely upon the representations, warranties, covenants and agreements contained in the certificates of the Company, Parent and Purchaser set forth in, as required by and subject to Section 5.11 and upon representations of Newport Global Opportunities Fund, LP substantially in the form attached hereto as Exhibit H.

Section 6.4 Frustration of Closing Conditions. None of the Company or any Purchaser Entity may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement, such party’s failure to act in good faith or such party’s failure to perform fully its obligations under Section 5.4.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or (except as provided below) after obtaining the Company Shareholder Approval (with any termination by Purchaser also being an effective termination by Parent and Merger Sub):

(a) by mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company, if:

(i) the Effective Time shall not have occurred on or prior to the close of banking business New York City time on March 22, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder, and any such material breach or violation or failure has been the principal cause of or directly resulted in the failure of the Effective Time to occur on or before the Termination Date;

(ii) any Restraint shall be in effect; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder, and any such material breach or violation or failure has been the principal cause of, or directly resulted in, such Restraint; or

(iii) the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor (as such Company Shareholder Meeting may be adjourned from time to time in accordance with the terms hereof);

(c) by Purchaser, if:

(i)(A) the Company shall have breached any of its representations or warranties contained in this Agreement or shall have failed to perform all of its obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; and (B) such breach or failure to perform is incurable or, if curable, is not cured by the earlier to occur of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s receipt of Purchaser’s written notice of such breach, which notice shall specify in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(i) shall not be available to Purchaser if the Purchaser Entities shall have breached any of their respective representations or warranties contained in this Agreement or shall have failed to perform all of their respective obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; or

(ii) prior to the Effective Time, (A) the Company’s Board of Directors or any committee thereof shall have effected a Recommendation Withdrawal; or (B) the Company shall have entered into an Alternative Acquisition Agreement; or

(iii) there shall have occurred a Company Material Adverse Effect;

(d) by the Company, if

(i)(A) any of the Purchaser Entities shall have breached any of their representations or warranties contained in this Agreement or shall have failed to perform all of their obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; and (B) such breach or failure to perform is incurable or, if curable, is not cured by the earlier to occur of (x) the Termination Date and (y) the date that is thirty (30) days following Purchaser’s receipt of the Company’s written notice of such breach, which notice shall specify in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to the Company if it shall have breached any of its representations or warranties contained in this Agreement or shall have failed to perform all of its obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; or

(ii) prior to obtaining the Company Shareholder Approval, (A) immediately prior to or concurrently with the termination of this Agreement, the Company, subject to complying with the terms of this Agreement, including Section 5.2, enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal and (B) the Company immediately prior to or concurrently with such termination pays to Parent or its designees any fees required to be paid pursuant to Section 7.3.

Section 7.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 7.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 5.3 and the provisions of Section 2.26, Section 3.21, Section 5.6, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that none of the Purchaser Entities or the Company shall be released from any liabilities or damages arising out of any breach of any representation or warranty, covenant or agreement under this Agreement or fraud, prior to such termination.

Section 7.3 Termination Fee.

(a) If Purchaser terminates this Agreement pursuant to Section 7.1(c)(ii) or the Company terminates this Agreement pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent (or its designee) a termination fee of $2,159,725; provided, however, that in the event that this Agreement is terminated pursuant to Section 7.1(c)(ii)(B) or Section 7.1(d)(ii) and either (x) such termination occurs on or before the No-Shop Period Start Date, or (y) the Company enters into a definitive agreement with an Excluded Party with respect to a Superior Proposal in accordance with Section 5.2 on or before the Company Shareholder Approval is obtained, then the Company shall pay, or cause to be paid, to Parent an amount equal to $1,079,862.

(b) If (i) Purchaser terminates this Agreement pursuant to Section 7.1(c)(i) or Purchaser or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), (ii) prior to the date of such termination (but after the date hereof) an Acquisition Proposal is publicly announced or is otherwise communicated to the Company’s Board of Directors, and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to or otherwise consummates any Acquisition Proposal, then the Company shall pay to Parent (or its designee) a termination fee of $2,159,725 no later than two (2) Business Days after the execution of such definitive agreement or consummation of such Acquisition Proposal, as the case may be; provided, that solely for purposes of this Section 7.3(b), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 5.2(c), except that all references to twenty percent (20%) shall be changed to fifty percent (50%).

(c) If Purchaser terminates this Agreement pursuant to Section 7.1(c)(i) or Purchaser or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), then the Company shall reimburse Parent (or its designee) for any Expenses incurred by or on behalf of the Purchaser Entities or any of their Affiliates, in an aggregate amount not to exceed $500,000 (“Expense Reimbursement”), no later than two (2) Business Days after the date of such termination.

(d) The parties agree and understand that in no event shall the Company be required to pay any termination fee pursuant to this Section 7.3 (any such amount, the “Termination Fee”) on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (i) if Parent (or its designee) receives the Termination Fee and/or Expense Reimbursement from the Company pursuant to this Section 7.3, such payment shall be the sole and exclusive remedy of the Purchaser Entities against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives, and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of the Transaction Agreements or the Transactions and, (ii) if Parent (or its designee) receives any Expense Reimbursement, and thereafter Parent (or its designee) is entitled to receive the Termination Fee under this Section 7.3, the amount of such Termination Fee shall be reduced by the aggregate amount of such Expense Reimbursement. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into the Transaction Agreements, and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty.

Section 7.4 Procedure for Termination. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 7.1 for any termination.

Section 7.5 Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) to the extent permitted by applicable Law waive compliance with any of the agreements of any other party or any conditions to its own obligations; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties, Covenants and Agreements. The parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 7.1. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in this Article VIII and otherwise contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to any of Parent, Operating Company, Purchaser or Merger Sub, to:

c/o Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attention: Chief Legal Officer

Facsimile: (904) 357-1104

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello and Danielle D. Do

Facsimile No.: (212) 310-8007

If to the Company, to:

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

Attention: Chairman, President and Chief Executive

Facsimile No.: (615) 269-1939

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: F. Mitchell Walker, Jr.

Facsimile No.: (615) 742-2775

Section 8.3 Interpretation; Construction.

(a) When a reference is made in this Agreement to a Section, clause, Exhibit or Schedule, such reference shall be to a Section or clause of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to June 22, 2012. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b) References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the words “include,” or “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

(e) No summary of this Agreement or any Exhibit attached hereto or Schedule delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule.

Section 8.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Schedule, the Purchaser Disclosure Schedule, the Exhibits attached hereto, the other Transaction Agreements and the Confidentiality Agreement collectively constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in such Transaction Agreements, none of Parent, Purchaser, Merger Sub or the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of the Transaction Agreements or the Transactions, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party except for: (i) only following the Effective Time, the right of the Company’s shareholders to receive (x) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 1.8(c) and (y) the aggregate consideration payable in respect of Company Options pursuant to Section 1.13and (ii) the right of the Indemnified Parties to enforce the provisions of Section 5.7 only.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Parent, Purchaser and Merger Sub are expressly permitted to assign their rights under this Agreement to any Affiliate (including by way of a transfer of shares of capital stock of Purchaser or Merger Sub), and any such Person shall be entitled to assume Parent’s and/or Merger Sub’s obligations under this Agreement; provided, that no such assignment and assumption shall release Parent, Purchaser and/or Merger Sub from any of its obligations under this Agreement to the extent not performed. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.8 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 8.9 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.10 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement (and all claims, controversies and causes of action relating thereto or arising therefrom or in connection therewith, whether in contract, tort or otherwise) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Tennessee without regard to the conflicts of laws rules thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

(c) The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement, or (ii) in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Section 7.1, the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith. Each of the parties hereby agrees (i) that it shall not oppose the granting of such relief by reason of there being an adequate remedy at law, (ii) that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief, (iii) that such relief may be granted without the requirement that the party seeking such relief offer proof of actual damages and (iv) that the prevailing party in any such action or proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including all attorneys’ fees. The parties hereby further acknowledge and agree that such relief shall include the right of the Company to cause the Purchaser Entities to consummate the Transactions, in each case, if each of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing). The parties further agree that (x) by seeking the remedies provided for in this Section 8.10(c), a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10(c) are not available or otherwise are not granted and (y) nothing contained in this Section 8.10(c) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10(c) before exercising any termination right under Section 7.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.10(c) or anything contained in this Section 8.10(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter; provided, however, that except as otherwise expressly provided in clause (iv) of this Section 8.10(c), in no event shall any party be entitled to monetary damages in the event of an Order of specific performance to close the Transactions, provided that such closing occurs.

(d) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 8.2 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 8.10(d) shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the courts of the State of Tennessee or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the State of Tennessee in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the courts of the State of Tennessee or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the State of Tennessee, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Purchaser Entities and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent, Purchaser and Merger Sub when due, and Parent, Purchaser and Merger Sub shall indemnify the Company against liability for any such taxes.

Section 8.12 Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.12:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.2(a).

“Acquisition Proposal” has the meaning set forth in Section 5.2(d)(i).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(e)(ii).

“Articles of Merger” has the meaning set forth in Section 1.3.

“Asset Contribution” has the meaning set forth in the Recitals.

“Asset Contribution Agreement” has the meaning set forth in the Recitals and is attached hereto in substantially the form and substance of Exhibit B.

“Assets” has the meaning set forth in Section 2.18(e).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3(a).

“Benefits Continuation Period” has the meaning set forth in Section 5.5(a).

“Book-Entry Shares” has the meaning set forth in Section 1.8(c).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the City of New York are authorized or required by Law to be closed.

“Cary Street” has the meaning set forth in Section 2.21.

“Cash Election” has the meaning set forth in Section 1.8(c)(ii).

“Cash Election Consideration” has the meaning set forth in Section 1.8(c)(ii).

“Cash Election Share” has the meaning set forth in Section 1.8(c)(ii).

“Certificate” has the meaning set forth in Section 1.8(c).

“Claim” has the meaning set forth in Section 5.7(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 2.9(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 2.15(a).

“Company Board Recommendation” has the meaning set forth in Section 2.3(b).

“Company Bylaws” has the meaning set forth in Section 2.1(a).

“Company Capitalization Representations” means the representations and warranties of the Company in (i) the second sentence of Section 2.2(a), (ii) Section 2.2(b), and (iii) Section 2.2(c).

“Company Charter” has the meaning set forth in Section 2.1(a).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Fundamental Representations” means the representations and warranties of the Company in Sections 2.1, 2.2 (other than the Company Capitalization Representations), 2.3, 2.4(i), 2.4(ii)(y), 2.20, 2.21 and 2.22.

“Company Material Adverse Effect” means any event, change, effect, development or occurrence, circumstance or effect, that, individually or in the aggregate, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents or materially impedes or delays, or is reasonably likely to prevent or materially impede or delay, the consummation by the Company of any of the Transactions on a timely basis or the performance by the Company of its covenants and obligations hereunder; provided, however, that (subject to the next proviso) no event, change, effect, development or occurrence, shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Company Material Adverse Effect as described in clause (a) or (b) of this definition, to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to: (i) any general United States or global economic conditions, (ii) any conditions generally affecting the restaurant industry or the upscale casual dining segment of the restaurant industry, (iii) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent, Purchaser and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, or the economy in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent, Purchaser and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the public announcement of this Agreement, the Transactions or the identity of, or any facts or circumstances relating to, Parent, Purchaser, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (vii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity, (viii) any change in applicable Law, regulation or GAAP (or authoritative interpretations thereof), (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (x) any taking of any action at the written request of Parent, Purchaser or Merger Sub, (xi) any reduction in the credit rating of the Company or any of its Subsidiaries to the extent attributable to the expected consummation of the Merger (it being understood and agreed that the foregoing shall not preclude Parent, Purchaser and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (xii) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions; provided, however, that with respect to clauses (i), (ii), (iv), (vii) or (xii), any such event, change, effect, development or occurrence shall be taken into account if it is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other, similarly-situated Persons operating in the geographies and industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 2.16(a).

“Company Option” has the meaning set forth in Section 1.13(a).

“Company Option Agreement” has the meaning set forth in Section 1.13(c).

“Company Preferred Stock” has the meaning set forth in Section 2.2(a).

“Company Proprietary Software” has the meaning set forth in Section 2.17(d).

“Company SEC Documents” has the meaning set forth in Section 2.6(a).

“Company SEC Financial Statements” has the meaning set forth in Section 2.6(b).

“Company Shareholder Approval” has the meaning set forth in Section 2.3(a).

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Shareholders Meeting” has the meaning set forth in Section 5.1(b).

“Company Stock Incentive Plans” means the Company’s Amended and Restated 2004 Equity Incentive Plan and 1994 Employee Stock Incentive Plan, as amended, collectively.

“Confidentiality Agreement” means together, collectively, the confidentiality letter agreement, dated as of March 18, 2012, between the Company and Parent, and the Confidentiality Agreement, dated as of April 9, 2012, between the Company and the Operating Company, as each may be amended, supplemented or otherwise modified by the parties.

“Consents” has the meaning set forth in Section 2.5.

“Continuing Employees” has the meaning set forth in Section 5.5(a).

“Contract” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 1.3.

“Election Deadline” has the meaning set forth in Section 1.9(b).

“Election Form” has the meaning set forth in Section 1.9(a).

“Election Form Record Date” has the meaning set forth in Section 1.9(a).

“Environmental Laws” shall mean all applicable foreign, federal, state and local laws, regulations, rules, ordinances and other legal requirements (including common law) relating to pollution or protection of the environment and natural resources, including, without limitation, laws relating to exposure to releases or threatened releases of Hazardous Substances into the environment.

“Environmental Permits” has the meaning set forth in Section 2.19(a).

“ERISA Affiliate” has the meaning set forth in Section 2.15(a).

“ERISA” has the meaning set forth in Section 2.15(a).

“ESOP” has the meaning set forth in Section 1.9(d).

“ESPP” has the meaning set forth in Section 1.13(b).

“Exchanges” means, collectively, any “Exchange” (as defined in the Exchange Agreement) and the other transactions contemplated by the Exchange Agreement.

“Exchange Act” has the meaning set forth in Section 2.5.

“Exchange Agent” has the meaning set forth in Section 1.12(a).

“Exchange Agreement” means the Exchange Agreement by and among Purchaser, the Operating Company, the Company, Parent and the other members of the Operating Company in the form attached as Exhibit I, dated as of the date hereof.

“Exchange Fund” has the meaning set forth in Section 1.12(a).

“Excluded Party” has the meaning set forth in Section 5.2(d)(ii).

“Expense Reimbursement” has the meaning set forth in Section 7.3(c).

“Expenses” has the meaning set forth in Section 5.6.

“Filings” has the meaning set forth in Section 2.5.

“Form S-4” has the meaning set forth in Section 2.8.

“GAAP” means generally accepted accounting principles in the United States.

“Go-Shop Period” has the meaning set forth in Section 5.2(a).

“Governmental Entity” has the meaning set forth in Section 2.5.

“Group” means “group” within the meaning of Section 13(d) of the Exchange Act.

“Hazardous Substances” means any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

“HSR Act” has the meaning set forth in Section 2.5.

“Indemnified Party” has the meaning set forth in Section 5.7(a).

“Intellectual Property” means all intellectual property rights throughout the world, including rights in or arising from: (a) patents, patent applications, and the invention and discoveries therein; (b) processes, formulae, know-how and other technology, (c) trade secrets or proprietary confidential information; (d) copyrights and works of authorship (including copyrights in Software, data, databases, applications, code, systems, networks, website content, documentation and related items), and all registrations, renewals and applications for the foregoing; (e) trademarks, service marks, trade names, brand names, logos, emblems, signs, insignia, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, and all applications, registrations and renewals in connection with the foregoing; and (f) Internet domain names.

“Intervening Event” has the meaning set forth in Section 5.2(e).

“IRS” has the meaning set forth in Section 2.15(a).

“Issuance Amount” has the meaning set forth in Section 1.8(d).

“Joint Proxy/Registration Statement” has the meaning set forth in Section 5.1(a).

“Knowledge” means, with respect to the Company or Purchaser, the actual knowledge, of the Persons set forth in Section 8.12 of the Company Disclosure Schedule or Section 8.12 of the Purchaser Disclosure Schedule, respectively.

“Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign), Order or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Liens” has the meaning set forth in Section 2.2(d).

“Liquor Licenses” has the meaning set forth in Section 2.12(b).

“Loan Agreement” means the loan agreement entered into on May 22, 2009, between the Company and Pinnacle National Bank, as lender, and any subsequent renewal on the same or similar terms thereof.

“Mailing Date” has the meaning set forth in Section 1.9(a).

“Material Suppliers” has the meaning set forth in Section 2.23.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.8(c)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means The NASDAQ Stock Market LLC.

“New LLC Units” means the LLC Units (as defined in the Operating Company LLC Agreement).

“No Election Shares” has the meaning set forth in Section 1.9(b).

“No-Shop Period Start Date” has the meaning set forth in Section 5.2(b).

“Notice of Intervening Event” has the meaning set forth in Section 5.2(g).

“Notice of Superior Proposal” has the meaning set forth in Section 5.2(g).

“Notice Period” has the meaning set forth in Section 5.2(g).

“O’Charley’s” means O’Charley’s, LLC, a Tennessee limited liability company (formerly known as O’Charley’s, Inc.).

“O’Charley’s Balance Sheet Date” means December 25, 2011.

“O’Charley’s Financial Statements” means the audited consolidated balance sheet of O’Charley’s and its consolidated subsidiaries at and as of December 26, 2010 and December 25, 2011 and the audited consolidated statements of income and cash flows of O’Charley’s and its consolidated subsidiaries for the fiscal years ended December 26, 2010 and December 25, 2011.

“Old LLC Ownership Interests” means the Ownership Interests (as defined in that certain Amended and Restated Limited Liability Company Agreement, dated as of May 11, 2012, by and among the Persons identified as the members of the Operating Company).

“Operating Company” has the meaning set forth in the Recitals.

“Operating Company Balance Sheet Date” means March 15, 2012.

“Operating Company Benefit Plan” has the meaning set forth in Section 3.14(a).

“Operating Company Covenants” means the covenants set forth in Sections 4.2, 5.1 and 5.4.

“Operating Company Financial Statements” means the audited consolidated balance sheet of the Operating Company and its consolidated subsidiaries at and as of March 17, 2011 and March 15, 2012 and the audited consolidated statements of income and cash flows of the Operating Company and its consolidated subsidiaries for the fiscal years ended March 17, 2011 and March 15, 2012.

“Operating Company Provisions” means the Operating Company Representations, the Operating Company Covenants and the provisions under Articles VI, VII and VIII other than Section 8.13.

“Operating Company Representations” means the representations set forth in Sections 3.1, 3.2(b), 3.2(d), 3.2(e), 3.3, 3.4, 3.5, 3.6, 3.7(a), 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.19 and 3.21, in each case, only to the extent such representations relate to the Operating Company.

“Operating Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Operating Company in substantially the form and substance set forth on Exhibit E.

“Operating Company Material Contract” has the meaning set forth in Section 3.15(a).

“Order” means any order, writ, injunction, ruling, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the business, consistent (in scope, manner, amount and otherwise) with the Company’s and its Subsidiaries’ past practices through the date of this Agreement.

“Over-Subscribed Shares” has the meaning set forth in Section 1.8(d)(i).

“Parent” has the meaning set forth in the Preamble.

“PBGC” has the meaning set forth in Section 2.15(c).

“Permits” has the meaning set forth in Section 2.12(a).

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to each of which adequate reserves have been taken on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Financial Statements, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the Ordinary Course of Business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the Ordinary Course of Business that, individually and in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) nonexclusive licenses to Intellectual Property granted in the Ordinary Course of Business, (viii) any purchase money security interests, equipment leases or similar financing arrangements arising in the Ordinary Course of Business, (ix) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Financial Statements and (x) any Liens for amounts not in excess of $100,000 individually or in the aggregate.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Property Leases” has the meaning set forth in Section 2.18(f).

“Policies” has the meaning set forth in Section 2.24.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Bylaws” has the meaning set forth in Section 3.1.

“Purchaser Capitalization Representations” means the representations and warranties of the Purchaser Entities in (i) the second and fourth sentences of Section 3.2(a), (ii) Section 3.2(b), (iii) Section 3.2(c) and (iv) Section 3.2(d).

“Purchaser Charter” has the meaning set forth in Section 3.1.

“Purchaser Class A Common Stock” has the meaning set forth in Section 1.8(c)(i).

“Purchaser Class B Common Stock” has the meaning set forth in Section 3.2(a).

“Purchaser Class C Common Stock” has the meaning set forth in Section 3.2(a).

“Purchaser Common Stock” means, collectively, the Purchaser Class A Common Stock, the Purchaser Class B Common Stock and the Purchaser Class C Common Stock.

“Purchaser Disclosure Schedule” has the meaning set forth in Article III.

“Purchaser Entities” means each of Parent, Purchaser, Merger Sub and the Operating Company, as applicable.

“Purchaser Entity” means any of Parent, Purchaser, Merger Sub and the Operating Company, as applicable.

“Purchaser Material Adverse Effect” means, (1) with respect to Parent, Purchaser and Merger Sub, any event, change, effect, development or occurrence that, individually or in the aggregate, prevents or materially impedes or delays, or is reasonably likely to prevent or materially impede or delay, the consummation by Parent, Purchaser or Merger Sub of any of the Transactions on a timely basis or the performance by Parent, Purchaser or Merger Sub of their respective covenants and obligations hereunder and, (2) with respect to the Operating Company, any event, change, effect, development or occurrence that, individually or in the aggregate, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Operating Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impedes or delays, or is reasonably likely to prevent or materially impede or delay, the consummation by the Operating Company of any of the Transactions on a timely basis or the performance by the Operating Company of its covenants and obligations under any of the Transaction Agreements; provided, however, that (subject to the next proviso) no event, change, effect, development or occurrence, shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Purchaser Material Adverse Effect as described in clause (2)(a) or (b) of this definition, to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to: (i) any general United States or global economic conditions, (ii) any conditions generally affecting the restaurant industry, (iii) any regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, or the economy in each case in the United States or any foreign jurisdiction, (iv) any failure, in and of itself, by the Operating Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Purchaser Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Purchaser Material Adverse Effect), (v) the public announcement of the Transaction Agreements or the Transactions or the identity of, or any facts or circumstances relating to, the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Operating Company or any of its Subsidiaries with customers, suppliers, officers or employees, (vi) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity, (vii) any change in applicable Law, regulation or GAAP (or authoritative interpretations thereof), (viii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (ix) any taking of any action at the written request of the Company, (x) any reduction in the credit rating of the Operating Company or any of its Subsidiaries to the extent attributable to the expected consummation of the Transactions (it being understood and agreed that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Purchaser Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Purchaser Material Adverse Effect) or (xi) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions; provided, however, that with respect to clauses (i), (ii), (iii), (vi), (vii), (viii) or (xi), any such event, change, effect, development or occurrence shall be taken into account if it is disproportionately adverse to the Operating Company and its Subsidiaries, taken as a whole, when compared to other, similarly-situated Persons operating in the geographies and industry in which the Operating Company and its Subsidiaries operate.

“Purchaser Preferred Stock” has the meaning set forth in Section 3.2(a).

“Recommendation Withdrawal” has the meaning set forth in Section 5.2(e)(i).

“Reporting Tail Endorsement” has the meaning set forth in Section 5.7(c).

“Representatives” has the meaning set forth in Section 5.2(a).

“Restraint” has the meaning set forth in Section 6.1(b).

“Restructuring” has the meaning set forth in the Recitals.

“Restructuring Plan” has the meaning set forth in the Recitals.

“Rights Plan” means the Rights Agreement, dated March 5, 2012, between the Company and Computershare Trust Company, N.A., as rights agent.

“Securities Act” has the meaning set forth in Section 2.5.

“Stock/Cash Election” has the meaning set forth in Section 1.8(c)(i).

“Stock/Cash Election Consideration” has the meaning set forth in Section 1.8(c)(i).

“Stock/Cash Election Share” has the meaning set forth in Section 1.8(c)(i).

“Software” has the meaning set forth in Section 2.17(d).

“SOX” has the meaning set forth in Section 2.6(a).

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

“Superior Proposal” has the meaning set forth in Section 5.2(d)(iii).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 2.20(b).

“Tax” means (i) all income, gross receipts, capital, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority) and (ii) any liability in respect of any item described in clause (i) payable by reason of contract, assumption, successor or transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto, and any amendments thereof), including, if applicable, any combined, consolidated or unitary return for any group of entities that includes the Company or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“TBCA” has the meaning set forth in Section 1.1.

“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Termination Fee” has the meaning set forth in Section 7.3(d).

“Transactions” means, with respect to any Person, those transactions contemplated by any of the Transaction Agreements, including the Merger, the Asset Contribution, the Restructuring and the Exchanges, to which such Person is a party.

“Transaction Agreements” means, with respect to any Person, each of this Agreement, the Asset Contribution Agreement, the Restructuring Plan, the Exchange Agreement and the other agreements, instruments and documents contemplated to be entered into in connection with any of the foregoing, to which such Person is a party.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Trustee” has the meaning set forth in Section 1.9(d).

“Under-Subscribed Shares” has the meaning set forth in Section 1.8(d)(ii).

“WARN” has the meaning set forth in Section 2.9(b).

Section 8.13 Parent Guarantee. Parent agrees to take all action necessary to cause Purchaser, Merger Sub and the Operating Company to perform all of their respective agreements, covenants and obligations under the Transaction Agreements. Parent unconditionally guarantees to the Company the full and complete performance by Purchaser, Merger Sub and the Operating Company under the Transaction Agreements and shall be liable for any breach of any representation, warranty, covenant or obligation of Purchaser, Merger Sub or the Operating Company under the Transaction Agreements. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser, Merger Sub or the Operating Company, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.13.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, Parent, Purchaser, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE TO MERGER AGREEMENT

AMERICAN BLUE RIBBON HOLDINGS, INC.

By:	/s/ Goodloe Partee
Name: Goodloe Partee
Title: Authorized Person

SIGNATURE PAGE TO MERGER AGREEMENT

ATHENA MERGER SUB, INC.

By:	/s/ Goodloe Partee
Name: Goodloe Partee
Title: Authorized Person

SIGNATURE PAGE TO MERGER AGREEMENT

FIDELITY NEWPORT HOLDINGS, LLC solely for purposes of the Operating Company Provisions

By:	/s/ Hazem Ouf
Name: Hazem Ouf
Title: Chief Executive Officer

SIGNATURE PAGE TO MERGER AGREEMENT

J. ALEXANDER’S CORPORATION

By:	/s/ Lonnie J. Stout II

Name: Lonnie J. Stout II
Title: Chairman, President and Chief
Executive Officer

SIGNATURE PAGE TO MERGER AGREEMENT

EXHIBIT A

PLAN OF RESTRUCTURING

(See attached.)

Final Version

AGREEMENT AND PLAN OF RESTRUCTURING

OF J. ALEXANDER’S CORPORATION

This Agreement and Plan of Restructuring (the “Restructuring Plan”) is hereby adopted on this 22nd day of June, 2012 by J. Alexander’s Corporation, a Tennessee corporation (the “Company”), and agreed to by and among the Company, Fidelity National Financial, Inc., a Delaware corporation (“Parent”), and American Blue Ribbon Holdings, Inc., a Delaware corporation (“Purchaser”). All terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as a condition to the Purchaser Entities’ execution and delivery of the Agreement and Plan of Merger, dated as of June 22, 2012, to be entered into by and among Parent, Purchaser, Fidelity Newport Holdings, LLC, Athena Merger Sub, Inc. and the Company (the “Merger Agreement”), the Company has agreed promptly upon the Effective Time to effect the conversion of all of its corporate Subsidiaries into limited liability companies pursuant to the terms and subject to the conditions of this Restructuring Plan;

NOW, THEREFORE, the Company hereby adopts and agrees to the following Restructuring Plan:

1. CONVERSION OF COMPANY SUBSIDIARIES.

Subject to the terms and conditions of the Merger Agreement (including Section 5.4 thereof), and in all cases conditioned solely upon the occurrence of the Effective Time, the Company shall take all action necessary or advisable to convert (in the manner described below) each of the following corporate Subsidiaries (the “Conversion Subsidiaries”) into a limited liability company organized under the laws of such Conversion Subsidiary’s respective jurisdiction of incorporation (each such conversion, a “Conversion”), effective no later than immediately following the Effective Time:

Conversion Subsidiary	Jurisdiction of Incorporation

JAX Real Estate Management, Inc.	Delaware

Volunteer Capital West, Inc.	Tennessee

J. Alexander’s Restaurants Inc.	Tennessee

J. Alexander’s of Texas, Inc.	Texas

J. Alexander’s Restaurants of Kansas, Inc.	Kansas

Union Leasing Corporation	Tennessee

JAX Holding, Inc.	Delaware

VCE Restaurants, Inc.	Tennessee

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(a) JAX Real Estate Management, Inc. The Company shall effect Conversion of JAX Real Estate Management, Inc. from a Delaware corporation into a Delaware limited liability company in accordance with Section 18-214 of the Delaware Limited Liability Company Act (the “Delaware Act”). In order to effect such Conversion, the Company shall cause each of (i) a certificate of conversion, prepared in accordance with Section 18-214 of the Delaware Act, and (ii) a certificate of formation, prepared in accordance with Section 18-201 of the Delaware Act, to be filed with the Secretary of State of the State of Delaware.

(b) Volunteer Capital West, Inc. The Company shall effect the Conversion of Volunteer Capital West, Inc. from a Tennessee corporation into a Tennessee limited liability company in accordance with Section 48-249-703 of the Tennessee Business Corporations Act (the “TBCA”). In order to effect such Conversion, the Company shall cause each of (i) a certificate of conversion, prepared in accordance with Section 48-249-703 of the TBCA, and (ii) articles of organization, prepared in accordance with Section 48-249-202 of the TBCA, to be filed with the Secretary of State of the State of Tennessee.

(c) J. Alexander’s Restaurants Inc. The Company shall effect the Conversion of J. Alexander’s Restaurants, Inc. from a Tennessee corporation into a Tennessee limited liability company in accordance with Section 48-249-703 of the TBCA. In order to effect such Conversion, the Company shall cause each of (i) a certificate of conversion, prepared in accordance with Section 48-249-703 of the TBCA, and (ii) articles of organization, prepared in accordance with Section 48-249-202 of the TBCA, to be filed with the Secretary of State of the State of Tennessee.

(d) J. Alexander’s of Texas, Inc. The Company shall effect the Conversion of J. Alexander’s Restaurants of Texas, Inc. from a Texas corporation into a Texas limited liability company in accordance with Section 10.101 of the Texas Business Organizations Code (the “TBOC”). In order to effect such Conversion, the Company shall cause each of (i) a plan of conversion, including a certificate of formation, prepared in accordance with Section 10.103 of the TBOC, and (ii) a certificate of conversion, prepared in accordance with Section 10.154 of the TBOC, to be filed with the Secretary of State for the State of Texas.

(e) J. Alexander’s Restaurants of Kansas, Inc. The Company shall effect the Conversion of J. Alexander’s Restaurants of Kansas, Inc. from a Kansas corporation into a Kansas limited liability company in accordance with Section 17-7684 of the Kansas Statutes (the “KSA”). In order to effect such Conversion, the Company shall cause each of (i) a certificate of conversion, prepared in accordance with Section 17-7684 of the KSA, and (ii) articles of organization, prepared in accordance with Section 17-7673 of the KSA, to be filed with the Secretary of State of the State of Kansas.

(f) Union Leasing Corporation. The Company shall effect the Conversion of Union Leasing Corporation from a Tennessee corporation into a Tennessee limited liability company in accordance with Section 48-249-703 of the TBCA. In order to effect such Conversion, the Company shall cause each of (i) a certificate of conversion, prepared in accordance with Section 48-249-703 of the TBCA, and (ii) articles of organization, prepared in accordance with Section 48-249-202 of the TBCA, to be filed with the Secretary of State of the State of Tennessee.

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(g) JAX Holding, Inc. The Company shall effect the Conversion of JAX Holding, Inc. from a Delaware corporation into a Delaware limited liability company in accordance with Section 18-214 of the Delaware Act. In order to effect such Conversion, the Company shall cause each of (i) a certificate of conversion, prepared in accordance with Section 18-214 of the Delaware Act, and (ii) a certificate of formation, prepared in accordance with Section 18-201 of the Delaware Act, to be filed with the Secretary of State of the State of Delaware.

(h) VCE Restaurants, Inc. The Company shall effect the Conversion of VCE Restaurants, Inc. from a Tennessee corporation into a Tennessee limited liability company in accordance with Section 48-249-703 of the TBCA. In order to effect such Conversion, the Company shall cause each of (i) a certificate of conversion, prepared in accordance with Section 48-249-703 of the TBCA, and (ii) articles of organization, prepared in accordance with Section 48-249-202 of the TBCA, to be filed with the Secretary of State of the State of Tennessee.

2. FORMATION OF WHOLLY-OWNED SUBSIDIARY

Subject to the terms and conditions of the Merger Agreement, and in any case conditioned solely upon the occurrence of the Closing, the Company shall take all action necessary or advisable to form [Jaguar Holdings], a Delaware limited liability company, as a direct, wholly-owned subsidiary of the Company, in accordance with the Delaware Act (“Holdings”) . The Certificate of Formation and the operating agreement of Holdings shall be in a form reasonably acceptable to the Purchaser.

3. GENERAL PROVISIONS

(a) Termination. This Agreement shall be terminated automatically upon the termination of the Merger Agreement in accordance with its terms.

(b) Amendments and Modifications. Except as otherwise provided herein, no amendment, modification, or variation of any provision of this Restructuring Plan shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

(c) No Waiver. The failure of any party hereto, at any time or times, to require strict performance by the other party hereto of any provision of this Restructuring Plan shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any provision of this Restructuring Plan shall not suspend, waive or affect any other provision of this Restructuring Plan whether the same is prior or subsequent thereto. None of the undertakings, agreements and covenants of any party hereto contained in or contemplated by any other provision of this Restructuring Plan shall be deemed to have been suspended or waived by any other party hereto, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such party and directed to any other party hereto specifying such suspension or waiver.

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(d) Successors and Assigns; Third Party Beneficiaries. This Restructuring Plan shall be binding upon and inure to the benefit of all of the parties and their respective successors and permitted assigns, including, for the avoidance of doubt, any successor or permitted assign of the Corporation or the Operating Company by operation of law. Neither the Corporation nor the Operating Company may assign their obligations under this Restructuring Plan except after the Effective Time (i) by operation of law or (ii) to an Affiliate (provided that the assigning party shall remain liable hereunder). The terms and provisions of this Restructuring Plan are for the purpose of defining the relative rights and obligations of the parties hereto with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Restructuring Plan.

(e) Entire Agreement. This Restructuring Plan and the other Transaction Agreements collectively constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(f) Severability. Wherever possible, each provision of this Restructuring Plan shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Restructuring Plan shall be prohibited by or invalid under applicable Law, the provisions of this Restructuring Plan shall be deemed to be severable but only to the extent consistent with economic and other purposes of this Restructuring Plan.

(g) Consent to Jurisdiction. Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Restructuring Plan or the transactions contemplated hereby, exclusively in the Delaware Court of Chancery or, if unavailable, the United States District Court for the District of Delaware, in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Restructuring Plan or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with the terms of Section 8.2 the Merger Agreement.

(h) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Restructuring Plan or the transactions contemplated hereby.

(i) Governing Law. This Restructuring Plan (and all claims, controversies and causes of action, whether in contract, tort or otherwise) and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware.

(j) Counterparts. This Restructuring Plan may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.

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(k) Headings. The descriptive headings of the several Articles and Sections contained in this Restructuring Plan are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[This remainder of this page is left blank intentionally.]

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IN WITNESS WHEREOF, the parties hereto have adopted and agreed to this Restructuring Plan as of the date first above written.

COMPANY: J. ALEXANDER’S CORPORATION

/s/ Lonnie J. Stout II
By: Lonnie J. Stout II Title: Chairman, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF RESTRUCTURING]

PARENT: FIDELITY NATIONAL FINANCIAL, INC.

/s/ Michael L. Gravelle
By: Michael L. Gravelle Title: Executive Vice President, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF RESTRUCTURING]

PURCHASER: AMERICAN BLUE RIBBON HOLDINGS, INC.

/s/ Goodloe Partee
By: Goodloe Partee Title: Authorized Person

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF RESTRUCTURING]

EXHIBIT B

ASSET CONTRIBUTION AGREEMENT

(See attached.)

Execution Version

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is entered into as of this 22nd day of June, 2012 and made effective as of the Effective Time, by and among J. Alexander’s Corporation, a Tennessee corporation (the “Corporation”), and Fidelity Newport Holdings, LLC, a Delaware limited liability company (the “Operating Company”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

WITNESSETH

WHEREAS, immediately following the Effective Time of the Merger contemplated by the Agreement and Plan of Merger by and among Fidelity National Financial, Inc., American Blue Ribbon Holdings, Inc., the Operating Company, Athena Merger Sub, Inc. and the Corporation, dated as of the date hereof (the “Merger Agreement”), the Corporation and its Subsidiaries will effect the internal restructuring contemplated by the Agreement and Plan of Restructuring in the form attached as an exhibit to the Merger Agreement (such agreement, the “Restructuring Plan”) (such restructuring, the “Restructuring”); and

WHEREAS, immediately following the Restructuring, (a)(i) the Corporation will contribute all of its assets and liabilities to a newly-formed Delaware limited liability company wholly-owned by the Corporation formed pursuant to the Restructuring Plan (“Holdings”) and (ii) Holdings will accept all such contributed assets and assume, or take subject to, all such liabilities, all upon the terms and conditions hereinafter set forth in this Agreement, and (b)(i) the Corporation will contribute all of its equity interests in Holdings to the Operating Company and (ii) the Corporation will enter into the Second Amended and Restated Limited Liability Company Agreement of the Operating Company in the form attached as an exhibit to the Merger Agreement (the “LLC Agreement”) and be admitted as the Managing Member (as defined therein) of the Operating Company.

WHEREAS, for U.S. federal income tax purposes, the parties intend that the contribution by the Corporation of the equity interests in Holdings to the Operating Company contemplated under this Agreement qualifies as an exchange described in Section 721 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings. Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, that for purposes of this Agreement none of the Operating Company or any of its Subsidiaries shall be deemed to be an Affiliate of the Corporation or any of its Affiliates; provided further that, for the avoidance of doubt, the Operating Company shall be deemed to be an Affiliate of its controlled Subsidiaries, and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Assigned IP” means any trademarks or domain names included in the First Asset Contribution.

“Ancillary Agreements” has the meaning set forth in Section 2.4(a)

“Asset Contributions” has the meaning set forth in Section 2.2.

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Assumption Agreement” has the meaning set forth in Section 2.4(a).

“Bill of Sale” has the meaning set forth in Section 2.4(a).

“Chosen Courts” has the meaning set forth in Section 5.9.

“Closing” has the meaning set forth in Section 2.3.

“Company” has the meaning set forth in the Preamble.

“Contributed Assets” has the meaning set forth in Section 2.1.

“Contributed Contract(s)” means any Contract(s) included in the First Asset Contribution.

“Contributed Subsidiaries” means all direct Subsidiaries of the Corporation existing as of immediately prior to the First Asset Contribution (other than Holdings).

“Contributed Permits” means any Permits included in the First Asset Contribution.

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“Contribution Closing Date” has the meaning set forth in Section 2.3.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Corporation” has the meaning set forth in the Preamble.

“First Asset Contribution” has the meaning set forth in Section 2.1.

“Holdings” has the meaning set forth in the Recitals.

“IP Assignment Agreement” has the meaning set forth in Section 2.4(a).

“Issued LLC Units” has the meaning set forth in Section 2.2.

“Issuance” has the meaning set forth in Section 2.2.

“Liabilities” means liabilities, debts, claims, demands, costs, expenses, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, liquidated or unliquidated, due or to become due, whether or not accrued.

“LLC Agreement” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Nonassignable Assets” has the meaning set forth in Section 3.1(b).

“Operating Company” has the meaning set forth in the Preamble.

“Restructuring” has the meaning set forth in the Recitals.

“Restructuring Plan” has the meaning set forth in the Recitals.

“Second Asset Contribution” has the meaning set forth in Section 2.2.

“Transaction Agreements” has the meaning set forth in the Merger Agreement and, for the avoidance of doubt, shall include the Ancillary Agreements and the endorsements and other instruments of sale, conveyance, transfer and assignment to be executed, acknowledged and delivered pursuant to Section 2.3.

“Transactions” means, collectively, the transactions contemplated by the Transaction Agreements.

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Section 1.2 Other Definitional Provisions. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Annexes shall be deemed to be references to Articles and Sections of, and Annexes to, this Agreement unless the context shall otherwise require. All Annexes, Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise indicated, the word “or” shall not be exclusive and shall mean “and/or.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

ASSET CONTRIBUTIONS AND CLOSING

Section 2.1 First Asset Contribution; Assumption. Subject to the terms and conditions hereof, as promptly as practicable following the Effective Time and the completion of the Restructuring, (i) the Corporation shall contribute, transfer and assign to Holdings, and Holdings shall accept, acquire and assume, all of the assets of the Corporation (the “Contributed Assets”), and (ii) the Corporation shall assign to Holdings, and Holdings shall assume from the Corporation, or take subject to, all the Liabilities of the Corporation (the “Assumed Liabilities”) and shall indemnify and hold the Corporation harmless therefrom (such transactions in clause (i) and (ii) collectively, the “First Asset Contribution”). The First Asset Contribution shall be made in respect of the Corporation’s equity interests in Holdings.

Section 2.2 Second Asset Contribution; Issuance. Subject to the terms and conditions hereof, as promptly as practicable following the Effective Time and the completion of the Restructuring and the First Asset Contribution, the Corporation shall contribute, transfer and assign to the Operating Company, and the Operating Company shall accept and acquire, all of the equity interests in Holdings (such transactions, collectively, the “Second Asset Contribution” and, together with the First Asset Contribution, the “Asset Contributions”). The Second Asset Contribution shall be made in consideration for the Operating Company’s issuance of the LLC Units to the Corporation, as set forth on Annex A (collectively, the “Issued LLC Units”) (such issuance, the “Issuance”) and the admission of the Corporation as the Managing Member (as defined in the LLC Agreement) of the Operating Company. The Issued LLC units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to any Liens, except as otherwise provided in the Transaction Agreements.

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Section 2.3 Closing. Subject to the Effective Time occurring, the Restructuring being completed and, in the case of the Second Asset Contribution, the First Asset Contribution being completed, the consummation of the Asset Contributions contemplated under this Agreement (the “Closing”) shall occur as promptly as practicable after the Effective Time, the completion of the Restructuring and, in the case of the Second Asset Contribution, the First Asset Contribution being completed. The date upon which the Closing actually occurs is referred to herein as the “Contribution Closing Date”.

Section 2.4 Deliveries at the Closing. Subject to Section 2.3, at the Closing:

(a) in connection with the First Asset Contribution:

(i) the Corporation shall execute and deliver each of (A) the Assignment and Assumption Agreement between the Corporation and Holdings conveying the Contributed Contracts and Contributed Permits (in substantially the form annexed as Annex B, as such form may be amended, modified, supplemented or restated from time to time prior to the Contribution Closing Date in accordance with the terms hereof, the “Assumption Agreement”), (B) the Bill of Sale in favor of Holdings conveying the Contributed Assets (other than the Contributed Contracts, Contributed Permits and Assigned IP) (in substantially the form annexed as Annex C, as such form may be amended, modified, supplemented or restated from time to time prior to the Contribution Closing Date in accordance with the terms hereof, the “Bill of Sale”), and (C) the Trademark and Domain Name Assignment Agreement between the Corporation and Holdings conveying the Assigned IP (in substantially the form annexed as Annex D, as such form may be amended, modified, supplemented or restated from time to time prior to the Contribution Closing Date in accordance with the terms hereof, the “IP Assignment Agreement” and, together with the Assumption Agreement and the Bill of Sale, the “Ancillary Agreements”);

(ii) Holdings shall execute and deliver the Ancillary Agreements; and

(iii) each of the Contributed Subsidiaries shall effect, and reflect on its respective books and records, the transfer from the Corporation to Holdings of all of the equity interests of the Contributed Subsidiaries; and

(b) in connection with the Second Asset Contribution:

(i) the Operating Company shall cause each member of the Operating Company to, execute and deliver the LLC Agreement;

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(ii) the Corporation, in its capacity as Managing Member (as defined in the LLC Agreement), shall execute and deliver the LLC Agreement; and

(iii) the Operating Company shall issue, and reflect on its books and records the issuance of, the Issued LLC Units to the Corporation.

ARTICLE III

COVENANTS

Section 3.1 Reasonable Best Efforts.

(a) Following the Effective Time, each of the Corporation and the Operating Company shall use its reasonable best efforts to take, or cause to be taken, as promptly as practicable following the Effective Time, all actions and to do or cause to be done, as promptly as practicable following the Effective Time, all things necessary, proper or advisable in order to execute and deliver the items required under Section 2.4 and to consummate and make effective, in the most expeditious manner practicable following the Effective Time, the Transactions (including the execution of documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the Transactions).

(b) Following the Effective Time, the Corporation shall, and shall cause its Affiliates to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to transfer and assign fully to Holdings all of the Contributed Assets. Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Contributed Asset, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment without such consent (collectively, the “Nonassignable Assets”) unless and until such consent shall have been obtained. The Corporation shall, and shall cause its Affiliates to, use all reasonable best efforts to cooperate with the Operating Company in endeavoring to obtain such consents promptly following the Effective Time. The Operating Company shall, and shall cause its Affiliates to, use all reasonable best efforts to cooperate with the Corporation at its request in endeavoring to obtain such consents promptly following the Effective Time. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Contribution Closing Date, by the Corporation or its Affiliates, as applicable, in trust for Holdings or its Affiliates and the covenants and obligations thereunder shall be performed by Holdings or its Affiliates in the name of the Corporation and all benefits and obligations existing thereunder shall be for Holdings’ or its Affiliates’ account. From and after the Effective Time, the Corporation shall, and shall cause its Affiliates to, use all reasonable best efforts to take or cause to be taken at Holdings’ expense such actions in its name or otherwise as Holdings or its Affiliates may reasonably request so as to provide Holdings or its Affiliates with the benefits of the

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Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Corporation shall, and shall cause its Affiliates to, promptly pay over to Holdings or its Affiliates all money or other consideration received by any of them in respect of any Nonassignable Asset. As of and from the Effective Time, the Corporation authorizes Holdings and its Affiliates, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Holdings’ expense, to perform all of the Corporation’s obligations and to receive all of the benefits to which the Corporation is entitled under the Nonassignable Assets, and the Corporation appoints Holdings and its Affiliates as its attorney-in-fact to act on its behalf with respect thereto.

Section 3.2 Consents. The Corporation and the Operating Company acknowledge that certain Consents with respect to the transactions contemplated by this Agreement may be required from parties to the Contributed Contracts, issuers of the Contributed Permits and holders of the Assigned IP in order to transfer such Contributed Contracts and Contributed Permits and such Assigned IP to Holdings and that such Consents have not been obtained as of the date hereof. From and after the Effective Time, the Corporation shall, and shall cause its Affiliates to, cooperate with the Operating Company, upon its request in any reasonable manner in connection with the Operating Company obtaining any such Consents; provided, that such cooperation shall not include any requirement of the Corporation or any of its Affiliates to make any payment to any third party, commence, defend or participate in any litigation or incur any material obligation in favor of, or offer or grant any material accommodation (financial or otherwise) to, any third party.

Section 3.3 Indemnification. The Operating Company will, immediately upon demand, reimburse, indemnify and hold harmless the Corporation from and against the Assumed Liabilities and any and all loss, liability, suits, claims, costs, damages and expenses of any nature whatsoever (including attorneys’ fees) whether or not involving a third-party claim, arising out of, or in connection with, the performance of this Agreement, the Restructuring Plan and the Ancillary Agreements. The Corporation may, at its own expense, assist in the defense of and all negotiations relative to the settlement of any such claim if it so chooses. The rights of the Corporation to indemnification hereunder will be in addition to any other rights the Corporation may have under any other agreement or instrument to which the Corporation is or becomes a party or is or otherwise becomes a beneficiary under law or regulation.

Section 3.4 Further Assurances. Each party hereto shall execute and deliver all such further and additional instruments and agreements and shall take such further and additional actions, as may be reasonably necessary or desirable to evidence or carry out the provisions of this Agreement or to consummate the Transactions.

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ARTICLE IV

TERMINATION

Section 4.1 Termination. This Agreement shall be terminated automatically upon the termination of the Merger Agreement in accordance with its terms.

Section 4.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 4.1, this Agreement shall forthwith become void and be of no effect, without any liability or obligation on the part of any party or its Affiliates.

ARTICLE V

MISCELLANEOUS

Section 5.1 Addresses and Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 5.1):

(a) If to the Corporation, to:

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

Attention:     Chairman, President and Chief Executive Officer

Facsimile:     (615) 269-1939

with a copy (prior to the Closing) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention:     F. Mitchell Walker, Jr.

Facsimile:     (615) 742-2775

(b) If to the Operating Company, to:

c/o Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attention:     Chief Legal Officer

Facsimile:     (904) 357-1104

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with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:    Michael J. Aiello, Esq.

  Danielle Do, Esq.

Facsimile:   (212) 310-8007

Section 5.2 Fees and Expenses. Conditioned upon the Effective Time, the Operating Company shall bear all fees and expenses incurred in connection with the matters described herein, including fees and expenses of financial, legal and accounting advisors and other outside consultants.

Section 5.3 Amendments and Modifications. Except as otherwise provided herein, no amendment, modification, or variation of any provision of this Agreement or the form of any Ancillary Agreement attached as an Annex hereto shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

Section 5.4 No Waiver. The failure of any party hereto, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any provision of this Agreement shall not suspend, waive or affect any other provision of this Agreement whether the same is prior or subsequent thereto. None of the undertakings, agreements and covenants of any party hereto contained in or contemplated by any other provision of this Agreement shall be deemed to have been suspended or waived by any other party hereto, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such party and directed to any other party hereto specifying such suspension or waiver.

Section 5.5 Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of all of the parties and their respective successors and permitted assigns, including, for the avoidance of doubt, any successor or permitted assign of the Corporation, including Holdings, or of the Operating Company by operation of law. Neither the Corporation nor the Operating Company may assign their obligations under this Agreement except after the Effective Time (i) by operation of law or (ii) to an Affiliate (provided that the assigning party shall remain liable hereunder). The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the parties hereto with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

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Section 5.6 Entire Agreement. This Agreement, including the Annexes hereto, and the other Transaction Agreements collectively constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 5.7 Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any actual or threatened breach of the provisions of this Agreement, or (b) in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Section 4.1, the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith. Each of the parties hereby agrees (i) that it shall not oppose the granting of such relief by reason of there being an adequate remedy at law, (ii) that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief, (iii) that such relief may be granted without the requirement that the party seeking such relief offer proof of actual damages and (iv) that the prevailing party in any such action or proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including all attorneys’ fees. The parties hereby further acknowledge and agree that such relief shall include the right of the Corporation to cause the Operating Company to consummate the Issuance pursuant to the terms of this Agreement. The parties further agree that (x) by seeking the remedies provided for in this Section 5.7, a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that the remedies provided for in this Section 5.7 are not available or otherwise are not granted, and (y) nothing contained in this Section 5.7 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 5.7 before any termination under Section 4.1, nor shall the commencement of any action pursuant to this Section 5.7 or anything contained in this Section 5.7 restrict or limit the termination of this Agreement in accordance with the terms of Section 4.1 or any party’s right to pursue any other remedies under this Agreement that may be available then; provided, however, that except as otherwise expressly provided in clause (iv) of the third sentence above, in no event shall any party be entitled to monetary damages in the event of an order of specific performance to consummate the Issuance, provided that such consummation occurs.

Section 5.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, the provisions of this Agreement shall be deemed to be severable but only to the extent consistent with economic and other purposes of this Agreement.

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Section 5.9 Consent to Jurisdiction. Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively, (i) in the event of an action, suit, demand or proceeding (including counterclaims) brought prior to the Effective Time, in the courts of the State of Tennessee or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the State of Tennessee or, (ii) in the event of an action, suit, demand or proceeding (including counterclaims) brought at or after the Effective Time, in the Delaware Court of Chancery or, if unavailable, the United States District Court for the District of Delaware, in each case, sitting in the City of Wilmington, Delaware (as applicable, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 5.1.

Section 5.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11 Governing Law. This Agreement (and all claims, controversies and causes of action, whether in contract, tort or otherwise) and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware.

Section 5.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.

Section 5.13 Interpretation. Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

Section 5.14 Headings. The descriptive headings of the several Articles and Sections contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[The remainder of this page is left blank intentionally.]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

THE CORPORATION:

J. ALEXANDER’S CORPORATION

By:	/s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: Chairman, President and
Chief Executive Officer

SIGNATURE PAGE TO ASSET CONTRIBUTION AGREEMENT

THE OPERATING COMPANY:

FIDELITY NEWPORT HOLDINGS, LLC

By:	/s Hazem Ouf
Name: Hazem Ouf
Title: Chief Executive Officer

SIGNATURE PAGE TO ASSET CONTRIBUTION AGREEMENT

Annex A

LLC UNITS

Admitted Member	No. of Issued LLC Units	Opening Capital Account Balance
Corporation, as Managing Member	5,999,235	TBD based upon final determination of merger consideration.

A-1

Annex B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Please see attached.

[* Annex omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of this annex to the Securities and Exchange Commission upon request.]

B-1

Annex C

FORM OF BILL OF SALE

Please see attached.

[* Annex omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of this annex to the Securities and Exchange Commission upon request.]

C-2

Annex D

FORM OF TRADEMARK AND DOMAIN NAME ASSIGNMENT AGREEMENT

Please see attached.

[* Annex omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of this annex to the Securities and Exchange Commission upon request.]

D-3

EXHIBIT C

PURCHASER CHARTER

(See attached.)

Final Version

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN BLUE RIBBON HOLDINGS, INC.

American Blue Ribbon Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is American Blue Ribbon Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 22, 2012.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, American Blue Ribbon Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this [            ] day of [            ], 2012.

AMERICAN BLUE RIBBON HOLDINGS, INC., a Delaware corporation

Name: Title:

Final Version

EXHIBIT A

ARTICLE I

Name

The name of the Corporation is American Blue Ribbon Holdings, Inc.

ARTICLE II

Registered Address

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). Notwithstanding the foregoing, for so long as the Exchange Agreement is in effect, the Corporation shall engage (and shall cause each of its wholly-owned Subsidiaries to engage) solely as a holding company (provided that nothing in this Article III shall preclude the Corporation or any of its wholly owned Subsidiaries from incurring indebtedness as contemplated by Section 12.02(c)(ii) of the LLC Agreement). Capitalized terms used in this Amended and Restated Certificate of Incorporation are defined in Article XIII.

ARTICLE IV

Capital Stock

Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 114,846,432 shares, consisting of (a)(i) 103,000,000 shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), (ii) 1,836,432 shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Class A/B Common Stock”), and (iii) 10,000 shares of Class C Common Stock, par value $0.00001 per share (the “Class C Common Stock” and, together with the Class A/B Common Stock, the “Common Stock”), and (b) 10,000,000 shares of one or more series of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).

Except as otherwise provided by law or as set forth herein, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

Section 2. Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect (a) the conversion of all outstanding shares of Class B Common Stock pursuant to Sections 3(e)(4) and (5) of this Article IV, (b) any exchanges of LLC Units required under the Exchange Agreement and (c) any exercises of options or other rights to acquire Class A Common Stock and any conversions of securities convertible into Class A Common Stock, in either case, that may be issued from time to time pursuant to the terms and subject to the conditions of any equity incentive plan approved by the Board of Directors from time to time; and, if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect any such conversions, exchanges and exercises, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

Section 3. Common Stock.

(a) Voting Rights.

(1) General. Each share of Class A Common Stock shall have one vote per share. Each share of Class B Common Stock shall have one vote per share, except as otherwise provided in Section 3(e)(2) of this Article IV. Each share of Class C Common Stock shall be voting only with respect to the matters set forth in Section 3(f)(2) of this Article IV. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall, at all times, vote together as one class on all matters submitted to a vote or for the consent of the stockholders of the Corporation (provided that, for the avoidance of doubt, each share of Class A Common Stock and Class B Common Stock voting on such matter shall have the number of votes per such share as indicated in the first two sentences of this Section 3(a)(1)).

(2) Class A/B Directors. The holders of record of the shares of Class A/B Common Stock, exclusively and as a separate class, shall be entitled to elect that number of directors (each, a “Class A/B Director” and, collectively, the “Class A/B Directors”) equal to (A) the number of directors comprising the entire Board of Directors, minus (B) the number of Class C Directors and Preferred Directors (provided that, (i) in no case shall the number of Class A/B Directors constitute less than a majority of the entire Board of Directors and (ii) the Corporation and the Board of Directors shall take all action necessary or advisable (including by increasing the size of the Board of Directors and/or adding additional directors pursuant to Sections 1(a) and 2 of Article VI) to ensure that the Class A/B Directors at all times constitute at least a majority of the entire Board of Directors).

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(3) Class C Directors. The holders of record of the shares of Class C Common Stock, exclusively and as a separate class, shall be entitled to elect (i) two directors, for so long as the Indirect LLC Beneficial Ownership of the Class C Permitted Holders is at least 17.5% and (ii) one director, for so long as the Indirect LLC Beneficial Ownership of the Class C Permitted Holders is at least 10% but less than 17.5% (each, a “Class C Director” and, collectively, the “Class C Directors”).

(4) Preferred Directors. For the purpose of the calculation in Section 3(a)(2) of this Article IV above, the number of directors on the entire Board of Directors shall include any directors elected by a separate class vote of Preferred Stock or series vote of any series of Preferred Stock (any such directors, the “Preferred Directors”).

(b) Dividends. Subject to the preferences applicable to any series of the Preferred Stock, if any, outstanding at any time, (i) the holders of Class A/B Common Stock shall be entitled to share, on a pari passu per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Class A/B Common Stock out of assets or funds of the Corporation legally available therefor, and (ii) the holders of the Class C Common Stock shall not be entitled to share in any such dividends or other distributions in respect of their shares of Class C Common Stock.

(c) Liquidation. Subject to the preferences applicable to any series of the Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, (i) the holders of Class A/B Common Stock shall be entitled to share, on a pari passu per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Class A/B Common Stock, and (ii) the holders of the Class C Common Stock shall not be entitled to receive any portion of such assets in respect of their shares of Class C Common Stock.

(d) Subdivision or Combination. If the Corporation in any manner subdivides or combines by any split, dividend, reclassification, recapitalization or otherwise, or combines by reverse split, reclassification, recapitalization or otherwise, the outstanding shares of one class of Common Stock, the outstanding shares of all other classes of Common Stock will be subdivided or combined in the same manner.

(e) Class B Common Stock.

(1) Permissible Holder. Shares of Class B Common Stock may only be issued to and held by a Class B Permitted Holder. Any Transfer of any shares of Class B Common Stock to any Person that is not a Class B Permitted Holder shall result in the automatic conversion of such shares into shares of Class A Common Stock pursuant to Section 3(e)(5) of this Article IV.

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(2) Voting. Subject to Section 3(e)(3) of this Article IV, each share of Class B Common Stock shall have the following number of votes per share:

(i) If the total number of shares of Class B Common Stock then outstanding represents less than 50.1% of the sum of (A) the total number of shares of the Class A/B Common Stock then outstanding and (B) the total number of votes to which any then-outstanding shares of Preferred Stock or any series of Preferred Stock are entitled when voting together with the holders of Class A/B Common Stock as a single class then:

A * (.501 / .499)

B

rounded down to the nearest ten-thousandth, but not less than one vote per share, where:

A = the number of shares of Class A Common Stock then outstanding (plus the number of votes to which any then-outstanding shares of Preferred Stock are entitled when voting together with the holders of Class A/B Common Stock as a single class); and

B = the number of shares of Class B Common Stock then outstanding.

(ii) If the total number of shares of Class B Common Stock then outstanding represents 50.1% or more of the sum of (A) the total number of shares of Class A/B Common Stock then outstanding and (B) the total number of votes to which any then-outstanding shares of Preferred Stock or any series of Preferred Stock is entitled when voting together with the holders of Class A/B Common Stock as a single class then: 1 vote per share.

(3) Sunset. Notwithstanding the foregoing, if at any time the Indirect LLC Beneficial Ownership of the Permitted Class B Holders is less than 40%, then at such time and thereafter each share of Class B Common Stock shall have 1 vote per share.

(4) Voluntary Conversion Rights. The holders of the Class B Common Stock shall have the following conversion rights:

(i) Conversion Ratio. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock.

(ii) Mechanics of Conversion. In order for a holder of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall, (i) in the case of certificated shares, surrender the certificate for such shares of Class B Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class B Common Stock represented by such certificate (or lost certificate affidavit and agreement) and, if applicable, any event on which such conversion is contingent and, (ii) in the case of book entry shares, deliver to

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the office of the transfer agent for the Class B Common Stock (or the principal office of the Corporation, if the Corporation serves as its own transfer agent), a written notice that such holder elects to convert all or any number of the shares of the Class B Common Stock represented by such book entry and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name and/or the name(s) of the nominee(s) in which such holder wishes the certificate or certificates and/or book entry and/or book entries for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on (i) the date of receipt by the transfer agent (or by the Corporation, if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and/or such notice or (ii) the date on which the event on which such conversion is contingent occurs shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate or book entry shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Class A Common Stock, and/or to such holder’s nominee(s), a certificate or certificates, and/or make (or instruct the Corporation’s transfer agent to make) for the benefit such holder of Class A Common Stock, or for the benefit of such holder’s nominee(s), a book entry or book entries, for the number of shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof, and a certificate or book entry for the number (if any) of the remaining shares of Class B Common Stock represented by the surrendered certificate or book entry that were not converted into Class A Common Stock, and (ii) pay to the holder of such Class A Common Stock as of the date immediately preceding the ex-dividend date, or to such holder’s nominee(s), all declared but unpaid dividends on the shares of Class B Common Stock converted.

(iii) Effect of Voluntary Conversion. All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the applicable holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

(iv) Taxes. The Corporation shall not be required to pay any issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Class B Common Stock pursuant to this Section 3(e)(4) of this Article IV or any tax which may be payable in respect of any Transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

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(5) Automatic Conversion. Upon the Transfer of any share of Class B Common Stock to a Person that is not a Class B Permitted Holder (such time, the “Automatic Conversion Time”), such share of Class B Common Stock shall automatically be converted into one duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock.

(i) Procedural Requirements. Upon such Transfer, (i) in the case of certificated shares, the certificate for such shares of Class B Common Stock (or, if such certificate is alleged to have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) shall be surrendered (or, in the case of a lost certificate affidavit and agreement, executed and delivered) to the Corporation at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent), together with written notice that all or any number of such shares of Class B Common Stock represented by such certificate have been Transferred to a Person that is not a Class B Permitted Holder or, (ii) in the case of book entry shares, a written notice that all or any number of such shares of Class B Common Stock represented by such book entry have been Transferred to a Person that is not a Class B Permitted Holder shall be delivered to the Corporation at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent). Such notice shall state (A) such transferee’s name and/or the name(s) of the nominee(s) in which such transferee wishes the certificate or certificates and/or book entry or book entries for shares of Class A Common Stock to be issued and, (B) in the event that all shares of Class B Common Stock represented by the surrendered certificate or book entry were not converted into Class A Common Stock, such Class B Permitted Holder’s name and/or the name(s) of the nominee(s) in which such Class B Permitted Holder wishes the certificate or certificates and/or book entry or book entries for the remaining shares of Class B Common Stock to be issued. If so required by the Corporation, certificates surrendered for conversion upon Transfer shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights with respect to the Class B Common Stock converted pursuant to this Section 3(e)(5), including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Automatic Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates or book entries at or prior to such time), except only the rights of the applicable holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) and/or book entry or book entries therefor and/or delivery of such notice, to receive the items provided for in the next sentence of this Section 3(e)(5)(i). The Corporation shall, as soon as practicable after the Automatic Conversion Time, (i) issue and deliver to such transferee of Class A Common Stock, or to such transferee’s nominee(s), a certificate or certificates, and/or make (or instruct the Corporation’s transfer agent to make) for the benefit such transferee of Class A Common Stock, or for the benefit of such transferee’s nominee(s), a book entry or book entries, for the number of shares of Class A Common Stock issuable upon such automatic conversion in accordance with the provisions hereof, and a certificate or book entry for the number (if any) of the remaining shares of Class B Common Stock represented by the surrendered certificate and/or book entry that were not Transferred and automatically converted into Class A Common Stock, and (ii) pay

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to the holder of such Class A Common Stock as of immediately before the ex-dividend date, or to such holder’s nominee(s), all declared but unpaid dividends on the shares of Class B Common Stock converted. The shares of Class A Common Stock issuable upon automatic conversion upon Transfer of the shares of Class B Common Stock represented by such certificate or book entry shall be deemed to be outstanding of record as of the Automatic Conversion Time.

(ii) Effect of Automatic Conversion. All shares of Class B Common Stock which shall have been automatically converted as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate at the Automatic Conversion Time, except only the right of the applicable holder thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so automatically converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

(iii) Taxes. The Corporation shall not be required to pay any issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon automatic conversion of shares of Class B Common Stock pursuant to this Section 3(e)(5) of this Article IV or any tax which may be payable in respect of any Transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(6) Capital Structure of the Corporation. The Corporation shall take all such other actions as may be reasonably necessary or advisable to give effect to the intended substantive economic results of the provisions of this Amended and Restated Certificate of Incorporation, the Exchange Agreement and the LLC Agreement.

(7) Automatic Amendment to Article IV. At any time when there are no longer any shares of Class B Common Stock outstanding, this Amended and Restated Certificate of Incorporation automatically shall be deemed amended to delete Section 3(e) of this Article IV in its entirety.

(f) Class C Stock.

(1) Permissible Holder. Shares of Class C Common Stock may only be issued to and held by a Class C Permitted Holder. A Transfer of any shares of Class C Common Stock to any Person that is not a Class C Permitted Holder shall be null and void ab initio, and of no force or effect.

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(2) Voting. Each share of Class C Common Stock shall have 1 vote per share on solely the following matters:

(i) The election of Class C Directors pursuant to Section 3(a)(3) of this Article IV, the removal of a Class C Director pursuant to Section 1(c) of Article VI, the filling of vacancies in the Class C Directors pursuant to Section 2 of Article VI and the removal of Class C Directors pursuant to Section 5 of Article VI.

(ii) An amendment to this Amended and Restated Certificate of Incorporation described in the last sentence of Section 2 of Article V.

(iii) The matters set forth in Sections 3(f)(3)-(4) of this Article IV.

(3) Consent Rights. Notwithstanding anything else contained in this Amended and Restated Certificate of Incorporation to the contrary, and in addition to any other voting requirements specified in this Amended and Restated Certificate of Incorporation, until such time as the Indirect LLC Beneficial Ownership of the holders of Class C Common Stock, together with their Affiliates, is less than 17.5%, the following actions may only be taken by the Corporation with the approval of the holders of a majority of the Class C Common Stock:

(i) the approval of any modification to or deviation from the Corporation’s lines of business;

(ii) the approval of any modification or deviation from the business plan approved by the Board of Directors (including the Class C Directors) by (A) 15% or more with respect to any individual expense line item of any such annual operating or capital budget or (B) 10% or more with respect to the aggregate expenses set forth in such business plan; provided, that notwithstanding the foregoing, any deviation from such business plan in any fiscal year permitted pursuant to (A) and (B) above shall only be permitted if it does not obligate the Corporation to incur expenses in any subsequent fiscal year;

(iii) acquisition, by merger or consolidation, or by purchase of, or investments in, all or substantially all of the assets or stock or other equity interest of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, in excess of 5% of the Corporation’s and its Subsidiaries’ annual consolidated revenue for the most recently completed calendar year for any one transaction or series or related transactions, or 10% of such amount for all acquisitions per calendar year;

(iv) amendments to this Amended and Restated Certificate of Incorporation, including by way of merger;

(v) any (A) sale of all or substantially all of the assets of, or liquidation, dissolution or recapitalization of, the Corporation or any individual chain of restaurants owned by the Corporation or (B) change of control of the Corporation, whether through merger or sale of common stock or otherwise, the result of which is Persons owning Class A/B Common Stock prior to such transaction do not hold more than 50% of the Class A/B Common Stock after giving effect to such transaction;

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(vi) authorizing or issuing, or committing to authorize or issue, any shares of capital stock or other equity interest in the Corporation (including interests convertible or exchangeable into equity interests in the Corporation);

(vii) authorizing or approving the entry by the Corporation into any transaction with any of the Corporation’s Affiliates or any stockholder of the Corporation or any of its Affiliates, except for customary employment arrangements and benefits programs on arms-length terms and transactions between the Corporation and its Subsidiaries;

(viii) entering into any contract or transaction which would reasonably be expected to involve annual service revenue to the Corporation in any year of more than 10% of the Corporation’s annual consolidated revenue for the most recently completed calendar year, between the Corporation, on the one hand, and any customer of the Corporation, on the other hand;

(ix) offering for sale to the public of any capital stock or other equity or debt interest in the Corporation pursuant to a registration statement in the United States or comparable document in any other jurisdiction;

(x) any (A) commencement of a case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Corporation, or seeking to adjudicate the Corporation bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Corporation or its debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for the Corporation or for all or any substantial part of its assets, or (B) making of a general assignment for the benefit of the Corporation’s creditors;

(xi) any redemption, repurchase or other acquisition of any capital stock of the Corporation;

(xii) the declaration or payment of any dividend or other distribution on or in respect of shares of capital stock of the Corporation other than on a pro-rata basis to all holders thereof; and

(xiii) making or entering into any agreement, arrangement, commitment or understanding to do or cause to be done any of the foregoing.

(4) Veto Rights.

(i) Until such time as the Indirect LLC Beneficial Ownership of the holders of Class C Common Stock, together with their Affiliates, is less than 17.5%, each time the Board of Directors proposes to replace the Chief Executive Officer of the Corporation, for bona fide, good faith reasons, communicated in writing in reasonable detail by the holders of a majority of the Class C Common Stock within a reasonable time after the Corporation notifies such holders of the identity of a proposed replacement candidate, such holders shall have the right to veto the selection of two such proposed candidates for Chief Executive Officer (each such candidate, a “Candidate”).

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(ii) If such holders have already vetoed two Candidates for the Chief Executive Officer position, the Board of Directors may thereafter appoint an alternative Candidate who (A) is not one of the Candidates that the Class C Directors vetoed pursuant to Section 3(f)(4)(i) of this Article IV, and (B) has been a senior executive of a company engaged in a business activity that is the same as or similar to the business of the Corporation and its Subsidiaries and that had at least $250 million in annual revenue.

(iii) Notwithstanding anything in this Section 3(f)(4) of this Article IV to the contrary:

(A) the Board of Directors may appoint an interim Chief Executive Officer to serve for a term not to exceed (unless otherwise agreed in writing by the Class C Directors) 120 calendar days (the “Interim Term”) (provided, that any such individual appointed on an interim basis satisfies the criteria set forth in Section 3(f)(4)(ii) of this Article IV);

(B) the Board of Directors may extend the Interim Term by successive increments of 90 calendar days up to an aggregate maximum of 180 days, so long as the Corporation is proceeding in good faith with the process set forth in this Section 3(f)(4) of this Article IV; and

(C) if after the time period contemplated by Section 3(f)(4)(iii)(B) of this Article IV the Corporation has not appointed a Candidate acceptable to the Class C Directors, a Candidate may be appointed subject to the provisions of Section 3(f)(4)(ii) of this Article IV.

(iv) The holders of Class C Common Stock and their Affiliates shall have the right to employ the former Chief Executive Officer upon termination of his or her employment by the Corporation (any such person, a “Former Executive”), and such Former Executive shall have the right to be employed by such holders and their Affiliates without restrictions and without being required to waive any vested benefits such Former Executive may be entitled to receive in connection with termination of employment by the Corporation.

(5) Automatic Cancellation and Amendment to Article IV. At any time when the Indirect LLC Beneficial Ownership of the Permitted Class C Holders is less than 10%, (i) all shares of Class C Common Stock shall no longer be deemed to be outstanding and shall be retired and cancelled and may not be reissued, (ii) all rights with respect to such shares shall immediately cease and terminate at such time, (iii) the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class C Common Stock to zero accordingly and (iv) this Amended and Restated Certificate of Incorporation automatically shall be deemed amended to delete Sections 3(a)(3) and 3(f) of this Article IV in their entirety.

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Section 4. Preferred Stock.

(a) Subject to Section 4(c) of this Article IV, shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided, that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware. Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and cancelled, and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and the Corporation shall have the right to reissue such shares.

(b) Subject to the provisions of applicable law or of the Bylaws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes.

(c) The Corporation shall not issue any shares of Preferred Stock to the extent such issuance would deprive the holders of Class B Common Stock of their economic and voting rights hereunder and under the LLC Agreement. For the avoidance of doubt, (i) the pro rata dilution of economic interests in the Corporation through the issuance of Preferred Stock shall not alone be deemed to deprive any holder of Class B Common Stock of its economic rights hereunder or under the LLC Agreement and (ii) the pro rata dilution of voting interests in the Corporation through the issuance of Preferred Stock that votes together with the Class A/B Common Stock, as a single class (and not alone as a separate class, except to the extent necessary to comply with any applicable national stock exchange listing standards related to the non-payment of dividends), shall not alone be deemed to deprive any holder of Class B Common Stock of its voting rights hereunder or under the LLC Agreement.

Section 5. Preemptive Rights.

(a) General. Each Rights Holder has the right to purchase up to its Pro Rata Share of any New Securities (as defined below) that the Corporation or any of its Subsidiaries may issue from time to time after the date of this Amended and Restated Certificate

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of Incorporation. A Rights Holder’s “Pro Rata Share” means a percentage equal to (A) the sum of (1) the total number of LLC Units then directly owned by such Rights Holder and (2) the total number of shares of Purchaser Class A/B Common Stock then directly owned by such Rights Holder, by (B) the sum of (1) the total number of LLC Units then directly owned by all Rights Holders and (2) the total number of shares of Purchaser Class A/B Common Stock then directly owned by all Rights Holders.

(b) New Securities. For purposes of this Section 5 of this Article IV, “New Securities” means (a) any debt instruments of the Corporation or any of its Subsidiaries proposed to be issued to any Rights Holder or other Affiliate of the Corporation, (b) capital stock of the Corporation, whether now authorized or not, (c) equity securities of the Corporation’s Subsidiaries, whether now authorized or not, (d) rights, options or warrants to purchase such capital stock, equity securities or debt instruments and (e) securities of any type whatsoever that are, or may become, convertible into, exercisable for, or exchangeable into, such capital stock, equity securities or debt instruments; provided, however, that the term “New Securities” does not include securities issued or issuable:

(1) to officers, directors, employees or consultants of the Corporation or any of its Subsidiaries (or to Persons who at the time of the grant were officers, directors, employees or consultants of the Corporation or any of its Subsidiaries) pursuant to an equity incentive plan or stock purchase plan or agreement approved by the Board of Directors (including securities issued or issuable upon the conversion or exchange of such securities in accordance with the provisions of such plan or agreement);

(2) in connection with a pro rata stock split (or reverse stock split), subdivision, conversion, recapitalization, reclassification, dividend or distribution in respect of capital stock of the Corporation or any of its Subsidiaries;

(3) pursuant to a registration statement filed with the Securities and Exchange Commission or, if applicable, any debt securities issued or issuable pursuant to an offering made in reliance on Rule 144A under the Securities Act;

(4) as consideration for the acquisition of another Person by the Corporation or any of its Subsidiaries by consolidation, merger, purchase of all or substantially all of the assets or other business combination or reorganization in which the Corporation or any of its Subsidiaries acquire, in a single transaction or series of related transactions, one or more divisions or lines of business or all or substantially all of the assets of such other Person or 50% or more of the voting power of such other Person or 50% or more of the equity ownership of such other Person or any equity ownership in such other Person that is a joint venture;

(5) upon exercise of any convertible securities or in connection with payment-in-kind interest;

(6) by the Operating Company or any of its Subsidiaries pursuant to, and in compliance with, Section 12.05(d) of the LLC Agreement; or

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(7) as any right, option or warrant to acquire any securities specifically excluded from the definition of New Securities, pursuant to Sections 5(b)(1) through (6) of this Article IV.

(c) Procedure.

(1) The Corporation will give both Rights Holders at least ten (10) days prior written notice of the Corporation’s intention to issue New Securities (the “New Securities Notice”), describing the type and amount of New Securities to be issued, each Rights Holder’s Pro Rata Share of such New Securities and the price and the general terms and conditions upon which the Corporation proposes to issue such New Securities. Each Rights Holder may purchase all or any portion of its Pro Rata Share of such New Securities, by delivering to the Corporation, within ten (10) days after the date of receipt by the Rights Holder of any such New Securities Notice, a written notice specifying that portion which it desires to purchase of its Pro Rata Portion of such New Securities for the price and upon the general terms and conditions specified in the New Securities Notice. If any Rights Holder fails to notify the Corporation in writing within such ten (10) day period of its election to purchase all or any portion of such Rights Holder’s Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder will forfeit the right hereunder to purchase that part of such Rights Holder’s Pro Rata Share of such New Securities that such Rights Holder did not agree to purchase.

(2) If any Rights Holder fails to elect to purchase the full amount of its Pro Rata Share of the New Securities, the Corporation shall give notice (“Purchasing Holder Notice”) of such failure to the other Rights Holder if it did so elect to purchase the full amount of its Pro Rata Share of the New Securities (the “Purchasing Holder”). Such Purchasing Holder Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holder shall have five (5) days from the date such Purchasing Holder Notice was received by such Purchasing Holder to notify the Corporation in writing of its election (“Purchasing Holder Election”) to purchase all or any portion of the New Securities available for purchase by the Nonpurchasing Holder pursuant to Section 5(c)(1) of this Article IV not subscribed for by the Nonpurchasing Holder.

(d) Failure to Exercise. In the event that the Rights Holders fail to exercise in full the purchase right with respect to all of the offered New Securities described in the New Securities Notice, then the Corporation will have sixty (60) days after a determination has been made pursuant to Section 5(c)(2) of this Article IV to issue the New Securities with respect to which the Rights Holders’ rights hereunder were not exercised, at a price and upon terms and conditions not more favorable to the purchasers thereof than specified in the New Securities Notice to the Rights Holders. In the event that the Corporation has not issued such New Securities within such sixty (60) day period, then the Corporation shall not thereafter issue such New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 5 of this Article IV.

(e) Exceptions. Notwithstanding anything to the contrary contained herein, the Corporation may sell, and any Rights Holder may purchase, New Securities without complying with this Section 5 of this Article IV, provided that promptly after such purchase, the

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Rights Holder purchasing New Securities offers in writing to the non-purchasing Rights Holder the right to purchase from such purchasing Rights Holder its Pro Rata Share (after giving effect to the issuance of New Securities) of such New Securities purchased on the same terms as the purchasing Rights Holder purchased such New Securities. Any such right to purchase shall be exercisable for a period of ten (10) business days after the delivery of such written notice by purchasing Rights Holder.

ARTICLE V

Amendments and Certain Agreements

Section 1. Bylaws. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation and in the Bylaws of the Corporation, any Bylaws may be adopted, amended or repealed by a majority of the Board of Directors, and any Bylaws adopted by the Board of Directors may be amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Class A/B Common Stock; provided, however, that no provision of the Bylaws of the Corporation may be adopted, amended or repealed which shall interpret or qualify, or impair or impede the implementation of any provision of this Amended and Restated Certificate of Incorporation or which is otherwise inconsistent with the provisions of this Amended and Restated Certificate of Incorporation. Any inconsistency between the Bylaws of the Corporation and this Amended and Restated Certificate of Incorporation shall be construed in favor of this Amended and Restated Certificate of Incorporation.

Section 2. Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles IV, V, VI or VII may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Class A/B Common Stock is obtained. For so long as any Class B Common Stock is outstanding, (i) no amendment (including by merger, consolidation or otherwise) to Article III, Article IV (other than with respect to an increase or decrease in the authorized number of shares of Common Stock or in connection with the authorization of Preferred Stock that the Corporation is permitted to authorize under this Amended and Restated Certificate of Incorporation), this sentence of Section 2, or Section 3 or Section 4 of this Article V, Article VI (to the extent related solely to the Class B Common Stock) and Article XI and any related definitions in Article XIII, shall be made without the consent of the holders of a majority of the Class B Common Stock, and (ii) no other amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation or otherwise) shall be permitted that adversely affects the rights of the holders of Class B Common Stock hereunder in a manner that is disproportionate relative to the holders of Class A Common Stock hereunder without the consent of the holders of a majority of the Class B Common Stock.

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For so long as any Class A Common Stock is outstanding, no amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation or otherwise) shall be permitted that adversely affects the rights of the holders of Class A Common Stock hereunder in a manner that is disproportionate relative to the holders of Class B Common Stock hereunder without the consent of the holders of a majority of the Class A Common Stock. For so long as any Class C Common Stock is outstanding, no amendment to Sections 3(a)(3), 3(e)(3) or 3(f) of Article IV or to Article XI (including by merger, consolidation or otherwise) that is adverse to the holders of Class C Common Stock shall be made without the consent of the holders of a majority of the Class C Common Stock.

Section 3. Exchange Agreement. The Corporation shall not and shall ensure that its Subsidiaries do not, by amendment of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or other governing documents of the Corporation or any of its Subsidiaries, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities of the Corporation or any of its Subsidiaries, or any other voluntary action or failure to take any action of any kind, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation or the Operating Company under the Exchange Agreement or the LLC Agreement. The Corporation shall take all such actions as are necessary to cause the Exchange Agreement to be implemented in accordance with its terms.

Section 4. LLC Agreement. The Corporation shall take all such actions as are necessary to cause the LLC Agreement to be implemented in accordance with its terms.

ARTICLE VI

Board of Directors

Section 1. Directors.

(a) The number of directors of the Corporation shall initially be seven (7). The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the directors then in office.

(b) Election of Directors. The initial directors shall be divided into three classes, designated as Class I, Class II and Class III. Class I shall initially consist of two directors, one of which shall initially be Class A/B Directors and one of which shall initially be a Class C Director. Class II shall initially consist of two directors, one of which shall initially be Class A/B Directors and one of which shall initially be a Class C Director. Class III shall initially consist of three directors, all of which shall initially be Class A/B Directors. The size of each class of directors shall be subject to any increase or decrease in the number of Class A/B Directors, Class C Directors and/or Preferred Directors pursuant to Sections 3(a)(2)-(4) of Article IV or any certificate of designations, as applicable. Each initial director in Class I shall hold office for a term that expires at the first annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation; each initial director in Class II shall hold office for a term that expires at the second annual meeting of stockholders

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conducted after the filing of this Amended and Restated Certificate of Incorporation; and each initial director in Class III shall hold office for a term that expires at the third annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a three-year term by the stockholders as provided in this Section 1. Any additional director of any class elected by the Board of Directors to fill a vacancy resulting from the death, resignation or removal of any Director, or from an increase in the number of Directors, shall hold office for the remaining term for such class. A director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Each Class A/B Director shall be elected by the affirmative vote of the holders of a plurality of the shares of Class A/B Common Stock that are represented at the meeting of stockholders at which the director stands for election and are entitled to elect such director pursuant to Section 3(a)(2) of Article IV. Each Class C Director shall be elected by the affirmative vote of the holders of a plurality of the shares of Class C Common Stock represented at the meeting of stockholders at which the director stands for election and entitled to elect such director pursuant to Section 3(a)(3) of Article IV.

(c) Notwithstanding anything to the contrary herein, in the event of a decrease in the number of Class C Directors pursuant to Section 3(a)(3) of Article IV, the requisite number of Class C Directors shall immediately cease to be a Director; provided that, in the event that one Class C Director remains pursuant to Section 3(a)(3) of Article IV, the holders of the Class C Common Stock shall be entitled to vote which specific Class C Director shall cease to be a Director.

(d) Election of directors need not be conducted by written ballot.

Section 2. Vacancies. Any vacancies in the Class A/B Directors for any reason, and any Class A/B Common Stock directorships resulting from any increase in the number of directors (including as a result of the application of the proviso in
Section 3(a)(2) of Article IV), may be filled only by the Class A/B Directors (and not by the holders of Class A/B Common Stock), acting by the affirmative vote of a majority of the remaining Class A/B Directors, although less than a quorum, or by a sole remaining Class A/B Director. Any vacancies in the Class C Directors for any reason may be filled by the sole remaining Class C Director or, if no Class C Director remains in office, then by the holders of a majority of Class C Common Stock. Any directors so chosen shall hold office for the remaining term for such class subject, however, to prior death, resignation, retirement or removal from office.

Section 3. Preferred Stock. Notwithstanding Sections 1(a)-(b) and 2 of this Article VI, but subject to Section 3(a) of Article IV, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of stockholders, the election, terms of office, filling of vacancies, removal of directors and other features of the directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock.

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Section 4. Nominations. Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in the Bylaws of the Corporation.

Section 5. Removal. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation), (a) no Class A/B Director may be removed during his or her term, except that any Class A/B Director may be removed from office (provided that, if at any time the Indirect LLC Beneficial Ownership of the Permitted Class B Holders is less than 40%, then at such time and thereafter any Class A/B Director may only be removed from office for Cause) by the affirmative vote of the holders of outstanding shares of Class A/B Common Stock cast at a meeting of stockholders called for that purpose, the notice for which states that the purpose or one of the purposes of the meeting is the removal of such director, and constituting a majority of such shares of Class A/B Common Stock entitled to vote; (b) no Class C Director may be removed during his or her term, except that any Class C Director may be removed from office either (i) for Cause by the affirmative vote of the holders of outstanding shares of Class C Common Stock cast at a meeting of stockholders called for that purpose, the notice for which states that the purpose or one of the purposes of the meeting is the removal of such director, and constituting a majority of such shares of Class C Common Stock entitled to vote, or (ii) in accordance with Section 1(c) of this Article VI; and (c) except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, any such director may be removed from office with or without Cause by the affirmative vote of a majority of the holders of outstanding shares of such Preferred Stock.

Section 6. Exculpation and Indemnification. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the DGCL is amended to eliminate or further limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL. The Corporation may (by bylaw, resolution, agreement or otherwise) indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Neither amendment nor repeal of this Section 6 of Article VI nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this

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Section 6 of Article VI shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 6 of Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Actions of the Stockholders

Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation or by the stockholders by a written resolution in lieu of a meeting signed by stockholders representing the number of affirmative votes required for such action at a meeting; provided that, if at any time the Indirect LLC Beneficial Ownership of the Permitted Class B Holders is less than 40%, then at such time and thereafter any action required or permitted to be taken by the holders of Class A/B Common Stock of the Corporation may be effected only at a duly-called annual or special meeting of such stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. For the avoidance of doubt, for so long as any shares of Class C Common Stock are outstanding, any action required or permitted to be taken by the holders of the Class C Common Stock may be effected at a duly called annual or special meeting of the stockholders of the Corporation or by the holders thereof by a written resolution in lieu of a meeting signed by the holders of Class C Common Stock representing the number of affirmative votes required for such action at a meeting.

ARTICLE VIII

DGCL Section 203

The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE IX

Corporate Opportunities

To the fullest extent permitted by applicable law, the stockholders and their respective officers, directors, stockholders, partners, members, managers, agents, employees and Affiliates (except those persons who are employees of the Corporation and/or its Subsidiaries) may engage or invest in, independently or with others, any business activity of any type or description, including those that might be in the same business as or similar to the Corporation’s business and that might be in direct or indirect competition with the Corporation. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any stockholder or director of the Corporation, except those stockholders or

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directors who are employees of the Corporation and/or any of its subsidiaries (each, a “Business Opportunities Exempt Party”). To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunity Exempt Party. To the fullest extent permitted by applicable law, no Business Opportunity Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Corporation shall have any duty to communicate or offer such opportunity to the Corporation, and such Business Opportunity Exempt Party shall not be liable to the Corporation or to its stockholders for breach of any fiduciary or other duty by reason of the fact that such Business Opportunity Exempt Party pursues or acquires, or directs such opportunity to another Person or, does not communicate such opportunity to the Corporation to the fullest extent permitted by applicable law. No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. Neither the alteration, amendment or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE X

Related Party Transactions

Section 1. Related Party Transactions. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if (1) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (2) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Not in limitation of the foregoing, (i) no decision of the Corporation (acting through the Board of Directors or any committee thereof or any officer of

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the Corporation) under the Exchange Agreement to effect, and (ii) no effectuation under the Exchange Agreement of, an Exchange (as defined therein) in consideration for either a Cash Exchange Payment (as defined therein) or the issuance of shares of Class A Common Stock, shall be void or voidable solely for the reason that any director or officer participating in such decision or effectuation is, or has a financial interest in, the Unitholder (as defined therein) effecting such Exchange. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. For the avoidance of doubt, any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of, and consented to the provisions of, this Article X.

Section 2. Going-Private Transactions. A Significant Holder will not be permitted to engage in any transaction or series of transactions that would constitute a Going-Private Transaction, unless, (a) in the event such Going-Private Transaction is not a tender or exchange offer made by such Significant Holder, such Going-Private Transaction is (i) approved by a majority of the disinterested directors on the Board of Directors and (ii) approved by the holders (other than such Significant Holder) holding at least a majority of the Class A/B Common Stock not held by such Significant Holder (a “Majority of the Minority”) or, (b) in the event such Going-Private Transaction is a tender or exchange offer made by a Significant Holder, such Going-Private Transaction is contingent upon (x) the acquisition of a Majority of the Minority, and accompanied by an undertaking that such Significant Holder shall acquire all shares of Class A/B Common Stock still outstanding after the completion of such tender or exchange offer in a merger, if any, at the same price per share paid in such tender or exchange offer and (y) the disinterested members of the Board of Directors being authorized, on behalf of the full Board of Directors, to take and disclose a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to such tender or exchange offer, and such disinterested members the Board of Directors not recommending that holders of the Class A/B Common Stock refrain from tendering their Common A/B Common Stock in the tender or exchange offer.

Section 3. Affiliate Transactions. Notwithstanding Section 1 of this Article X, neither the Corporation nor any of its Subsidiaries will, and the Corporation will cause its Subsidiaries not to, enter into any contract or transaction with any Affiliate thereof involving aggregate consideration in excess of $1,000,000, or issue any securities to, or repurchase any securities from, such Affiliate thereof, unless in each case such transaction is approved in advance by the affirmative votes of a majority of the disinterested directors.

ARTICLE XI

Conduct of Business

For so long as the Exchange Agreement is outstanding, (i) any amendment to the certificate of incorporation or similar organizational documents of any Subsidiary of the Corporation (other than the Operating Company and its Subsidiaries) and the formation of any new Subsidiary of the Corporation (other than a Subsidiary of the Operating Company) after the date of this Amended and Restated Certificate of Incorporation, shall require the unanimous

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approval of the Board of Directors and (ii) the creation, or authorization of the creation, of any debt security and the incurrence of any aggregate indebtedness for borrowed money by the Corporation and its Subsidiaries (including equipment financing or capitalized leases), taken as a whole, in excess of $10 million outstanding at any one time that is not already included in the business plan approved by the Board of Directors (including the Class C Directors), other than trade credit incurred in the ordinary course of business and other than any available borrowings under a revolving credit facility approved by the Board of Directors (including the Class C Directors), shall require the unanimous approval of the Board of Directors.

ARTICLE XII

Exclusive Forum

The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. For the avoidance of doubt, any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of, and consented to the provisions of, this Article XII. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

Definitions

Section 1. Definitions. As used in this Amended and Restated Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person.

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(b) “Automatic Conversion Time” is defined in Section 3(e)(4) of Article IV.

(c) “Board of Directors” is defined in Section 1 of Article IV.

(d) “Business Opportunities Exempt Party” is defined in Article IX.

(e) “Candidate” is defined in Section 3(f)(4)(i) of Article IV.

(f) “Cause” means, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

(g) “Class A Common Stock” is defined in Section 1 of Article IV.

(h) “Class A/B Common Stock” is defined in Section 1 of Article IV.

(i) “Class A/B Director(s)” is defined in Section 3(a)(2) of Article IV.

(j) “Class B Common Stock” is defined in Section 1 of Article IV.

(k) “Class B Permitted Holder” means any of Fidelity National Special Opportunities, Inc. (including any successor thereto) and any of its Affiliates (but only for as long as such Persons are Affiliates).

(l) “Class C Director(s)” is defined in Section 3(a)(3) of Article IV.

(m) “Class C Common Stock” is defined in Section 1 of Article IV.

(n) “Class C Permitted Holder” means any investment fund managed by Newport Global Advisors, LP (including any successor thereto) (which, for the avoidance of doubt, shall not include any portfolio companies of such investment funds).

(o) “Common Stock” is defined in Section 1 of Article IV.

(p) “Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have meanings correlative to the foregoing.

(q) “Conversion Time” is defined in Section 3(e)(4)(ii) of Article IV.

(r) “Corporation” is defined in the preamble.

(s) “Court of Chancery” is defined in Article XII.

(t) “DGCL” is defined in Article III.

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(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Exchange Agreement” means the Exchange Agreement by and among the Corporation, the Operating Company and the holders of LLC Units from time to time party thereto, dated as of June 22, 2012 and effective as of the Effective Time.

(w) “Former Executive” is defined in Section 3(f)(4)(iv) of Article IV.

(x) “Going-Private Transaction” means either (a) a Rule 13e-3 transaction, as such term is defined in Rule 13e-3 of the Exchange Act as in effect on the date of this Agreement, with respect to the Corporation to which such Rule 13e-3 applies or (b) regardless of whether Rule 13e-3 applies to a transaction, any transaction or series of transactions involving (i) a “purchase” (as such term is defined in Rule 13e-3 of the Exchange Act) of any Common Stock by a Significant Holder, (ii) a tender offer for or request or invitation for tenders of Common Stock by a Significant Holder, or (iii) a solicitation subject to Regulation 14A of the Exchange Act of any proxy, consent or authorization of, or a distribution subject to Regulation 14C of the Exchange Act of information statements to, any stockholder of the Corporation by a Significant Holder in connection with (x) a merger, consolidation, reclassification, recapitalization, reorganization or similar corporate transaction of the Corporation or between the Corporation (or its Subsidiaries) and a Significant Holder, (y) a sale of substantially all of the assets of the Corporation to a Significant Holder (or a group in which a Significant Holder is a member), or (z) a reverse stock split of any class of Common Stock involving the purchase of fractional interests, which in the case of such clause (i), (ii) or (iii), has either a reasonable likelihood or a purpose of a Significant Holder obtaining 75% or more of the outstanding Class A/B Common Stock (calculated by excluding from the number of shares held by such Significant Stockholder and the number of outstanding shares (i) any shares of Class A/B Common Stock acquired upon the exercise of preemptive rights pursuant to Section 5 of Article IV, (ii) any shares of Class A/B Common Stock issued pursuant to the Exchange Agreement upon the exchange of LLC Units originally acquired upon the exercise of preemptive rights pursuant to Section 5 of Article IV and (iii) any shares of Class A/B Common Stock and LLC Units issued in respect of any of the foregoing).

(y) “Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction.

(z) “Indirect LLC Beneficial Ownership” means, (i) with respect to the Class B Permitted Holders at any given time, a percentage, calculated by dividing (A) the sum of (1) the number of LLC Units then directly owned by all Class B Permitted Holders and (2) the number of shares of Class A/B Common Stock then directly owned by all Class B Permitted Holders, by (B) the total number of LLC Units then issued and outstanding, (ii) with respect to the Class C Permitted Holders at any given time, a percentage, calculated by dividing (A) the sum of (1) the number of LLC Units then directly owned by all Class C Permitted Holders and (2) the number of shares of Class A/B Common Stock then directly owned by all Class C Permitted Holders, by (B) the total number of LLC Units then issued and outstanding and, (iii) with respect to any other Person at any given time, a percentage,

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calculated by dividing (A) the sum of (1) the number of LLC Units then directly owned by such Person and its Affiliates (other than the Corporation and its Subsidiaries) and (2) the number of shares of Class A/B Common Stock then directly owned by such Person and its Affiliates (other than the Corporation and its Subsidiaries), by (B) the total number of LLC Units then issued and outstanding.

(aa) “Interim Term” is defined in Section 3(f)(4)(iii)(A) of Article IV.

(bb) “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of [            ], 2012.

(cc) “LLC Units” means (ii) LLC Units (as defined in the LLC Agreement) or (ii) the common stock or other equity securities of a successor corporation or entity into or for which an LLC Unit has been converted or exchanged.

(dd) “New Securities Notice” is defined in Section 5(c)(1) of Article IV.

(ee) “Nonpurchasing Holder” is defined in Section 5(c)(1) of Article IV.

(ff) “Operating Company” means Fidelity Newport Holdings, LLC, a Delaware limited liability company (including any successor thereto).

(gg) “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(hh) “Preferred Directors” is defined in Section 3(a)(4) of Article IV.

(ii) “Preferred Stock” is defined in Section 1 of Article IV.

(jj) “Pro Rata Share” is defined in Section 5(a) of Article IV.

(kk) “Purchasing Holders” is defined in Section 5(c)(2) of Article IV.

(ll) “Purchasing Holder Election” is defined in Section 5(c)(2) of Article IV.

(mm) “Purchasing Holder Notice” is defined in Section 5(c)(2) of Article IV.

(nn) “Rights Holder” means (i) Fidelity National Special Opportunities, Inc. (including any successor thereto) and any of its Affiliates to which it has assigned its rights under Section 5 of Article IV (but only for as long as such Persons are its Affiliates), collectively, for so long as Indirect LLC Beneficial Ownership of all such Persons described in this clause (i) is at least 17.5%, and (ii) Newport Global Opportunities Fund LP (including any successor thereto) and any investment fund managed by Newport Global Advisors, LP (including any successor thereto) (which, for the avoidance of doubt, shall not include any portfolio companies of such investment funds) to which Newport Global Opportunities Fund

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LP has assigned its rights under Section 5 of Article IV (but only for as long as such Persons are its Affiliates), collectively, for so long as the Indirect LLC Beneficial Ownership of all such Persons described in this clause (ii) is at least 17.5%.

(oo) “Section 203” is defined in Article VIII.

(pp) “Significant Holder” means, collectively, (i) any Person (other than the Corporation and its Subsidiaries) that, together with its Affiliates (other than the Corporation and its Subsidiaries), has an Indirect LLC Beneficial Ownership of at least 40%, and (ii) such Person’s Affiliates.

(qq) Subsidiary” means, as to any Person, a Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the initial Person and/or any other Subsidiary of the initial Person or (ii) the initial Person and/or any other Subsidiary of the initial Person is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body, or is or is entitled to appoint the managing member, of such Person.

(rr) “Transfer” means, with respect to any shares of capital stock, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such shares or any participation, right or interest therein, whether directly or indirectly, or to agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such shares or any participation, right or interest therein, or any agreement or commitment to do any of the foregoing, including in each case through the Transfer of any Person holding such shares or any interest in such Person; it being understood that a Transfer of a Controlling interest in any Person holding such shares shall be deemed to be a Transfer of all of the shares held by such Person.

Section 4. Interpretational. Each reference to an agreement or organizational document herein shall mean such agreement or organizational document, as it may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

* * *

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EXHIBIT D

PURCHASER BYLAWS

(See attached.)

Final Version

AMENDED AND RESTATED BYLAWS OF

AMERICAN BLUE RIBBON HOLDINGS, INC.

(a Delaware corporation)

As effective on June 22, 2012

PREAMBLE

These Bylaws are subject to, and governed by, the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Certificate of Incorporation of American Blue Ribbon Holdings, Inc., a Delaware corporation (the “Corporation”), then in effect (the “Certificate of Incorporation”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL or the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE I

Offices

SECTION 1. Registered Office. The registered office of the Corporation shall be fixed in the Certificate of Incorporation.

SECTION 2. Other Offices. The Corporation’s Board of Directors (the “Board of Directors”) may at any time establish other offices at any place or places where the Corporation is qualified to do business or as the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such place, date and time, within or without the State of Delaware, as the Board of Directors shall determine.

SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be held only upon call by the Board of Directors or the Chief Executive Officer, and shall be held at such place, date and time, within or without the State of Delaware, as may be specified by such body or person or persons in such call. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held. Only business within the purpose or purposes described in the notice may be conducted at a special meeting of stockholders.

SECTION 4. Postponement and Cancellation of Meeting. Any previously scheduled annual or special meeting of the stockholders may be postponed, and any previously scheduled annual or special meeting of the stockholders called by the Board of Directors may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

SECTION 5. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 6. Quorum. Except as otherwise provided by law or the Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 7. Organization. Meetings of stockholders shall be presided over by the Chairperson, if any, or if none or in the Chairperson’s absence the Vice Chairperson, if any, or if none or in the Vice Chairperson’s absence the Chief Executive Officer, if any, or if none or in the Chief Executive Officer’s absence the President, if any, or if none or in the President’s absence a Vice President, or, if none of the foregoing is present, by a chairperson to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting. The Board of Directors may adopt before a meeting such rules for the conduct of the meeting, including an agenda and limitations on the number of speakers and the time which any speaker may address the meeting, as the Board of Directors determines to be necessary or

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appropriate for the orderly and efficient conduct of the meeting. Subject to any rules for the conduct of the meeting adopted by the Board of Directors, the person presiding at the meeting may also adopt, before or at the meeting, rules for the conduct of the meeting.

SECTION 8. Voting; Proxies; Required Votes; Action by Written Consent.

(a)	General. At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws.

(b)	Director Elections. Directors shall be elected as set forth in the Certificate of Incorporation.

(c)	All Other Matters. Except as otherwise required by law or the Certificate of Incorporation, any other action of the stockholders shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Where a separate vote by a class or classes, present in person or represented by proxy, shall constitute a quorum entitled to vote on that matter, the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Certificate of Incorporation.

(d)	Actions by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation or by the stockholders in writing in lieu of such a meeting to the extent permitted by the Certificate of Incorporation and these Bylaws.

SECTION 9. Advance Notification of Business to be Transacted at Meetings of Stockholders. To be properly brought before the annual or any special meeting of the stockholders, any business to be transacted at an annual or special meeting of stockholders must be either (a) specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 9 of Article II and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting and (ii) who complies with the advance notice procedures set forth in this Section 9 of Article II. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting, the foregoing clause

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(c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 10 of Article II, and this Section 9 of Article II shall not be applicable to nominations.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s written notice addressed to the Secretary of the Corporation must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to, or delayed by more than sixty (60) days after, the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Corporation made on the EDGAR system of the U.S. Securities and Exchange Commission (“SEC”) or any similar public database maintained by the SEC), whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth as to each matter such stockholder proposes to bring before a meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such stockholder, (iv) any derivative positions held or beneficially held, directly or indirectly, by such stockholder, (v) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder with respect to any share of stock of the Corporation, (vi) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (vii) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has or shares a right to vote any shares of any security of the Corporation, (viii) any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (ix) any pending or threatened litigation in which such stockholder is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (x) any material transaction occurring during the prior twelve months between such stockholder, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (xi) a representation that such stockholder intends to

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appear in person or by proxy at the meeting to bring such business before the meeting, and (xii) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies or consents by such stockholder in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing provisions of this section, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth in this Section 9 of Article II. Nothing in this Section 9 of Article II shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual or any special meeting of the stockholders except business brought before the meeting in accordance with the procedures set forth in this Section 9 of Article II; provided, however, that, once business has been properly brought before the meeting in accordance with such procedures, nothing in this Section 9 of Article II shall be deemed to preclude discussion by any stockholder of any such business. The officer of the Corporation presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the provisions of this Section 9 of Article II, and if such officer shall so determine, such officer shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

SECTION 10. Advance Notification of Nominations for Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as is otherwise provided in the Certificate of Incorporation with respect to the rights of the holders of shares of Class A/B Common Stock, Class C Common Stock or Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. All nominations of persons for election to the Board of Directors shall be made at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 10 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (ii) who complies with the advance notice procedures set forth in this Section 10. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting, other than matters properly brought before the meeting pursuant to notice given under Rule 14a-8 of the Exchange Act and included in the Corporation’s notice of meeting.

In addition to any other applicable requirements, for a director nomination to be properly made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s written notice to the Secretary of the Corporation must be delivered to or mailed and received at the principal

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executive offices of the Corporation, in the case of (x) an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Corporation made on the EDGAR system of the SEC or any similar public database maintained by the SEC), whichever first occurs, and (y) a special meeting of the stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the corporation made on the EDGAR system of the SEC or any similar public database maintained by the SEC).

To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth:

(a)	as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation that are, directly or indirectly, owned beneficially or of record by the person, if any, (iv) any derivative positions held or beneficially held, directly or indirectly, by such stockholder, (v) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder with respect to any share of stock of the Corporation, (vi) a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Corporate Governance Guidelines, (vii) any direct or indirect voting commitments or other arrangements of such person with respect to their actions as a director, and (viii) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings of the proposing stockholder required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

(b)

as to the stockholder giving the notice (i) the name and record address of such stockholder proposing such nomination and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class or series and number of shares

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of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such stockholder, (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, and any other material relationships, between such stockholder and each proposed nominee, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, (iv) any derivative positions held or beneficially held, directly or indirectly, by such stockholder, (v) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder with respect to any share of stock of the Corporation, (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (vii) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings of the proposing stockholder required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serve as a director if elected. The Corporation may require any proposed nominee to furnish such other information (which may include attending meetings to discuss the furnished information) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

Notwithstanding the foregoing provisions of this section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 10.

Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 10. The officer of the Corporation presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was not made in accordance with the provisions of this Section 10, and if such officer shall also determine, such officer shall so declare to the meeting that any such defective nomination shall be disregarded.

SECTION 11. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an

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oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE III

Board of Directors

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders.

SECTION 2. Qualification; Number; Term; Remuneration.

(a)	Each director shall be at least eighteen (18) years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors shall be fixed from time to time by action of the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairperson. The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(c)	Directors may be reimbursed or paid in advance their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors then in office shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

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SECTION 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairperson of the Board, Chief Executive Officer, President or by a majority of the directors then in office.

SECTION 8. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director (a) by mailing the same at least three days before the special meeting, or (b) by telephoning or emailing the same or by delivering the same personally not later than the day before the day of the meeting.

SECTION 9. Organization. At all meetings of the Board of Directors, the Chairperson, if any, or if none or in the Chairperson’s absence or inability to act, the President, or in the President’s absence or inability to act, any Vice President who is a member of the Board of Directors, or in such Vice President’s absence or inability to act, a chairperson chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary of the meeting.

SECTION 10. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the letter of resignation.

SECTION 11. Attendance by Telephone. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 12. Action by Written Consent. Except as otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

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ARTICLE IV

Committees

SECTION 1. Appointment; Limitations. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment. No Committee of the Board shall take any action to amend the Certificate of Incorporation or these Bylaws, adopt any agreement to merge or consolidate the Corporation, declare any dividend or recommend to the stockholders a sale, lease or exchange of all or substantially all of the assets and property of the Corporation, a dissolution of the Corporation or a revocation of a dissolution of the Corporation. No Committee of the Board shall take any action which is required in these Bylaws, in the Certificate of Incorporation or by statute to be taken by a vote of a specified proportion of the whole Board of Directors.

SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3. Action by Written Consent. Except as otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any meeting of any committee may be taken without a meeting if all the members of such committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of such committee.

SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE V

Officers

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a Chief Executive Officer, President, Treasurer and Secretary and may include, by election or appointment, one or more Vice Presidents (any one or more of whom may be given an additional designation of rank or function) and such Assistant Treasurers, such Assistant Secretaries and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed

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by these Bylaws and as may be assigned by the Board of Directors or the Chief Executive Officer. Any two or more offices may be held by the same person unless specifically prohibited therefrom by law.

SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors, and any officer appointed by an executive officer or by a committee may be removed either with or without cause by the officer or committee who appointed him or her or by the Chairperson, the Chief Executive Officer or the President.

SECTION 4. Chairperson of the Board. The Chairperson of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 5. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The Chief Executive Officer shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 1 of this Article V; may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments; and shall have such other powers and authority as from time to time may be assigned by the Board of Directors.

SECTION 6. President. The President shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 1 of this Article V; may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments; and shall have such other powers and authority as from time to time may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 7. Vice President. A Vice President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors, the Chief Executive Officer or the President.

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SECTION 8. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors, the Chief Executive Officer or the President.

SECTION 9. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors, the Chief Executive Officer or the President.

SECTION 10. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

SECTION 11. Other Officers. The Chief Executive Officer or Board of Directors may appoint other officers and agents for any group, division or department into which this Corporation may be divided by the Board of Directors, with titles as the Chief Executive Officer or Board of Directors may from time to time deem appropriate. All such officers and agents shall receive such compensation, have such tenure and exercise such authority as the Chief Executive Officer or Board of Directors may specify. All appointments made by the Chief Executive Officer hereunder and all the terms and conditions thereof must be reported to the Board of Directors.

ARTICLE VI

Indemnification of Directors, Officers and Others

SECTION 1. Indemnification of Directors, Officer and Others. Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as such director or officer, is or was serving at the request of the Corporation as a director, officer, employee or agent of, or in any other fiduciary capacity of or for, another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans (any such entity, an “Other Entity”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or

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part thereof) initiated by such person only if such proceeding (or part thereof) (i) was authorized by the Board of Directors or (ii) relates to successfully establishing his or her right to indemnification or reimbursement or advancement of expenses, in whole or in part, hereunder or any otherwise. The Corporation may enter into agreements with any such person for the purpose of providing for such indemnification. Nothing herein shall be deemed to abrogate any provision of the Amended and Restated Limited Liability Company Agreement by and among Fidelity Newport Holdings, LLC and such Persons identified as the Members thereto, dated as of May 11, 2012 as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms (the “LLC Agreement”) and to the extent of any inconsistency, the LLC Agreement shall govern.

SECTION 2. Reimbursement and Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any current or former director or officer the funds necessary for payment of expenses (including attorney’s fees and disbursements) actually and reasonably incurred by such person in investigating, responding to, defending or testifying in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, to which such person becomes or is threatened to be made a party by reason of the fact that such person is or was, or is alleged to have been, a director or officer of the Corporation, or is or was, or is alleged to have been, serving at the request of the Corporation as a director, officer, employee or agent of or in any other fiduciary capacity of or for, any Other Entity; provided, however, that the Corporation may pay such expenses in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking, if such undertaking is required by the DGCL, by or on behalf of such person to repay such amount if it shall ultimately be determined by final judicial decision that such person is not entitled to be indemnified by the Corporation against such expenses. Expenses may be similarly advanced or reimbursed to persons who are and were not directors or officers of the Corporation in respect of their service to the Corporation or to any Other Entity at the request of the Corporation to the extent the Board of Directors at any time determines that such persons should be so entitled to advancement or reimbursement of such expenses, and the Corporation may enter into agreements with such persons for the purpose of providing such advances or reimbursement. Nothing herein shall be deemed to abrogate any provision of the LLC Agreement (as defined in the Certificate of Incorporation) and to the extent of any inconsistency, the LLC Agreement shall govern.

SECTION 3. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 4. Preservation of Other Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of, and the Corporation is authorized to honor or provide, any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, which other right may provide indemnification and advancement in excess of the indemnification and advancement otherwise permitted by Section

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145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Corporation and its stockholders and to the provisions of the LLC Agreement with respect to breaches of the LLC Agreement.

SECTION 5. Survival.

(a)	The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and administrators.

(b)	The provisions of this Article VI shall be a contract between the Corporation, on the one hand, and each person who was a director and officer at any time while this Article VI is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such person intend to be legally bound. Any repeal or modification of the provisions of this Article VI shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification, regardless of whether a claim arising out of such action, omission or state of facts is asserted before or after such repeal or amendment.

SECTION 6. Enforceability of Right to Indemnification. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. If a claim under Sections 1 and 2 of this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified by the Corporation against any expenses reasonably incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part.

ARTICLE VII

Books and Records

SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the

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respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the Bylaws and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3. Fixing Date for Determination of Stockholders of Record.

(a)	In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting of stockholders. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)	To the extent stockholder action by written consent is permitted by the Certificate of Incorporation and these Bylaws, in order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to or received by the Corporation by delivery to receipt at its registered office in this State, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or any other method authorized by the Board of Directors. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this chapter, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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(c)	In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VIII

Certificates Representing Stock

SECTION 1. Certificates; Signatures; Rules and Regulations. There may be issued to each holder of fully paid shares of capital stock of the Corporation a certificate or certificates for such shares; however, the Corporation may issue uncertificated shares of its capital stock. Every holder of capital stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of the capital stock of the Corporation and any certificates representing such shares.

SECTION 2. Transfers of Stock. The capital stock of the Corporation shall be transferred only upon the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof (or such holder’s attorney lawfully constituted in writing), in each case with such proof of the authenticity of instruction and/or signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of

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a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all the rights and powers of such security.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify, or otherwise indemnify, the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE IX

Dividends

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to eligible stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment by the Board of Directors or by the stockholders, and if so

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ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE XI

Corporate Seal

The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE XII

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on the Sunday closest to December 31st.

ARTICLE XIII

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XIV

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he or she may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by such primary financial officer.

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SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairperson, Chief Executive Officer, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairperson, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XV

Amendments

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in the Certificate of Incorporation or these Bylaws, these Bylaws may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, and any Bylaws adopted by the Board of Directors may be amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Class A/B Common Stock; provided, however, that no provision of the Bylaws may be adopted, amended or repealed which shall interpret or qualify, or impair or impede the implementation of any provision of the Certificate of Incorporation or which is otherwise inconsistent with the provisions of the Certificate of Incorporation. Any inconsistency between these Bylaws and the Certificate of Incorporation shall be construed in favor of the Certificate of Incorporation.

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ARTICLE XVI

Exclusive Forum

The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. For the avoidance of doubt, any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of, and consented to the provisions of, this Article XVI. If any provision or provisions of this Article XVI shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XVI (including, without limitation, each portion of any sentence of this Article XVI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XVII

Miscellaneous

When used in these Bylaws and when permitted by applicable law, the terms “written” and “in writing” shall include any “electronic transmission,” as defined in Section 232(c) of the DGCL, including without limitation any telegram, cablegram, facsimile transmission and communication by electronic mail, and “address” shall include the recipient’s electronic address for such purposes.

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EXHIBIT E

OPERATING COMPANY LLC AGREEMENT

(See attached.)

Final Version

FORM OF

FIDELITY NEWPORT HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement (the “Agreement”) is dated as of             , 2012 by and among Fidelity Newport Holdings, LLC (the “Operating Company”) and the Persons identified as the Members of the Operating Company set forth on Schedule A attached hereto as may be updated from time to time in accordance with this Agreement (such Members and any other Persons subsequently admitted as members of the Operating Company, and their respective successors in interest, are referred to herein individually as a “Member” and collectively as “Members”) and amends and restates in its entirety the Amended and Restated Limited Liability Company Agreement among such Members dated as of May 11, 2012. Capitalized terms used in this Agreement are defined in Section 1.01.

WHEREAS, the Operating Company was formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) on December 23, 2008; and

WHEREAS, in connection with the transactions contemplated by each of the following agreements:

•	the Agreement and Plan of Merger by and among Fidelity National Financial, Inc., the Operating Company, American Blue Ribbon Holdings, Inc. (including any successor, the “Purchaser”), Athena Merger Sub, Inc. and J. Alexander’s Corporation (including any successor, “Jaguar”), dated as of June 22, 2012 (the “Merger Agreement”);

•	the Asset Contribution Agreement by and between Jaguar and the Operating Company, dated as of June 22, 2012 and effective as of the Effective Time (the “Asset Contribution Agreement”);

•	the Exchange Agreement by and among the Purchaser, the Operating Company and each of the holders of LLC Units from time to time party thereto, dated as of June 22, 2012 and effective as of the Effective Time (the “Exchange Agreement”);

•	the Registration Rights Agreement by and among the Purchaser and the holders named therein, dated as of the date of this Agreement (the “Registration Rights Agreement”);

•	the Advancement Agreement by and among the Operating Company, Jaguar and Purchaser, dated as of the date of this Agreement (the “Advancement Agreement”); and

•	the Amended and Restated Certificate of Incorporation of the Purchaser (the “Purchaser Certificate”);

the Members who were members of the Operating Company prior to the date of this Agreement desire to (i) admit the Surviving Corporation to the Operating Company as the Managing Member and as a Member, (ii) establish economic equivalency between the LLC Units, the Purchaser Class A Common Stock and the Purchaser Class B Common Stock, (iii) provide for the exchange from time to time of LLC Units for cash or for shares of Purchaser Class A Common Stock on the terms and subject to the conditions set forth herein and in the Exchange Agreement and (iv) provide for the governance of the Operating Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

ARTICLE 1 - DEFINED TERMS

1.01. Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act, and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.

“Act” means the Delaware Limited Liability Company Act, as amended.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement Agreement” is defined in the Recitals.

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“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person.

“Agreement” is defined in the Preamble.

“Asset Contribution Agreement” is defined in the Recitals.

“Assumed Tax Rate” means, at the time of determination, the sum of (i) the highest generally applicable U.S. federal income marginal tax rate applicable to a corporation, plus (ii) the combined state and local income tax (and franchise tax or other tax imposed in lieu of an income tax) rate net of federal tax benefit applicable to the Operating Company (without regard to any actual entity level taxes imposed on the Operating Company), determined assuming the Operating Company were treated as a corporation subject to tax and paid state and local tax (i) based on the allocation and apportionment percentages applicable for the Operating Company for the preceding taxable year and (ii) using the highest generally applicable state and local corporate tax rate for each jurisdiction.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Plan” means the comprehensive operating and capital budget forecasting for the Operating Company and its Subsidiaries including their revenues, expenses and cash position on a month-to-month basis prepared by management for the upcoming fiscal year, which must be approved by the Board of Directors of the Managing Member with Newport Consent.

“Candidate” is defined in Section 4.02(a).

“Capital Account” of a Member means the capital account of that Member determined from the inception of the Operating Company strictly in accordance with the rules set forth in Section l.704-l(b)(2)(iv) of the Treasury Regulations. In accordance with that Section of the Treasury Regulations, a Member’s Capital Account shall be equal to the amount of money contributed by the Member and the initial Gross Asset Value of any property contributed by the Member, increased by (a) allocations of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Article 10 hereof to the Member, and (b) the amount of any Operating Company liabilities assumed by such Member or which are secured by any property distributed to such Member, and decreased by, without duplication, (v) the amount of money distributed to the Member, (w) the Gross Asset Value of any property distributed to the Member by the Operating Company, (x) the Member’s share of expenditures of the Operating Company described in Section 705(a)(2)(B) of the Code (including, for this purpose, losses which are nondeductible under Section 267(a)(1) or Section 707(b) of the Code), (y) allocations of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Article 10 hereof to the Member, and (z) the amount of any liabilities of such Member assumed by the Operating Company or which are secured by any property contributed by such Member to the Operating Company. In addition, the Capital Accounts of Members may be adjusted by the Managing Member to reflect a revaluation of Operating Company assets

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pursuant to Treasury Regulations Section 1.704-l (b)(2)(iv)(f). To the extent that anything contained herein shall be inconsistent with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the Treasury Regulations shall control. The Capital Account of an assignee shall be the same as the Capital Account of the Member from whom the assignee acquired its LLC Units, as further adjusted pursuant to this definition.

“Certificate” is defined in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” is defined in Section 8.02.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Costs” is defined in Section 6.01(a).

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Distributions” means any cash (or property to the extent applicable) distributed to the Members or assignees arising from their LLC Units.

“Economic Risk of Loss” means the “economic risk of loss” within the meaning of Section 1.752-2 of the Treasury Regulations.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange” means an exchange of LLC Units for cash or shares of Class A Common Stock pursuant to the terms, and subject to the conditions, of the Exchange Agreement.

“Exchange Agreement” is defined in the Recitals.

“Fidelity” means Fidelity National Special Opportunities, Inc.

“Former Executive” is defined in Section 4.02(d).

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“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Operating Company shall be the gross fair market value of such asset, as determined in good faith by the contributing Member and the Managing Member, provided, that if the contributing Member is the Managing Member, the determination of the fair market value of the contributed assets shall require the consent of the Board of Directors of the Managing Member with Newport Consent;

(b) the Gross Asset Values of all Operating Company assets shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Managing Member, as of the following times: (i) the acquisition of an additional interest in the Operating Company by any new or existing Member in exchange for more than a de minimis Contribution; (ii) the distribution by the Operating Company to a Member of more than a de minimis amount of property as consideration for an interest in the Operating Company; and (iii) liquidation of the Operating Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Operating Company;

(c) the Gross Asset Value of any Operating Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such assets on the date of distribution as determined in good faith by the distributee and the Managing Member, provided, that if the distributee is the Managing Member, the determination of the fair market value of the distributed assets shall require the consent of the Board of Directors of the Managing Member with Newport Consent; and

(d) the Gross Asset Value of Operating Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Indirect LLC Beneficial Ownership” means, with respect to any Rights Holder at any given time, a percentage, calculated by dividing (A) the sum of (1) the number of LLC Units then directly owned by such Rights Holder and (2) the number of shares of Purchaser Class A/B Common Stock then directly owned by such Rights Holder, by (B) the total number of LLC Units then issued and outstanding.

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“Interim Term” is defined in Section 4.02(c)(i).

“Involuntary Transfer” means any transfer, proceeding or action by or in which a Member shall be deprived or divested of any right, title or interest in or to any of the equity interests of the Operating Company, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, and (iv) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

“Jaguar” is defined in the Recitals.

“LLC Units” is defined in Section 12.01.

“Managing Member” means Surviving Corporation or any of its successors or permitted assigns, or any subsequent successor or permitted assign, in its capacity as the Managing Member, in each case, as long as it holds any LLC Units.

“Member” and “Members” are defined in the Preamble.

“Member Loan” is defined in Section 9.01.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Section l.704-2(b)(4) of the Treasury Regulations.

“Member Nonrecourse Deductions” means, in any Operating Company fiscal year, the Operating Company deductions that are characterized as “partner nonrecourse deductions” under Section 1.704-2(i)(1) of the Treasury Regulations.

“Merger Agreement” is defined in the Recitals.

“Net Income” and “Net Losses” means, for each fiscal year of the Operating Company or other period, an amount equal to the Operating Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

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(b) any income or gain of the Operating Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses shall be added to such taxable income or loss;

(c) any expenditures of the Operating Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses, shall be subtracted from such taxable income or loss;

(d) in the event the Gross Asset Value of any Operating Company asset is adjusted pursuant to subsection (b) or (c) or the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;

(e) gain or loss resulting from any disposition of Operating Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f) any Nonrecourse Deductions and any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Sections 10.01(b) or 10.02 hereof shall not be taken into account in computing Net Income and Net Losses for any taxable year.

“New Securities Notice” is defined in Section 12.05(c)(i).

“Nonpurchasing Holder” is defined in Section 12.05(c)(i).

“Newport” means Newport Global Opportunities Fund LP.

“Newport Consent” means the consent of Newport; provided, however, that no such consent of Newport shall be required under this Agreement at, and at all times after, the time Newport and its Affiliates, directly own in the aggregate less than 17.5% of the then issued and outstanding LLC Units.

“Nonrecourse Deductions” means, in any Operating Company fiscal year, the Operating Company deductions that are characterized as “partnership nonrecourse deductions” under Section 1.704-2(b)(1) of the Treasury Regulations.

“Nonrecourse Liabilities” means the liabilities of the Operating Company treated as “nonrecourse liabilities” under Section 1.752-1(a)(2) of the Treasury Regulations.

“Operating Company” is defined in the Preamble.

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“Operating Company Minimum Gain” means, with respect to any taxable year of the Operating Company, “partnership minimum gain” of the Operating Company computed strictly in accordance with the principles of Section 1.704-2(b)(2) of the Treasury Regulations, and any Member’s share of Operating Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

“Permitted Transferee” means, (i) with respect to any Member who is an individual, a member of such Member’s immediate family, which shall include such Member’s spouse, children or grandchildren, or a trust, corporation, partnership or limited liability company all of the beneficial interests of which shall be held by such Member or one or more members of such Member’s immediate family, and shall include such Member’s heirs, successors, administrators and executors; (ii) with respect to any Member that is an entity, any Affiliate of such Member, and without limiting the generality of the foregoing, any and all of such Member’s shareholders, members, partners or other equityholders, shall be deemed a Permitted Transferee for purposes of this Agreement (but only as long as such entity remains an Affiliate of such Member); (iii) Fidelity National Financial, Inc. and any Affiliate thereof (but only as long as such Person remains an Affiliate thereof); and (iv) the Managing Member pursuant to any exchange effected in accordance with the provisions of the Exchange Agreement; provided, that, in each case such Permitted Transferee shall have (if not already a party to this Agreement) agreed in writing in an instrument substantially in the form of Exhibit A to become party to, and be bound by, all of the terms of this Agreement, including Article 12 (in the absence of which such Person shall be deemed not to be a Permitted Transferee).

“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

“Preferred Units” is defined in Section 12.01.

“Principal Sellers” is defined in Section 12.04(a).

“Pro Rata Share” is defined in Section 12.05(a).

“Purchaser” is defined in the Recitals.

“Purchaser Certificate” is defined in the Recitals.

“Purchaser Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Purchaser.

“Purchasing Holders” is defined in Section 12.05(c)(ii).

“Purchasing Holder Election” is defined in Section 12.05(c)(ii).

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“Purchasing Holder Notice” is defined in Section 12.05(c)(ii).

“Registration Rights Agreement” is defined in the Recitals.

“Regulatory Allocations” is defined in Section 10.02.

“Rejecting Member” is defined in Section 12.06(a).

“Required Sale” is defined in Section 12.04(a).

“Required Sale Notice” is defined in Section 12.04(a).

“Rights Holder” means (i) Fidelity National Special Opportunities, Inc. (including any successor thereto) and any of its Affiliates to which it has assigned its rights under Section 12.05 (but only for as long as such Persons are its Affiliates), collectively, for so long as Indirect LLC Beneficial Ownership of all such Persons described in this clause (i) is at least 17.5%, and (ii) Newport Global Opportunities Fund LP (including any successor thereto) and any investment fund managed by Newport Global Advisors, LP (including any successor thereto) (which, for the avoidance of doubt, shall not include any portfolio companies of such investment funds) to which Newport Global Opportunities Fund LP has assigned its rights under Section 12.05 (but only for as long as such Persons are its Affiliates), collectively, for so long as the Indirect LLC Beneficial Ownership of all such Persons described in this clause (ii) is at least 17.5%.

“Sale Proposal” is defined in Section 12.04(a).

“Secondary Indemnitors” is defined in Section 6.05.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Tax Matters Partner” is defined in Section 4.01(b).

“Subsidiary” means, as to any Person, a Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the initial Person and/or any other Subsidiary of the initial Person, or (ii) the initial Person and/or any other Subsidiary of the initial Person is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body of such Person.

“Surviving Corporation” is defined in the Merger Agreement.

“Transfer” is defined in Section 12.03(a).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as amended from time to time.

1.02. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision.

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ARTICLE 2 - ORGANIZATION AND POWERS

2.01. Organization. The Operating Company has been formed by the filing of its Certificate of Formation with the Delaware Secretary of State pursuant to the Act. The Certificate of Formation may only be amended upon the approval of all Members. The Managing Member may cause the Certificate of Formation to be restated only in order to give effect to amendments to the Certificate of Formation made in accordance with the terms of this Agreement. The Certificate of Formation, as so amended from time to time (and as any provision thereunder may be waived), is referred to herein as the “Certificate.”

2.02. Purposes and Powers. The principal business activity and purposes of the Operating Company shall be (subject to the terms of this Agreement, the direction of the board of directors of the Purchaser (consistent with the Purchaser Certificate), the Contribution Agreement, the Exchange Agreement and the Purchaser Certificate) to pursue, directly or indirectly through Subsidiaries, business opportunities in the restaurant industry and to engage in any other legally permissible activities. The Operating Company shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Operating Company, including without limitation the power, subject to the provisions of Articles 4 and 5, to employ officers, employees, agents and other Persons, to fix the compensation and define the duties and obligations of such personnel, to establish and carry out retirement, incentive and benefit plans for such personnel, and to indemnify such personnel to the extent permitted by this Agreement and the Act. Notwithstanding anything to the contrary in this Agreement, all matters material to the affairs and business of the Operating Company shall be determined by the board of directors of the Purchaser, acting directly or indirectly through the Managing Member.

2.03. Principal Place of Business. The principal office and place of business of the Operating Company shall be located at 3038 Sidco Drive, Nashville, Tennessee, 37204. The Managing Member may change the principal office or place of business of the Operating Company at any time and may cause the Operating Company to establish other offices or places of business; provided, however, that any change in the principal office or place of business of the Operating Company must be approved by Members holding at least 75% of the aggregate LLC Units.

2.04. Fiscal Year. The fiscal year of the Operating Company shall be determined by the Managing Member.

2.05. Qualification in Other Jurisdictions. Except as the Managing Member shall otherwise determine, the Operating Company shall be qualified or registered under applicable laws of any jurisdiction in which the Operating Company transacts business and may authorize any Person to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation, the appointment of agents for service of process in such jurisdictions.

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ARTICLE 3 - MEMBERS

3.01. Members.

(a) The Members of the Operating Company and their addresses are listed on Schedule A, which shall be updated from time to time by the Managing Member to reflect the withdrawal of Members, the admission of additional Members, Transfers of LLC Units or the adjustment of the LLC Units pursuant to this Agreement. The Members shall constitute a single class or group of members of the Operating Company for all purposes of the Act, unless otherwise explicitly provided herein. The Operating Company shall, upon written request, provide Members with the most recently updated Schedule A, which shall constitute the record list of the Members for all purposes of this Agreement.

(b) Each Member, upon being admitted to the Operating Company, represents and warrants to the Operating Company and acknowledges that (i) the Member has such knowledge and experience in financial and business matters that the Member is capable of evaluating the merits and risks of an investment in the Operating Company and making an informed investment decision with respect thereto, (ii) the Member is able to bear the economic and financial risk of an investment in the Operating Company for an indefinite period of time and understands that the Member has no right to withdraw and have its LLC Unit repurchased by the Operating Company (except as otherwise contemplated by the Exchange Agreement), (iii) the Member is acquiring LLC Units in the Operating Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, (iv) the Member understands that the LLC Units in the Operating Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws, or in accordance with an applicable exemption therefrom, and the provisions of this Agreement have been complied with, and (v) the execution, delivery and performance of this Agreement do not require the Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents (if applicable) or any agreement or instrument to which it is a party or by which it is bound.

3.02. Admission of New Members. In all cases subject to Section 12.06, on and after the date of this Agreement, only Permitted Transferees may be admitted to the Operating Company as Members. Each new Member shall be admitted at the time when all conditions to such new Member’s admission have been satisfied, as determined by the Managing Member in its sole discretion, and such new Member’s identity, classification (if applicable), LLC Units and Contributions (if any) under Article 8 have been established by update of Schedule A. Members shall have no preemptive or similar right in connection with any issuance of equity interests in the Operating Company, except as provided in Section 12.05.

3.03. Consent Rights. With respect to any matter as to which any Members are entitled to consent for purposes of this Agreement and under the Act, each Member shall be entitled to one (1) vote per LLC Unit held by such Member, determined according to the records of ownership of the Operating Company.

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3.04. Limitation of Liability of Members. Except as otherwise provided in the Act, no Member of the Operating Company (and none of such Member’s directors, officers, employees, partners, Affiliates, agents or representatives) shall be obligated personally for any debt, obligation or liability of the Operating Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Operating Company. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Operating Company or to return Distributions made by the Operating Company except as required by the Act or other applicable law. The failure of the Operating Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members (or any of such Members’ directors, officers, employees, partners, Affiliates, agents or representatives) responsible for the liabilities of the Operating Company.

3.05. Authority. Unless specifically authorized by the Managing Member, no Member (other than the Managing Member acting in its capacity as such and any officer of the Operating Company acting in his or her capacity as such) shall be an agent of the Operating Company or have any right, power or authority to act for or to bind the Operating Company or to undertake or assume any obligation or responsibility of the Operating Company or of any other Member.

3.06. No Right to Withdraw. No Member shall have any right to resign or withdraw from the Operating Company without the consent of the other Members, except in connection with a Transfer of all of a Member’s LLC Units in accordance with all applicable terms of this Agreement, or to receive any distribution or the repayment of the Member’s Contribution except as provided in Article 11 or in Article 13 upon dissolution and liquidation of the Operating Company.

3.07. Rights to Information. Members shall have the right to receive from the Operating Company, upon request, a copy of the Certificate and of this Agreement, as amended from time to time, and such other information regarding the Operating Company as is required by the Act or this Agreement.

3.08. Reports; Financial Statements; Budget Approval.

(a) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, the Operating Company shall deliver to the Members: (i) a consolidated balance sheet of the Operating Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, without footnote disclosure, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, certified by a senior officer designated by the Managing Member as fairly presenting in all material respects the financial condition and results

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of operations of the Operating Company and its Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of the Operating Company except to the extent otherwise disclosed therein, subject to changes resulting from audit and normal year-end adjustments; and (ii) a statement of each Member’s Capital Account.

(b) Within ninety (90) days after the end of each fiscal year, the Operating Company shall deliver to the Members an audited consolidated balance sheet of the Operating Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations, Members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by independent public accountants of nationally recognized standing.

(c) The Operating Company will make all reasonable efforts to furnish to all Members such information as may be needed to permit the Members to file their federal income tax returns and any required state income tax returns within sixty (60) days after the end of each fiscal year of the Operating Company and in any event shall furnish such information within ninety (90) days after the end of each fiscal year; provided, that if such information is not available within sixty (60) days after the end of the fiscal year of the Operating Company, the Operating Company shall provide to any Member which so requests any preliminary information that is available within sixty (60) days after the end of the fiscal year of the Operating Company. The cost of all reports delivered pursuant to this Section 3.08 shall be an expense of the Operating Company.

(d) At least forty-five (45) days prior to the end of each fiscal year of the Operating Company, the management of the Operating Company shall submit the Business Plan to the Managing Member and the other Members for approval by the Board of Directors of the Managing Member with Newport Consent. The annual Business Plan shall be substantially in the form of the Business Plan for the Operating Company’s fiscal year beginning April 1, 2011. In the event that the Business Plan for fiscal year beginning March 30, 2012 or any subsequent fiscal year is not approved by the Board of Directors of the Managing Member with Newport Consent in accordance with this Section 3.08(d), the Operating Company and its Subsidiaries shall continue to be operated in accordance with the applicable Business Plan for the immediately preceding fiscal year (subject to the reasonable adjustments made by management) until such time as a budget is agreed upon and adopted by the Board of Directors of the Managing Member with Newport Consent in accordance with this Section 3.08(d). Subject to permitted deviations or modifications approved pursuant to Section 4.01(c)(ii), the Operating Company hereby covenants and agrees that it and its Subsidiaries shall at all times operate their business in accordance with the Business Plan adopted and approved or otherwise in effect pursuant to this Section 3.08(d) during the applicable fiscal year and shall, during the course of each fiscal year, comply in all respects and not exceed the expenses contemplated by the Business Plan adopted and approved or otherwise in effect.

(e) Notwithstanding anything to the contrary herein, as soon as reasonably practicable (but in any event no less than five (5) Business Days prior to providing to the Members the materials required to be provided under this Section 3.08), the Managing Member shall provide drafts of such materials to Fidelity and Newport for their review and comment (which comments the Managing Member shall consider reasonably and in good faith).

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ARTICLE 4 - MANAGEMENT

4.01. Powers and Duties of the Managing Member.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Managing Member, the other Members or their respective Affiliates. Further, the Managing Member and the other Members hereby waive any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Operating Company are only as expressly set forth in this Agreement. The Managing Member shall not be liable to the Operating Company or to any Member or other Person for its good faith reliance on the provisions of this Agreement. Nothing herein shall eliminate or limit the obligation of the Managing Member or the other Members to act in compliance with the express terms of this Agreement, and nothing herein shall be deemed to eliminate the implied contractual covenant of good faith and fair dealing of the Managing Member and the other Members.

(b) Subject to compliance with Section 4.01(c) and 4.01(d) and all other provisions of this Agreement, the business and affairs of the Operating Company shall be conducted in accordance with the provisions of this Agreement, the Asset Contribution Agreement, the Exchange Agreement and the Purchaser Certificate by or under the direction of the Managing Member, which shall have, and may exercise on behalf of the Operating Company, all of its rights, powers, duties and responsibilities under Section 2.02 or as provided by law, including, without limitation, making elections and preparing and filing returns regarding any federal, state or local tax obligations of the Operating Company, and to act as the “Tax Matters Partner” of the Operating Company for purposes of Section 6231(a)(7) of the Code or any similar state or local law, with power to manage and represent the Operating Company in any administrative proceeding of the Internal Revenue Service or any state or local taxing authority; provided, however, that the Tax Matters Partner shall not make decisions in a manner that would affect the other Members without the consent of such other Members, which consent shall not be unreasonably withheld or delayed. Subject to Section 4.01(c)(viii) and the rights and powers of the Managing Member and the limitations thereon contained herein and in the Exchange Agreement, the Managing Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Operating Company as the Managing Member may reasonably determine. Notwithstanding any delegation made by the Managing Member, the Managing Member shall oversee any Person so appointed or contracted to perform any acts or services for the Operating Company on the Managing Member’s behalf and the Managing Member shall be liable for any breaches of this Agreement caused by the foregoing. Unless the authority of an agent designated as an officer is limited in the document appointing such officer or is otherwise specified by the Board of Directors of the Managing Member, any officer so appointed shall, subject to Article 5, have the same authority to act for the Company as

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a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The officers of the Company shall have the same fiduciary duties to the Company as an officer to a Delaware corporation has under Delaware law. The Board of Directors of the Managing Member may, in its sole discretion, by vote or resolution thereof ratify any act previously taken by an officer or agent acting on behalf of the Operating Company. The Managing Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Operating Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Operating Company.

(c) Notwithstanding anything else contained in this Agreement to the contrary, and in addition to any other voting requirements specified in this Agreement, the following actions may only be taken by the Operating Company or its Subsidiaries with the approval of the Board of Directors of the Managing Member with Newport Consent:

(i) the approval of any modification to or deviation from the Operating Company’s or its Subsidiaries’ lines of business;

(ii) the approval of any modification or deviation from the Business Plan by (A) 15% or more with respect to any individual expense line item of any such annual operating or capital budget or (B) 10% or more with respect to the aggregate expenses set forth in the Business Plan; provided, that notwithstanding the foregoing, any deviation from the Business Plan in any fiscal year permitted pursuant to (A) and (B) above shall only be permitted if it does not obligate the Operating Company or its Subsidiaries to incur expenses in any subsequent fiscal year;

(iii) acquisition, by merger or consolidation, or by purchase of, or investments in (including by way of issuing LLC Units pursuant to Section 2.3(a) of the Exchange Agreement in consideration for the contribution of), all or substantially all of the assets or stock or other equity interest of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, in excess of 5% of the Operating Company’s and its Subsidiaries’ annual consolidated revenue for the most recently completed calendar year for any one transaction or series or related transactions, or 10% of such amount for all acquisitions per calendar year;

(iv) amendments to this Agreement or the Exchange Agreement or any of the organizational documents of any of the Operating Company’s Subsidiaries, including by way of merger;

(v) any (A) sale of all or substantially all of the assets of, or liquidation, dissolution or recapitalization of, the Operating Company and its Subsidiaries, or any individual chain of restaurants owned by the Operating Company or its Subsidiaries or (B) change of control of the Operating Company or its Subsidiaries (excluding changes of control through sales or redemption of LLC Units by a Member permitted by this Agreement and any change of control effected through Exchanges of LLC Units under the Exchange Agreement

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where the acquirer is the Purchaser and/or its wholly owned Subsidiaries), whether through merger or sale of LLC Units or otherwise, the result of which is Persons owning LLC Units prior to such transaction do not hold more than 50% of the LLC Units after giving effect to such transaction;

(vi) creating or authorizing the creation of any debt security or incurring any aggregate indebtedness for borrowed money by the Operating Company and its Subsidiaries (including equipment financing or capitalized leases), taken as a whole, in excess of $10 million (less the aggregate amount of such indebtedness incurred by the Purchaser and its Subsidiaries (other than the Operating Company and its Subsidiaries)) outstanding at any one time that is not already included in the Business Plan approved by the Board of Directors of the Managing Member with Newport Consent, other than trade credit incurred in the ordinary course of business and other than any available borrowings under a revolving credit facility approved by the Board of Directors of the Managing Member with Newport Consent;

(vii)(A) authorizing or issuing, or committing to authorize or issue, any LLC Units or other equity interest in the Operating Company or its Subsidiaries (including interests convertible or exchangeable into equity interests in the Operating Company or its Subsidiaries), except as otherwise required pursuant to the terms, and subject to the conditions, of the Exchange Agreement, or (B) the addition of any Persons as new members or other equity holders of the Operating Company or its Subsidiaries, except for Permitted Transferees;

(viii) authorizing or approving the entry by the Operating Company or its Subsidiaries into any transaction with any of the Operating Company’s Affiliates or any Member of the Operating Company or any of its Affiliates, except for (x) customary employment arrangements and benefits programs on arms-length terms and transactions between the Operating Company and its Subsidiaries and (y) the Exchange Agreement, the Asset Contribution Agreement and the Advancement Agreement, in the case of clause (y), as in effect on the date of this Agreement;

(ix) entering into any contract or transaction which would reasonably be expected to involve annual service revenue to the Operating Company or its Subsidiaries in any year of more than 10% of the Operating Company and its Subsidiaries’ annual consolidated revenue for the most recently completed calendar year, between the Operating Company or a Subsidiary, on the one hand, and any customer of the Operating Company or a Subsidiary, on the other hand;

(x) offering for sale to the public of any LLC Unit or other equity or debt interest in the Operating Company or its Subsidiaries pursuant to a registration statement in the United States or comparable document in any other jurisdiction;

(xi) any (A) commencement of a case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Operating Company or its Subsidiaries, or seeking to adjudicate the Operating

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Company or its Subsidiaries bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Operating Company or its Subsidiaries or their debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for the Operating Company or its Subsidiaries or for all or any substantial part of their assets, or (B) making of a general assignment for the benefit of the Operating Company or its Subsidiaries’ creditors;

(xii) any redemption, repurchase or other acquisition of any equity interests of the Operating Company or its Subsidiaries other than (A) equity interests of employees of the Operating Company or its Subsidiaries existing on the date of this Agreement and (B) as otherwise required pursuant to the terms, and subject to the conditions, of the Exchange Agreement;

(xiii) the declaration or payment of any Distribution on or in respect of (A) the LLC Units or (B) any equity interests of any direct or indirect Subsidiary of the Operating Company, in the case of each of clause (A) and (B), other than on a pro-rata basis to all equity holders thereof; and

(xiv) making or entering into any agreement, arrangement, commitment or understanding to do or cause to be done any of the foregoing.

(d) Subject to compliance with Section 4.01(c) and all other provisions of this Agreement, the Managing Member shall, at all times, conduct the business and affairs of the Operating Company and its Subsidiaries in a commercially reasonable manner and in the usual, regular and ordinary course, consistent with the reasonably prudent practices of other entities engaged in similar business activities as the Operating Company and its Subsidiaries.

4.02. Newport Veto.

(a) Until such time as Newport and its Affiliates directly own in the aggregate less than 17.5% of the then issued and outstanding LLC Units, each time the Managing Member proposes to replace the Chief Executive Officer of the Operating Company, for bona fide, good faith reasons, communicated in writing in reasonable detail by Newport within a reasonable time after the Operating Company notifies Newport of the identity of a proposed replacement candidate, Newport shall have the right to veto the selection of two such proposed candidates for Chief Executive Officer (each such candidate, a “Candidate”).

(b) If Newport has already vetoed two Candidates for the Chief Executive Officer position, the Managing Member may thereafter appoint an alternative Candidate who (i) is not one of the Candidates that Newport vetoed pursuant to Section 4.02(a), and (ii) has been a senior executive of a company engaged in a business activity that is the same as or similar to the business of the Operating Company and its Subsidiaries and that had at least $250 million in annual revenue.

(c) Notwithstanding anything in this Section 4.02 to the contrary:

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(i) the Managing Member may appoint an interim Chief Executive Officer to serve for a term not to exceed (unless otherwise agreed in writing by Newport) 120 calendar days (the “Interim Term”) (provided, that any such individual appointed on an interim basis satisfies the criteria set forth in Section 4.02(b));

(ii) the Managing Member may extend the Interim Term by successive increments of 90 calendar days up to an aggregate maximum of 180 days, so long as the Operating Company is proceeding in good faith with the process set forth in this Section 4.02; and

(iii) if after the time period contemplated by Section 4.02(c)(ii) the Operating Company has not appointed a Candidate acceptable to Newport, a Candidate may be appointed subject to the provisions of Section 4.02(b).

(d) Newport and its Affiliates shall have the right to employ the former Chief Executive Officer upon termination of his or her employment by the Operating Company (any such person, a “Former Executive”), and such Former Executive shall have the right to be employed by Newport and its Affiliates without restrictions and without being required to waive any vested benefits such Former Executive may be entitled to receive in connection with termination of employment by the Operating Company.

4.03. Reliance by Third Parties. Any Person dealing with the Operating Company, the Managing Member or any Member may rely upon a certificate signed by the Managing Member or a duly authorized officer appointed by the Managing Member as applicable as to (a) the identity of the Managing Member or any other Members; (b) any factual matters relevant to the affairs of the Operating Company; (c) the Persons who are authorized to execute and deliver any document on behalf of the Operating Company; or (d) any action taken or omitted by the Operating Company, the Managing Member or any other Member.

4.04. Tenure. The Managing Member shall have the power or right to withdraw or otherwise resign, provided that it is replaced by the Purchaser or one of its Affiliates as Managing Member.

ARTICLE 5 - OFFICERS

5.01. Enumeration. The officers of the Operating Company may consist of a Chief Executive Officer, a President, a Treasurer, a Chief Financial Officer, a Secretary, and such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Managing Member may determine.

5.02. Election. The Chief Executive Officer, the President, the Chief Financial Officer and the Secretary shall be appointed from time to time by the Managing Member. Other officers may be appointed from time to time by the Managing Member.

5.03. Qualification. No officer need be a Member. Any two (2) or more offices may be held by the same Person.

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5.04. Tenure. Except as otherwise provided by the Act or by this Agreement, each of the officers of the Operating Company shall hold his office until his successor is elected or until his earlier resignation or removal. Any officer may resign by delivering his written resignation to the Operating Company, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.05. Removal. The Managing Member may remove any officer with or without cause.

5.06. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Managing Member.

5.07. Chief Executive Officer. The Chief Executive Officer shall initially be Hazem Ouf. The Chief Executive Officer shall be responsible for the general management and affairs of the Operating Company and shall perform all duties incidental to his or her office which may be required by law and all such other duties as are properly required of him or her by the Managing Member. He or she shall, subject to the oversight and control of the Managing Member, have general supervision, direction and control of the business and officers of the Operating Company. He or she shall be ex officio non-voting member of all standing committees, including the executive committee, if any. The Chief Executive Officer may delegate any of the above duties to the President. Any action taken by the Chief Executive Officer, and the signature of the Chief Executive Officer on any agreement, contract, instrument or other document on behalf of the Operating Company, shall with respect to any third party, be sufficient to bind the Operating Company and shall conclusively evidence the authority of the Chief Executive Officer and the Operating Company with respect thereto.

5.08. President. The President shall act in a general executive capacity and shall assist and report to the Chief Executive Officer in connection with the administration and operation of the Operating Company’s business and general supervision of its policies and affairs. The President shall develop the Business Plan for each fiscal year to be presented to the Managing Member and the other Members for approval. The President shall initially be Hazem Ouf. Any action taken by the President, and the signature of the President on any agreement, contract, instrument or other document on behalf of the Operating Company, shall with respect to any third party, be sufficient to bind the Operating Company and shall conclusively evidence the authority of the President and the Operating Company with respect thereto.

5.09. Vice Presidents. Any Vice President shall have such powers and shall perform such duties as the Managing Member may from time to time designate. Unless specifically authorized by the Board of Directors of the Managing Member or President, no Vice President shall be an agent of the Operating Company or have any right, power or authority to act for or to bind the Operating Company or to undertake or assume any obligation or responsibility of the Operating Company.

5.10. Treasurer and Chief Financial Officer and Assistant Treasurers. The Treasurer and Chief Financial Officer shall, subject to the direction of the Managing Member, have general charge of the financial affairs of the Operating Company and shall cause to be kept accurate

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books of account. He or she shall have custody of all funds, securities, and valuable documents of the Operating Company, except as the Managing Member or the President may otherwise provide. Any Assistant Treasurer shall have such powers and perform such duties as the Managing Member may from time to time designate.

5.11. Secretary and Assistant Secretaries. The Secretary shall record all consents of the Members and the Managing Member in books kept for that purpose. The Secretary shall have such other duties and powers as may be designated from time to time by the Managing Member or the President. Any Assistant Secretary shall have such powers and perform such duties as the Managing Member may from time to time designate.

5.12. Other Powers and Duties. Subject to this Agreement, each officer of the Operating Company shall have in addition to the duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Managing Member or the President.

ARTICLE 6 - INDEMNIFICATION

6.01. Indemnification of Managing Member, Members, Officers and Certain Employees.

(a) The Operating Company shall indemnify, to the fullest extent permitted by the Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Operating Company to provide broader indemnification rights than said law permitted the Operating Company to provide prior to such amendment), any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than any action, suit or proceeding (or any portion thereof) solely between Members), whether civil, criminal, administrative or investigative by reason of the fact that such Person (or any of its Affiliates, directors, officers, employees, agents and representatives) is or was a Member, the Managing Member, an officer of the Operating Company, or an employee of the Operating Company who is also an employee of Fidelity or any of its Subsidiaries (other than the Operating Company and its Subsidiaries) or is or was serving at the request of the Operating Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise from and against all expenses and disbursements (including attorneys’ fees), judgments, damages, fines and amounts paid in settlement (collectively, “Costs”) actually and reasonably incurred by such Person in connection with such suit, action or proceeding. Notwithstanding the foregoing, indemnification shall not be paid to any Person pursuant to this Section 6.01(a) if it is determined by a final, nonappealable order of a court of competent jurisdiction that such Person’s actions giving rise to the Costs for which indemnification is sought constituted bad faith or willful misconduct, or, with respect to any criminal action or proceeding, such Person had reasonable cause to believe such Person’s conduct was unlawful.

(b) Any Person may consult with legal or other professional counsel, and any actions taken by such Person in good faith reliance on, and in accordance with, the written opinion of such counsel shall be deemed to be fully protected and justified and made in good faith.

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6.02. Indemnification of Other Employees and Agents.

(a) The Managing Member, in its discretion, may authorize the Operating Company to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was an employee or agent of the Operating Company, or is or was serving at the request of the Operating Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all Costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Notwithstanding the foregoing, indemnification shall not be paid to any Person pursuant to this Section 6.02(a) if it is determined by a final, nonappealable order of a court of competent jurisdiction that such Person’s actions giving rise to the Costs for which indemnification is sought constituted bad faith or willful misconduct, or, with respect to any criminal action or proceeding, such Person had reasonable cause to believe such Person’s conduct was unlawful.

(b) Any Person may consult with legal or other professional counsel, and any actions taken by such Person in good faith reliance on, and in accordance with, the written opinion of such counsel shall be deemed to be fully protected and justified and made in good faith.

6.03. Advance Payments. Except as limited by law, expenses incurred by the indemnified Person in defending any proceeding, including a proceeding by or in the right of the Operating Company, shall be paid by the Operating Company to the indemnified Person in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if the indemnified Person is determined pursuant to this Article or adjudicated to be ineligible for indemnification, which undertaking need not be secured and shall be accepted without regard to the financial ability of the indemnified Person to make repayment.

6.04. Non-Exclusive Nature of Indemnification. The indemnification provided herein shall not be deemed exclusive of any other rights to which any Person, whether or not entitled to be indemnified hereunder, may be entitled under any statute, by-law, agreement or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, Managing Member, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person. Each Person who is or becomes a Member, Managing Member, officer, employee or agent as aforesaid shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article 6.

6.05. Indemnitor of First Resort. The Operating Company hereby acknowledges that certain Persons entitled to indemnification hereunder have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Operating

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Company and its wholly-owned Subsidiaries (such other Persons, collectively, the “Secondary Indemnitors”). The Operating Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such indemnitee are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitees are secondary), (b) that it shall be required to advance the full amount of expenses incurred by any such indemnitee and shall be liable for the full amount of all Costs, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Operating Company and such indemnitee), without regard to any rights such indemnitee may have against the Secondary Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Operating Company further agrees that no advancement or payment by the Secondary Indemnitors on behalf of any such indemnitee with respect to any claim for which such indemnitee has sought indemnification from the Operating Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Operating Company. The Members agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 6.05.

6.06. Insurance. The Operating Company may purchase and maintain insurance on behalf of any Person who is or was a Member, the Managing Member, or an officer, employee or agent of the Operating Company, or is or was serving at the request of the Operating Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against it, him or her and incurred by it, him or her in any such capacity, or arising out of its, his or her status as such, whether or not the Operating Company would have the power to indemnify it, him or her against such liability under the provisions of the Act (as presently in effect or hereafter amended) or this Agreement. The Operating Company’s indemnification under Section 6.01 or Section 6.02 of any Person who is or was a Member, the Managing Member, or an officer, employee or agent of the Operating Company, or is or was serving at the request of the Operating Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such Person receives as indemnification under any policy of insurance purchased and maintained on such Person’s behalf.

6.07. Amendment. This Article 6 may be amended pursuant to Section 14.03 to decrease the Operating Company’s obligations to any indemnitee pursuant to this Article 6 only with respect to actions or omissions occurring after the date of such amendment.

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ARTICLE 7 - TRANSACTIONS WITH INTERESTED PERSONS;

STANDARDS OF CONDUCT

7.01. Transaction With Interested Persons. Unless entered into in bad faith, no contract or transaction between the Operating Company, on the one hand, and the Managing Member, any other Member, any Affiliate of any of the foregoing, any director or officers of any of the foregoing, or any other corporation, partnership, association or other organization in which the Managing Member, any other Member, any Affiliate of any of the foregoing, or any director or officer of any of the foregoing, have a financial interest or are shareholders, members, directors, partners, directors or officers, on the other hand, shall be voidable solely for this reason or solely because the Managing Member, such other Member or any of their respective Affiliates participated in the authorization of such contract or transaction if (a) the material facts as to the relationship or interest of such person and as to the contract or transaction were disclosed or known to the Managing Member (acting at the direction of the Purchaser’s Board of Directors (or any committee thereof)) or the other Members, as applicable, and (b) the contract or transaction was authorized and approved by the Board of Directors of the Managing Member (acting at the direction of the Purchaser’s Board of Directors (or a committee thereof)) and the other Members, as applicable, in accordance with the provisions of this Agreement (including Section 4.01(c)(viii) hereof, if applicable), and, if such conditions have been satisfied, none of the Managing Member, any other Member or any of their respective Affiliates interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the Operating Company, the Managing Member or any other Member or their Affiliates, or any other Person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction; provided, however, that the Managing Member (acting at the direction of the Purchaser’s Board of Directors (or any committee thereof)) shall approve any such contract or transaction contemplated by this Article 7 only if it has reasonably determined in good faith that such contract or transaction is on terms that are fair and reasonable and no less favorable to the Operating Company than the Managing Member would expect to obtain in a comparable arms-length transaction with a Person which is not an Affiliate.

ARTICLE 8 - CAPITAL ACCOUNTS, CAPITAL COMMITMENTS AND CONTRIBUTIONS

8.01. Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations.

8.02. Capital Contributions. All contributions to the capital of the Operating Company (each a “Contribution”) shall be set forth on Schedule A, as updated from time to time. Except as set forth in this Agreement and the Exchange Agreement, (a) no Member shall be entitled or required to make any contribution to the capital of the Operating Company, and (b) no Member shall be entitled to any interest or compensation with respect to its Contribution or any services rendered on behalf of the Operating Company except as specifically provided in this Agreement or approved by the Board of Directors of the Managing Member with Newport Consent. No Member shall have any liability for the repayment of the Contribution of any other Member and each Member shall look only to the assets of the Operating Company for return of its Contribution.

8.03. Schedule A Updates. Schedule A shall be updated from time to time by the Managing Member, as required to reflect new issuances, Transfers, sales or redemptions of LLC Units (without any action or consent required on the part of any Members).

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ARTICLE 9 - LOANS TO OPERATING COMPANY

9.01. Member Loans. Subject to the terms of this Agreement, the Operating Company may borrow from Members to finance its working capital (a “Member Loan”) on commercially reasonable terms; provided, that any Member Loan shall carry interest at the prime interest rate in effect at the time of the Member Loan (as reported by Bank of America, N.A. or any successor thereto), non-compounding, and shall have no prepayment penalty or premium; provided, further, that the Operating Company shall only borrow the amount that is necessary for its reasonable working capital needs and shall pay off any such Member Loan as soon as cash becomes available to the Operating Company.

ARTICLE 10 - ALLOCATIONS

10.01. Allocations of Net Income, Net Losses and Nonrecourse Deductions.

(a) Subject to Sections 10.01(b) and 10.03, below, Net Income, Net Losses and Nonrecourse Deductions (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) shall be allocated among the Members in proportion with their LLC Units. If any Net Losses are allocated to the Members under this Section 10.01(a), then subsequent allocations of Net Income shall first be made in proportion to, and to the extent of, the allocations of Net Losses under this Section 10.01(a) until such allocations of Net Losses are fully offset by allocations of Net Income.

(b) Special Allocations.

(i) Section 704(c) Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Operating Company shall, solely for tax purposes, be allocated among the Members pursuant to “the traditional method” described under Treasury Regulations Section 1.704-3(b) so as to take account of any variation between the adjusted basis of such property to the Operating Company for federal income tax purposes and its initial Gross Asset Value.

(1) In the event the Gross Asset Value of any Operating Company asset is adjusted due to a revaluation of Operating Company assets under Treasury Regulations Section l.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(2) Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 10.01(b)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, other items, or Distributions pursuant to any provisions of this Agreement.

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(ii) Recapture. In the event that the Operating Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of Operating Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member’s prior share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

(iii) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, in the event that there is a net decrease in the Operating Company Minimum Gain during any taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in such Operating Company Minimum Gain during such year in accordance with Section 1.704-2(g) of the Treasury Regulations. This Section 10.01(b)(iii) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistent therewith.

(iv) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, in the event there is a net decrease in the minimum gain attributable to a Member Nonrecourse Debt during any taxable year, each Member with a share of such minimum gain shall be allocated income and gain for the year (and, if necessary, subsequent years) in accordance with Section 1.704-2(i) of the Treasury Regulations. This Section 10.01(b)(iv) is intended to comply with the chargeback requirement of Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistent therewith.

(v) Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Member’s Capital Account, shall be allocated items of income and gain in an amount and manner sufficient to eliminate or to reduce the deficit balance in that Member’s Capital Account so created or increased as quickly as possible in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and its requirements for a “qualified income offset.” This Section 10.0l(b)(v) is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(vi) Member Nonrecourse Deductions. After the allocations of Net Losses and Nonrecourse Deductions, Member Nonrecourse Deductions shall be allocated between the Members as required in Section 1.704-2(i)(1) of the Treasury Regulations, in accordance with the manner in which the Member or Members bear the Economic Risk of Loss for the Member Nonrecourse Debt corresponding to the Member Nonrecourse Deductions, and if more than one Member bears such Economic Risk of Loss for a Member Nonrecourse Debt, the corresponding Member Nonrecourse Deductions must be allocated among such Members in accordance with the ratios in which the Members share the Economic Risk of Loss for the Member Nonrecourse Debt.

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(vii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Operating Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section l.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of his interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in accordance with their interests in the Operating Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1 (b)(2)(iv)(m)(4) applies.

(viii) Allocations Relating to Taxable Issuance of LLC Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an interest in the Operating Company to a Member (the “issuance items”) shall be allocated among the Members so that, to the extent possible, the net amount of such issuance items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the issuance items had not been realized.

(c) Tax Allocations. Except for the allocations contained in Section 10.0l(b), all income, gains, losses, deductions and credits of the Operating Company shall be allocated for federal, state and local income tax purposes in accordance with the allocations of Net Income and Net Loss provided under Section 10.01(a) and the other provisions of this Agreement to the extent consistent with Treasury Regulations Section 1.704-1(b)(2)(iv).

(d) Varying Interests. Where any Member’s interest, or portion thereof, is acquired or transferred during a taxable year or for any other purpose requiring the determination of Net Income, Net Losses or any other items allocable to any period, the Managing Member may choose to implement the provisions of Section 706(d) of the Code in allocating among the varying interests.

(e) Excess Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Operating Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ interests in Operating Company profits are in proportion to their LLC Units.

(f) Consent of Member. The Members are aware of the income tax consequences of the methods, hereinabove set forth, by which Net Income, Net Losses and Distributions are allocated and distributed and hereby agree to be bound by them in reporting them for income tax purposes. The Members hereby expressly consent to such provisions as an express condition of becoming a Member.

10.02. Curative Allocations. The allocations set forth in Sections 10.0l(b)(iii), (iv), (v), (vi) and (vii) and 10.03 hereof and the allocations of Nonrecourse Deductions in Section 10.01(a) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury

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Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Operating Company income, gain, loss, or deduction pursuant to this Section 10.02. Therefore, notwithstanding any other provision of this Article 10 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Operating Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Operating Company items were allocated pursuant to Section 10.01(a). In exercising their discretion under this Section 10.02, the Managing Member shall take into account future Regulatory Allocations under Sections 10.0l(b)(iii) and (iv) that, although not yet made, are likely to offset Regulatory Allocations made under Section 10.01(a) and Section 10.01(b)(vi).

10.03. Loss Limitation. Net Losses and Nonrecourse Deductions allocated pursuant to Section 10.01(a) hereof shall not exceed the maximum amount of Net Loss and Nonrecourse Deductions that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of allocations of Net Loss and Nonrecourse Deductions pursuant to Section 10.01(a) hereof, the limitations set forth in this Section 10.03 shall be applied on a Member by Member basis and Net Loss and Nonrecourse Deductions not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss and Nonrecourse Deductions to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

10.04. Tax Elections. The Managing Member shall, without further consent of the Members being required (except as specifically required herein), have the authority to make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law, to adjust the basis of Operating Company property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of interests in the Operating Company and Distributions.

10.05. Other Corrective Allocations. It is the parties’ intent that all allocation provisions contained in this Article 10 are designed to achieve the result that the distributions to the Members upon the liquidation of the Operating Company pursuant to Section 11.03 would achieve the same result as if all of the Operating Company assets then available for distribution were distributed pursuant to the second sentence of Section 11.01. To the extent possible, the Operating Company may make appropriate special allocations to achieve such result.

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ARTICLE 11 - DISTRIBUTIONS

11.01. Distribution of Operating Company Funds, Generally. From time to time as it deems appropriate, the Managing Member may determine the amount, if any, by which Operating Company funds then on hand exceed the reasonable working capital needs of the Operating Company (including to make the payments contemplated by the Advancement Agreement), including reasonable reserves for future Operating Company obligations. In the event and to the extent that the Board of Directors of the Managing Member with Newport Consent deems such excess funds to be a Distribution, such excess funds shall be distributed to the Members in proportion to each Member’s LLC Units. All payments under the Advancement Agreement shall be treated as a fee in consideration for the obligations and limitations under this Agreement, the Exchange Agreement and the Purchaser Certificate and shall not be treated as Distributions.

11.02. Tax Distributions. To the extent permitted under the terms of the Operating Company’s credit agreements, the Operating Company shall use its best efforts, to the extent necessary, no later than three (3) days prior to the dates listed in Section 6655(c) of the Code as due dates for installment payments of estimated income taxes, to distribute to the Members, in proportion to the LLC Units owned by each Member, an amount such that each Member receives at least an amount equal to the excess of (A) the product of (i) the taxable Net Income, if any, of the Operating Company reasonably estimated to be allocable to such Member for the calendar quarter with respect to which such estimated tax payment relates (as determined under Code Section 703(a) but including separately stated items described in Code Section 702(a) and determined without regard to any upward adjustments pursuant to any Code Section 754 election that result from an exchange pursuant to the Exchange Agreement, times (ii) the Assumed Tax Rate, over (B) any amounts previously distributed to such Member pursuant to Section 11.01 hereof with respect to such fiscal year but only to the extent such amounts have not otherwise reduced any previously required tax Distributions pursuant to this Section 11.02. The Operating Company shall make an additional distribution if necessary on or before April 1 of each year to correct for the difference between the Operating Company’s actual income for the prior taxable year and the amounts used to compute the quarterly tax Distributions. Any Distributions made pursuant to this Section 11.02 shall reduce the amounts otherwise distributable to the Members pursuant to Section 11.01 on a dollar-for-dollar basis.

11.03. Distributions Upon Liquidation. In the event the Operating Company (or a Member’s interest therein) is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), then any Distributions shall be made pursuant to this Section 11.03 to the Members (or such Member, as appropriate) in accordance with their positive Capital Account balances in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2), adjusted to reflect all allocations of income, gain, loss and deduction and to reflect any revaluation of Capital Account pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

ARTICLE 12 - LLC UNITS AND TRANSFERS

12.01. Authorized Units. The only beneficial interests in the Operating Company shall be a single class of common units having the rights, preferences, privileges and restrictions set forth in this Agreement (“LLC Units”) and any class of preferred units with such rights, preferences, privileges and restrictions as the Managing Member shall designate from time to time (“Preferred Units”) if, as and when (a) required by and in accordance with the terms of the Exchange Agreement or (b) permitted by Section 12.02(c), as applicable. The total number of

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LLC Units that the Operating Company initially shall have authority to issue is 49,993,616 LLC Units; provided, however, that the Managing Member may from time to time, and only in accordance with the terms of this Agreement and, as applicable, to the extent required by the Exchange Agreement, (x) authorize the issuance of additional LLC Units (or a new class or series of Preferred Units) and (y) amend this Agreement in order to document such additional LLC Units (or any such new class or series of Preferred Units and its relative rights, preferences, privileges and restrictions and/or authorized number), in each case, with no further action required by the Members. All issuances of any LLC Units (and Preferred Units) after the date of this Agreement shall be made in accordance with Section 12.02 and the provisions of the Exchange Agreement. The LLC Units shall not be certificated, unless otherwise determined by the Managing Member.

12.02. Capital Structure of the Operating Company and the Purchaser.

(a) Effect of Exchange.

(i) Exchange for Purchaser Class A Common Stock. Upon the exchange by any Member of LLC Units for shares of Purchaser Class A Common Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, each such LLC Unit shall be transferred to the Managing Member on behalf of the Purchaser automatically, without any action on the part of any Person, including the holder thereof or the Managing Member.

(ii) Exchange for Cash. Upon the exchange by any Member of LLC Units for a cash payment pursuant to the Exchange Agreement, as of the effective date of such exchange, each such exchanged LLC Unit automatically shall be deemed cancelled concurrently with such payment, without any action on the part of any Person, including the holder thereof, the Managing Member or the Purchaser.

(b) Issuance of Purchaser Class A Stock. If, upon the issuance by the Purchaser of any shares of Purchaser Class A Common Stock, the Purchaser elects under the Exchange Agreement to transfer the net proceeds of such issuance directly to a Member in exchange for a number of LLC Units equal to the number of shares of Purchaser Class A Common Stock to which such net proceeds relate, the LLC Units so acquired by the Purchaser automatically shall be transferred to the Managing Member, without any action on the part of any Person, including the Managing Member or the Purchaser.

(c) Limitation on Issuance of Preferred Units.

(i) The Operating Company may issue Preferred Units only in accordance with the Exchange Agreement and as contemplated by Section 12.02(c)(ii) below.

(ii) In the event of any acquisition of, or investment in, any Person or assets (however effected) approved in accordance with the provisions of this Agreement, including Section 4.01(c)(iii) and/or (vi), as applicable, and proposed to be financed using debt incurred by the Purchaser and/or any of its wholly-owned Subsidiaries (including the Managing

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Member), each of the Members agrees to negotiate reasonably and in good faith any amendments, modifications and/or other changes to this Agreement and take such other actions, in each case, as may be necessary or advisable in order to establish Preferred Units and designate the relative rights, preferences, privileges and restrictions and/or authorized number thereof and issue such Preferred Units to the Person incurring such acquisition debt financing for purposes of servicing all payments required under the terms of such acquisition debt financing.

(d) Actions Pursuant to Exchange Agreement. Notwithstanding anything to the contrary herein, (i) the Operating Company shall take all actions as are required under the Exchange Agreement, (ii) the Operating Company shall not at any time issue LLC Units except as permitted by Section 12.05 or as required by the Exchange Agreement and (iii) the Operating Company shall not issue (including pursuant to any Transfer) LLC Units to any Person other than the Members existing on the date of this Agreement or their Permitted Transferees.

12.03. Transfer Restrictions.

(a) No Member may sell, assign, transfer, exchange, pledge or otherwise dispose of any LLC Unit or any portion thereof, right thereto or right under this Agreement appurtenant thereto (each such activity, a “Transfer”), except (i)(A) to a Permitted Transferee that executes and delivers to the Company a Joinder in accordance with Section 14.14 (provided such Transfer complies with Section 12.06), (B) pursuant to the Exchange Agreement or (B) pursuant to Section 12.04 and (ii) in compliance with all federal, state and other applicable laws, including federal and state securities laws. For the avoidance of doubt, all Transfers required by the Exchange Agreement shall be permitted Transfers hereunder.

(b) In the event of any Involuntary Transfer of LLC Units, the transferor thereof shall provide to the Company prompt written notice of such Involuntary Transfer and shall automatically have been deemed to have exchanged such LLC Units pursuant to the terms of the Exchange Agreement, effective immediately prior to the effectiveness of such Involuntary Transfer.

(c) Any attempted Transfer of LLC Units by any Member not in accordance with this Section 12.03 shall be ineffective, null and void ab initio.

(d) Any Member who Transfers any LLC Units in accordance with this Section 12.03 shall cease to be a Member with respect to such LLC Units and shall no longer have any rights or privileges of a Member with respect to such LLC Units; provided, that no Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its LLC Units until the foreclosure of such pledge or security interest.

12.04. Drag Along Right.

(a) Bona Fide Proposal. Notwithstanding anything contained herein to the contrary, if at any time the Managing Member and Newport (together, the “Principal Sellers”) jointly agree to solicit and approve a proposal (a “Sale Proposal”) from a Person that is not an

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Affiliate of any of either such Member for: (i) the sale or exchange, directly or indirectly, of all of the outstanding LLC Units of the Operating Company; (ii) the merger of the Operating Company with or into another Person in which all of the holders of LLC Units will receive cash or securities of any other Person in exchange for all of their LLC Units; or (iii) the sale of all or substantially all of the direct and indirect assets of the Operating Company (each, a “Required Sale”), then the Principal Sellers will deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to all other Members of record stating that the Principal Sellers propose to effect the Required Sale and providing the terms of the Sale Proposal and the identity of the Persons involved in the Sale Proposal.

(b) Member Cooperation. Each Member, upon receipt of a Required Sale Notice, will be obligated (and such obligation will be enforceable by the Operating Company and the other Members) to: (i) sell all of its LLC Units and participate in the Required Sale contemplated by the Sale Proposal; (ii) consent in writing to the Required Sale; (iii) waive all dissenters’ or appraisal rights in connection with the Required Sale; (iv) enter into agreements of sale or merger agreements relating to the Required Sale; (v) agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants (other than non-compete provisions), indemnities and agreements as the Operating Company or the other Members, as the case may be, agree to make in connection with the Required Sale (provided that each Member’s aggregate liability for such representations, warranties, covenants, indemnities and agreements will not exceed the net consideration received by such Member in the Required Sale); and (vi) otherwise take all actions necessary or desirable to cause the Operating Company and the Members to consummate the Required Sale.

(c) Amended Proposal. Any such Sale Proposal, and the terms of any Required Sale, may be amended from time to time, and any such Required Sale Notice may be rescinded, by the Principal Sellers; provided that the Principal Sellers will give prompt written notice of any such amendment, modification or rescission to all of the other Members.

(d) Member Rights. The obligations of the Members to sell their LLC Units in connection with a Required Sale pursuant to this Section 12.04 are subject to the satisfaction of the condition that each of the Members will receive the same proportion (on a pre-tax basis) of the aggregate consideration from such Required Sale that such Members would have received if such aggregate consideration had been distributed by the Operating Company to the Members in complete liquidation pursuant to Section 11.03.

12.05. Preemptive Rights.

(a) General. Each Rights Holder has the right to purchase up to its Pro Rata Share of any New Securities (as defined below) that the Operating Company or any of its Subsidiaries may issue from time to time after the date of this Agreement. A Rights Holder’s “Pro Rata Share” means a percentage equal to (A) the sum of (1) the total number of LLC Units then directly owned by such Rights Holder and (2) the total number of shares of Class A/B Common Stock then directly owned by such Rights Holder, divided by (B) the sum of (1) the total number of LLC Units then directly owned by all Rights Holders and (2) the total number of shares of Class A/B Common Stock then directly owned by all Rights Holders.

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(b) New Securities. For purposes of this Section 12.05, “New Securities” means (a) any debt instruments of the Operating Company or any of its Subsidiaries issued to any Rights Holder or other Affiliate of the Operating Company, (b) LLC Units or other equity securities of the Operating Company, whether now authorized or not, (c) equity securities of the Operating Company’s Subsidiaries, whether now authorized or not, (d) rights, options or warrants to purchase such equity securities or debt instruments and (e) securities of any type whatsoever that are, or may become, convertible into, exercisable for, or exchangeable into, such equity securities or debt instruments; provided, however, that the term “New Securities” does not include securities issued or issuable:

(i) to officers, directors, employees or consultants of the Operating Company or any of its Subsidiaries (or to Persons who at the time of the grant were officers, directors, employees or consultants of the Operating Company or any of its Subsidiaries) pursuant to an equity incentive plan or stock purchase plan or agreement approved by the Managing Member (including securities issued or issuable upon the conversion or exchange of such securities in accordance with the provisions of such plan or agreement);

(ii) in connection with a pro rata split (or reverse split), subdivision, conversion, recapitalization, reclassification, dividend or distribution in respect of LLC Units or other equity securities of the Operating Company or any of its Subsidiaries;

(iii) pursuant to a registration statement filed with the Securities and Exchange Commission or, if applicable, any debt securities issued or issuable pursuant to an offering made in reliance on Rule 144A under the Securities Act;

(iv) as consideration for the acquisition of another Person by the Operating Company or any of its Subsidiaries by consolidation, merger, purchase of all or substantially all of the assets or other business combination or reorganization in which the Operating Company or any of its Subsidiaries acquire, in a single transaction or series of related transactions, one or more divisions or lines of business or all or substantially all of the assets of such other Person, 50% or more of the voting power of such other Person or 50% or more of the equity ownership of such other Person or any equity ownership in such other Person that is a joint venture;

(v) upon exercise of any convertible securities or in connection with payment-in-kind interest; or

(vi) as any right, option or warrant to acquire any securities specifically excluded from the definition of New Securities, pursuant to Sections 12.05(b)(i) through (v).

(c) Procedure.

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(i) The Operating Company will give both Rights Holders at least ten (10) days prior written notice of the Operating Company’s intention to issue New Securities (the “New Securities Notice”), describing the type and amount of New Securities to be issued, each Rights Holder’s Pro Rata Share of such New Securities and the price and the general terms and conditions upon which the Operating Company proposes to issue such New Securities. Each Rights Holder may purchase all or any portion of its Pro Rata Share of such New Securities, by delivering to the Operating Company, within ten (10) days after the date of receipt by the Rights Holders of any such New Securities Notice, a written notice specifying that portion which it desires to purchase of its Pro Rata Portion of such New Securities for the price and upon the general terms and conditions specified in the New Securities Notice. If any Rights Holder fails to notify the Operating Company in writing within such ten (10) day period of its election to purchase all or any portion of such Rights Holder’s Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder will forfeit the right hereunder to purchase that part of such Rights Holder’s Pro Rata Share of such New Securities that such Rights Holder did not agree to purchase.

(ii) If any Rights Holder fails to elect to purchase the full amount of its Pro Rata Share of the New Securities, the Operating Company shall give notice (“Purchasing Holder Notice”) of such failure to the other Rights Holder if it did so elect to purchase the full amount of its Pro Rata Share of the New Securities (the “Purchasing Holder”). Such Purchasing Holder Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holder shall have five (5) days from the date such Purchasing Holder Notice was received by such Purchasing Holder to notify the Operating Company in writing of its election (“Purchasing Holder Election”) to purchase all or any portion of the New Securities available for purchase by the Rights Holder pursuant to Section 12.05(c)(i) not subscribed for by the Nonpurchasing Holder.

(d) Failure to Exercise. In the event that the Rights Holders fail to exercise in full the purchase right with respect to all of the offered New Securities described in the New Securities Notice, then the Operating Company will have sixty (60) days after a determination has been made pursuant to Section 12.05(c)(ii) to issue, solely to the Corporate Unitholder, the New Securities with respect to which the Rights Holders’ rights hereunder were not exercised, at a price and upon terms and conditions not more favorable to the Corporate Unitholder thereof than specified in the New Securities Notice.

(e) Notice to the Rights Holders. In the event that the Operating Company has not issued such New Securities to the Corporate Unitholder within such sixty (60) day period, then the Operating Company shall not thereafter issue such New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 12.05.

(f) Exceptions. Notwithstanding anything to the contrary contained herein, the Operating Company may sell, and any Rights Holder may purchase, New Securities without complying with this Section 12.05, provided that promptly after such purchase, the Rights Holder purchasing New Securities offers in writing to the non-purchasing Rights Holder the right to purchase from such purchasing Rights Holder its Pro Rata Share (after giving effect to the

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issuance of New Securities) of such New Securities purchased on the same terms as the purchasing Rights Holder purchased such New Securities. Any such right to purchase shall be exercisable for a period of ten (10) business days after the delivery of such written notice by purchasing Rights Holder.

12.06. Tax Matters.

(a) Notwithstanding any other provision of this Agreement, any issuance or Transfer or purported issuance or Transfer of any LLC Unit, whether to another Member or to a third party, shall be of no effect, and such transferee shall not become a Member, if, in the sole determination of the Managing Member, the Transfer would adversely affect the tax status of the Operating Company or its Members or if the Operating Company would or may, in the sole determination of the Managing Member, have in the aggregate more than one hundred (100) Members. For purposes of determining the number of members under this Section 12.06, a Person (the “beneficial owner”) indirectly owning an interest in the Operating Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a Member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Operating Company and (ii) in the sole discretion of the Managing Member, a principal purpose of the use of the tiered arrangement is to permit the Operating Company to satisfy the 100-member limitation. The Managing Member may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determination as aforesaid.

(b) Promptly upon request therefor by the Managing Member, a transferee of an interest in the Operating Company shall provide the Managing Member with the information specified in Section 1.743-1(k)(2) of the Treasury Regulations (or any successor provision) in the manner specified by such regulation, whether or not an election under Section 754 of the Code is in effect with respect to the Operating Company, and any other information reasonably requested by the Managing Member in connection with adjustments made under Section 743 of the Code or an election made under Section 743(e) of the Code.

ARTICLE 13 - DISSOLUTION, LIQUIDATION, AND TERMINATION; INCORPORATION

13.01. Dissolution. The Operating Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:

(a) the written consent of all of the Members;

(b) the sale of all or substantially all of the assets of the Operating Company; or

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

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The Operating Company shall not dissolve or be terminated upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member other than the only Member of the Operating Company, if the Operating Company has only one Member remaining. The Managing Member shall promptly notify the Members of the dissolution of the Operating Company.

13.02. Liquidation. Upon dissolution of the Operating Company, the Managing Member shall act as its liquidating trustee or the Managing Member shall appoint the Managing Member and/or one or more other Members as the liquidating trustee. The liquidating trustee shall proceed diligently to liquidate the Operating Company, to wind up its affairs and to make final Distributions as provided in Section 11.03 and in the Act. The costs of dissolution and liquidation shall be an expense of the Operating Company. Until final distribution, the liquidating trustee may continue to operate the business and properties of the Operating Company with all of the power and authority of the Managing Member. As promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause an accounting by a firm of independent public accountants of the Operating Company’s assets, liabilities, operations and liquidating Distributions to be given to the Members.

13.03. Certificate of Cancellation. Upon completion of the distribution of the Operating Company’s assets as provided herein, the Operating Company shall be terminated, and the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware under the Act, cancel any other filings made pursuant to Sections 2.01 and 2.05, and take such other actions as may be necessary to terminate the existence of the Operating Company.

ARTICLE 14 - GENERAL PROVISIONS

14.01. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given: (a) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (b) upon delivery to the recipient in person or by courier, or (c) upon receipt of a facsimile transmission by the recipient. Such notices, requests and consents shall be given (i) to Members at their addresses or fax numbers on Schedule A, or such other address or fax numbers as a Member may specify by notice to the Operating Company, the Managing Member or to all of the other Members, or (ii) to the Operating Company or the Managing Member at the address of the principal office of the Operating Company specified in Section 2.03, or at such other location as the Operating Company shall have specified in writing to the Members as its principal office. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof; signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.02. Entire Agreement. This Agreement and the other Transaction Agreements (as defined in the Merger Agreement) to which all of the Members are party constitute the entire agreement of the Members relating to the Operating Company and supersedes all prior contracts or agreements with respect to the Operating Company, whether oral or written.

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14.03. Amendment or Modification. This Agreement may be amended only with the written approval of the Board of Directors of the Managing Member with Newport Consent and pursuant to Section 4.01(c)(iv) and such amendment must be in writing; provided, however, that (a) an amendment or modification changing adversely the rights of a Member with respect to Distributions, allocations or voting of LLC Units (other than to reflect changes otherwise provided by this Agreement) shall be effective only with that Member’s consent, (b) an amendment or modification increasing any liability or obligation of a Member to the Operating Company, or adversely affecting the limitation of the liability of a Member with respect to the Operating Company, shall be effective only with that Member’s consent, and (c) an amendment of this section shall require the consent of all Members.

14.04. Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the parties and their respective heirs, legal representatives, successors, assigns and transferees.

14.05. Governing Law; Severability. This Agreement (and any claim, controversy or cause of action based upon, relating to, or arising out of, this Agreement) shall be governed by and shall be construed in accordance with the laws of the State of Delaware, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Certificate or the Act, the applicable provision of this Agreement shall control, to the extent permitted by law. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

14.06. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as requested by the Managing Member.

14.07. Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance herewith in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

14.08. Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that such Member has actual notice of (a) all of the provisions of this Agreement and the Transaction Agreements and (b) all of the provisions of the Certificate. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.

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14.09. Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor or other Person to whom any debts or obligations are owed by, or who may have any claim against, the Operating Company or any of its Members or Managing Member, except for (a) the Members and the Managing Member in their capacities as such or other Persons entitled to indemnification pursuant to Article 6 or (b) any Secondary Indemnitors for purposes of Section 6.05. Notwithstanding any contrary provision of this Agreement, no such creditor or Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Operating Company or any Member or Managing Member.

14.10. Interpretation. Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

14.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

14.12. Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with each of the other Members for the benefit of all Members, that (a) it is not currently making a market in interests in the Operating Company and will not in the future make such a market and (b) it will not transfer its interest in the Operating Company on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Section 7704 of the Code and Treasury Regulations and rulings and other pronouncements of the Internal Revenue Service or the Department of the Treasury thereunder. Subject to Article 12, each Member further agrees that it will not assign any interest in the Operating Company to any assignee except in compliance with Article 12, and unless such assignee agrees to be bound by this Section 14.12 and to assign such interest only to such Persons who agree to be similarly bound.

14.13. Competing Activities. To the fullest extent permitted by applicable law, the Members and their respective officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates (including the Managing Member, but excluding any employees of the Operating Company or its Subsidiaries) may engage or invest in, independently or with others, any business activity of any type or description, including those that might be in the same business as or similar to the Company’s business and that might be in direct or indirect competition with the Company. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member (including the Managing Member), except those Members who are employees of the Operating Company and/or any of its subsidiaries (each, a “Business Opportunities Exempt Party”). To the fullest extent permitted by applicable law, the Operating Company renounces any interest or expectancy

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of the Operating Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunity Exempt Party. To the fullest extent permitted by applicable law, no Business Opportunity Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Operating Company shall have any duty to communicate or offer such opportunity to the Operating Company, and such Business Opportunity Exempt Party shall not be liable to the Operating Company or to its Members for breach of any other duty by reason of the fact that such Business Opportunity Exempt Party pursues or acquires, or directs such opportunity to another Person or, does not communicate such opportunity to the Operating Company to the fullest extent permitted by applicable law. No amendment or repeal of this Section 14.13 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any LLC Units shall be deemed to have notice of and consented to the provisions of this Section 14.13. Neither the alteration, amendment or repeal of this Section 14.13, nor the adoption of any provision of this Agreement inconsistent with this Section 14.13, shall eliminate or reduce the effect of this Section 14.13 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 14.13, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

14.14. Rights of New Members, Assignees and Transferees. In all cases subject to Section 12.06, a Person receiving LLC Units from (a) the Company pursuant to Section 12.05 shall, if such issuance was permitted by and made in compliance with this Agreement, have the right to become a Member and shall receive the rights of a Member only if such Person (i) is a Rights Holder, (ii) in the case of a Person that is not then a Member, executes an instrument substantially in the form of Exhibit A accepting and adopting the terms and provisions of this Agreement (a “Joinder”) and (iii) pays any reasonable expenses as determined by the Managing Member in connection with its admission as a Member, or (b) a Member shall, if such Transfer or assignment was permitted by and made in compliance with this Agreement, have the right to become a substitute Member and shall receive the rights of such Member only if such Person (i) is a Permitted Transferee, (ii) executes a Joinder and (iii) pays any reasonable expenses as determined by the Managing Member in connection with its admission as a Member. Notwithstanding anything to the contrary in this Agreement, the rights of (i) Fidelity under Section 12.05 shall not be assignable to any Person other than its Permitted Transferees and (ii) Newport under Sections 4.01(c), 4.02 and 12.05 shall not be assignable to any Person other than an investment fund managed by Newport Global Advisors, LP (including any successor thereto) which, for the avoidance of doubt, shall not include any portfolio companies of such investment funds.

14.15. Non-Circumvention. This Agreement is subject in all respects to the provisions of the Exchange Agreement, and nothing in this Agreement shall abridge or alter any rights provided for in the Exchange Agreement. The Operating Company agrees not take any action (or omit to take any action) that is prohibited by, or inconsistent with, the Exchange Agreement.

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[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE OPERATING COMPANY: FIDELITY NEWPORT HOLDINGS, LLC, a Delaware limited liability company

By:
Name: Title:

THE MANAGING MEMBER AND MEMBER: J.ALEXANDER’S CORPORATION, a Tennessee corporation

By:
Name: Title:

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THE OTHER MEMBERS: FIDELITY NATIONAL SPECIAL OPPORTUNITIES, INC., a Delaware corporation

By:
Name: Title:

NEWPORT GLOBAL OPPORTUNITIES FUND LP, a Delaware limited partnership

By:
Name: Title:

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FOLCO Development Corp.

By:
Title:

Brent B. Bickett

Westrock Capital Partners

By:
Title:

Raymond R. Quirk

Erika Meinhardt

Christopher Abbinante

Don DuBois

Roger Jewkes

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FORM OF

FIDELITY NEWPORT HOLDINGS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE A

OPERATING COMPANY:

Fidelity Newport Holdings, LLC

3038 Sidco Drive

Nashville, Tennessee 37204

No.	Member / Address	LLC Units	Percentage of Aggregate LLC Units

1.	Fidelity National Special Opportunities, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 Attn: Executive Vice President, General Counsel	24,196,915	48.40%

2.	Newport Global Opportunities Fund LP 21 Waterway Avenue Suite 150 The Woodlands, TX 77380 Attn: Roger May Pursuant to Section 14.01, copies of all notices should be sent to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Jeffrey D. Marell Fax: 212-757-3990	17,113,818	34.23%

3.	J.Alexander’s Corporation, as the Managing Member 3038 Sidco Drive Nashville, Tennessee 37204	5,999,235	12.00%

4.	Folco Development Corp. 601 Riverside Avenue Jacksonville, Florida 32204	1,956,840	3.91%

5.	Brent B. Bickett 601 Riverside Avenue Jacksonville, Florida 32204	279,549	0.56%

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No.	Member / Address	LLC Units	Percentage of Aggregate LLC Units

6.	Westrock Capital Partners 900 South Shackleford Drive Suite 200 Little Rock, AR 72215	167,729	0.34%

7.	Raymond R. Quirk 601 Riverside Avenue Jacksonville, Florida 32204	55,908	0.11%

8.	Erika Meinhardt 601 Riverside Avenue Jacksonville, Florida 32204	55,908	0.11%

9.	Christopher Abbinante 601 Riverside Avenue Jacksonville, Florida 32204	55,908	0.11%

10.	Don DuBois 601 Riverside Avenue Jacksonville, Florida 32204	55,908	0.11%

11.	Roger Jewkes 601 Riverside Avenue Jacksonville, Florida 32204	55,908	0.11%

	Totals	49,993,616	100.00%

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Exhibit A

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from             (“Transferor”) [            ] limited liability company interests (the “LLC Units”) of Fidelity Newport Holdings, LLC, a Delaware limited liability company (the “Operating Company”);

The LLC Units of the Operating Company are subject to that certain Amended and Restated Limited Liability Company Agreement, dated as of [            ], 2012, and as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time (the “Agreement”), by and among the Operating Company and certain members of the Operating Company named therein;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read it, and the undersigned is thoroughly familiar with its terms;

Pursuant to terms of the Agreement, the Transferor is prohibited from transferring such LLC Units of the Operating Company, and the Operating Company is prohibited from registering the transfer of the LLC Units of the Operating Company, unless such transfer is made in compliance with the provisions of the Agreement and unless and until the recipient of such LLC Units of the Operating Company acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such LLC Units of the Operating Company and have the Operating Company register the transfer of such LLC Units of the Operating Company.

NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer such LLC Units of the Operating Company to the undersigned and the Operating Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he/she/it has been given a copy of the Agreement and ample opportunity to read it, and the undersigned is thoroughly familiar with its terms, (ii) the LLC Units of the Operating Company are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as a [“Fidelity”] [“Newport”] [“Member”] (as therein defined).

This             day of             , 20    .

EXHIBIT F

FORM OF AFFILIATE AGREEMENT

(See attached.)

[*]

[* Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees of furnish a supplemental copy of this exhibit to the Securities and Exchange Commission upon request.]

EXHIBIT G

FORM OF TAX OPINION CERTIFICATE

(See attached.)

[*]

[* Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees of furnish a supplemental copy of this exhibit to the Securities and Exchange Commission upon request.]

EXHIBIT H

FORM OF NEWPORT TAX CERTIFICATE

(See attached.)

[*]

[* Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees of furnish a supplemental copy of this exhibit to the Securities and Exchange Commission upon request.]

EXHIBIT I

FORM OF EXCHANGE AGREEMENT

(See attached.)

Execution Version

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT, dated as of June 22, 2012 and effective as of the Effective Time (this “Agreement”), is made by and among AMERICAN BLUE RIBBON HOLDINGS, INC., a Delaware corporation (including any successor, the “Corporation”), FIDELITY NEWPORT HOLDINGS, LLC, a Delaware limited liability company (including any successor, the “Operating Company”), and each of the holders of LLC Units (as defined herein) from time to time party hereto (each, a “Unitholder” and, collectively, the “Unitholders”). Certain capitalized terms are defined in Section 1.1.

WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger by and among Fidelity National Financial, Inc., the Corporation, the Operating Company, Athena Merger Sub, Inc. and J. Alexander’s Corporation (“JAX”), dated as of June 22, 2012 (the “Merger Agreement”), and the Asset Contribution Agreement by and among JAX and the Operating Company, dated as of June 22, 2012, the parties hereto desire to establish economic equivalency between LLC Units and Class A Common Stock; and

WHEREAS, the parties hereto desire to provide for the exchange from time to time of LLC Units for cash or for shares of Class A Common Stock on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions.

The following definitions shall for all purposes, unless the context otherwise clearly indicates, apply to the capitalized terms used in this Agreement.

“Advancement Agreement” means the Advancement Agreement by and between the Corporation and the Operating Company, dated as of the Closing Date (as defined in the Merger Agreement).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person; it being understood that “control” or any correlative version thereof in this definition shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the preamble hereto.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which banking institutions in New York are required or authorized by law to close.

“Calendar Quarter” means each January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

“Cash Exchange Payment” means an amount in cash equal to the product of (x) the number of LLC Units Exchanged and (y) the average of the daily VWAP of a share of Class A Common Stock for the 15 Trading Days immediately prior to the date of delivery of the relevant Exchange Notice; provided that in calculating such average, (i) the VWAP for any Trading Day during the 15 Trading Day period prior to the ex-date of any extraordinary distributions made on the Class A Common Stock during the 15 Trading Day period shall be reduced by the value of such distribution per share of Class A Common Stock, and (ii) the VWAP for any Trading Day during the 15 Trading Day period prior to the date of a Subdivision or Combination of Class A Common Stock during the 15 Trading Day period shall automatically be adjusted in inverse proportion to such Subdivision or Combination.

“Certificate” means the Amended and Restated Certificate of Incorporation of the Corporation, dated as of the date hereof, as the same may be amended from time to time in accordance with its terms and not inconsistent with the provisions hereof.

“Class A Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Corporation.

“Class B Common Stock” means the Class B Common Stock, par value $0.00001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.00001 per share, of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination” means any combination of stock or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise.

“Corporation” has the meaning set forth in the preamble hereto.

“Corporation Unitholder” means the Corporation and/or one or more of its direct or indirect, wholly-owned Subsidiaries, in each case, to the extent that such Person directly holds LLC Units and has joined the LLC Agreement as a Unitholder thereunder.

“Date of Exchange” means with respect to an Exchange pursuant to Section 2.1(a), the date identified in the respective Exchange Notice.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange” means an exchange of LLC Units for cash or shares of Class A Common Stock pursuant to the terms, and subject to the conditions, of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Notice” means a written election of Exchange substantially in the form of Exhibit A, duly executed by the exchanging Unitholder.

“FNF” means Fidelity National Financial, Inc. (and any successor thereto).

“Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity of competent jurisdiction.

“Group” has the meaning of “group” set forth in Rule 13d-3 under the Exchange Act.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating Company by and among the Operating Company and the Unitholders, dated as of the Closing Date (as defined in the Merger Agreement).

“LLC Unit” means an LLC Unit (as defined in the LLC Agreement) or (ii) the common stock or other equity securities of a successor corporation or entity into or for which an LLC Unit has been converted or exchanged.

“Operating Company” has the meaning set forth in the preamble hereto.

“Permitted Transferee” has the meaning set forth in Section 4.1.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

“Preferred Stock” means one or more series of Preferred Stock, par value $0.00001 per share, issued from time to time by the Corporation.

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Corporation and the shareholders party thereto, dated as of the Closing Date (as defined in the Merger Agreement).

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Subdivision” means any subdivision of stock or units, as the case may be, by any split, dividend, reclassification, recapitalization or otherwise.

“Subsidiary” means, as to any Person, a Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the initial Person and/or any other Subsidiary of the initial Person or (ii) the initial Person and/or any other Subsidiary of the initial Person is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body of such Person.

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“Trading Day” means a day on which (i) the Class A Common Stock at the close of regular way trading (not including extended or after hours trading) is not suspended from trading on any national securities exchange or association or over-the-counter market that is the primary market for trading the Class A Common Stock at the close of business, (ii) the Class A Common Stock has traded at least once regular way on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock, and (iii) there has been no “market disruption event.” For purposes of this definition, “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for the Class A Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

“Unitholder” has the meaning set forth in the preamble hereto, and shall include any Permitted Transferee to which any LLC Units have been transferred that executes a joinder pursuant to Section 4.1 hereof.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (x) the per share volume-weighted average price of such Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (y) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

SECTION 1.2 Interpretation.

In this Agreement and in the Exhibits hereto, except to the extent that the context otherwise clearly requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute, regulation or statutory or regulatory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory and regulatory instruments or orders made under it;

(e) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections and clauses of, and Exhibits to, this Agreement;

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(f) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(g) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns; and

(h) any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SECTION 2.1 Exchanges of LLC Units.

(a) Elective Exchanges of LLC Units.

(i) Upon the terms and subject to the conditions of this Agreement, in the event any Unitholder (other than the Corporation Unitholder) wishes to effect an Exchange, such Unitholder shall (A) deliver to the Corporation and the Operating Company an Exchange Notice and (B) surrender (or in the absence of a surrender, be deemed to surrender) to the Operating Company (or, if the Corporation issues Class A Common Stock pursuant to clause (y) below, to the Corporation Unitholder) the LLC Units relating to such Exchange, at the office of the transfer agent for the LLC Units (or at the principal office of the Operating Company, if the Operating Company serves as its own transfer agent), free and clear of all liens, encumbrances, rights of first refusal and the like, in consideration for, at the option of the Corporation, with such consideration to be delivered as promptly as practicable following such delivery and surrender, but in any event within two Business Days after the Date of Exchange specified in such Exchange Notice, (x) a Cash Exchange Payment by the Operating Company in accordance with the instructions provided in the Exchange Notice, in which event such exchanged LLC Units shall automatically be deemed cancelled concurrently with such payment, without any action on the part of any Person, including the Corporation or the Operating Company, or (y) the issuance by the Corporation to the Corporation Unitholder of a number of shares of Class A Common Stock equal to the number of LLC Units exchanged, and the Corporation Unitholder’s transfer of such Class A Common Stock to the exchanging Unitholder in exchange for the LLC Units (and the Operating Company shall issue such LLC Units in the name of the Corporation Unitholder). If the Corporation elects to issue Class A Common Stock in an Exchange, the Corporation shall (i) deliver or cause to be delivered on behalf of the Corporation Unitholder at the offices of the then-acting registrar and transfer agent of the Class A Common Stock (or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of the Corporation) the number of shares of Class A Common Stock deliverable upon such Exchange, registered in the name of the relevant exchanging Unitholder (or in such other name as is requested in writing by the Unitholder), in certificated form, as may be requested in

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writing by the exchanging Unitholder or, (ii) if the Class A Common Stock is settled through the facilities of The Depository Trust Company, upon the written instruction of the exchanging Unitholder set forth in the Exchange Notice, use its reasonable best efforts to deliver on behalf of the Corporation Unitholder the shares of Class A Common Stock deliverable to such exchanging Unitholder in the Exchange through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Unitholder in the Exchange Notice.

(ii) An Exchange pursuant to Section 2.1(a) of LLC Units for Class A Common Stock will be deemed to have been effected immediately prior to the close of business on the Date of Exchange, and the Unitholder will be treated as a holder of record of Class A Common Stock as of the close of business on such Date of Exchange (and, in the event of an Exchange pursuant to clause (y) of Section 2.1(a)(i), the Corporate Unitholder will be treated as a holder of record of such LLC Units as of the close of business on such Date of Exchange).

(b) Expenses. The Corporation, the Corporation Unitholder, the Operating Company and each exchanging Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. For the avoidance of doubt, (i) none of the Corporation, the Corporation Unitholder or the Operating Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange, including if any shares of Class A Common Stock are to be delivered in a name other than that of the Unitholder effecting the Exchange, and such Unitholder or the Person in whose name such shares are to be delivered shall establish to the reasonable satisfaction of the Corporation that any such tax has been paid or is not payable and (ii) each exchanging Unitholder shall bear any and all income or gains taxes imposed on gain realized by such exchanging Unitholder as a result of any such Exchange.

SECTION 2.2 Common Stock to be Issued. In connection with any Exchange, the Corporation reserves the right to provide shares of Class A Common Stock that are registered pursuant to the Securities Act, unregistered shares of Class A Common Stock or any combination thereof, as it may determine in its sole discretion; it being understood that all such unregistered shares of Class A Common Stock shall be entitled to the registration rights set forth in the Registration Rights Agreement; provided such holders thereof have agreed to join the Registration Rights Agreement as parties thereto.

(b) The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuances upon any Exchange, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the Exchange of all LLC Units that may be outstanding from time to time. The Corporation shall take any and all actions necessary or desirable to give effect to the foregoing.

(c) Prior to the effective date of any Exchange effected pursuant to this Agreement, the Corporation shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of shares of

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Class A Common Stock and any LLC Units that result from the transactions contemplated by this Agreement, by each director of the Corporation who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Corporation upon the registration of any class of equity security of the Corporation pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement; provided that such information is provided by the Unitholder to the Secretary of the Corporation in writing at least ten (10) business days in advance of any scheduled meeting of the Board of Directors of the Corporation).

(d) The Corporation covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder to enable a holder of shares of Class A Common Stock received upon an Exchange to sell such shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Regulation S under the Securities Act. Upon the written request of a Unitholder, the Corporation shall deliver to such holder a written statement that it has complied with such requirements.

(e) Any Class A Common Stock to be issued by the Corporation in accordance with this Agreement shall be validly issued, fully paid and non-assessable.

SECTION 2.3 Capital Structure of the Corporation and the Operating Company. Upon the issuance by the Corporation of any shares of Class A Common Stock other than pursuant to an Exchange (including any issuance in connection with a business acquisition by the Corporation or its Subsidiaries, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for shares of Class A Common Stock), the Corporation shall contribute (or cause to be contributed) the proceeds of such issuance (net of any selling or underwriting discounts or commissions or other expenses permitted to be advanced under the Advancement Agreement) to the Corporation Unitholder, which shall immediately contribute such proceeds to the Operating Company in exchange for a number of newly-issued LLC Units equal to the number of shares of Class A Common Stock issued; provided that, in lieu of such contribution and issuance, the Corporation may agree with a Unitholder to transfer such net proceeds to such Unitholder in exchange for such Unitholder transferring to the Corporation Unitholder a number of LLC Units equal to the number of shares of Class A Common Stock to which such net proceeds relate.

(b) If the Corporation redeems, repurchases or otherwise acquires any shares of its Class A Common Stock for cash (including a redemption, repurchase or acquisition of restricted shares of Class A Common Stock for nominal or no value), the Operating Company shall, coincident with such redemption, repurchase or acquisition, redeem or repurchase an identical number of LLC Units held by the Corporation Unitholder upon the same terms, including the same price, as the terms of the redemption, repurchase or acquisition of the Class A Common Stock.

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(c) The Corporation shall not in any manner effect any Subdivision or Combination of Class A/B Common Stock unless the Operating Company simultaneously effects a Subdivision or Combination, as the case may be, of LLC Units with an identical ratio as the Subdivision or Combination of Class A/B Common Stock. The Operating Company shall not in any manner effect any Subdivision or Combination of LLC Units unless the Corporation simultaneously effects a Subdivision or Combination, as the case may be, of Class A/B Common Stock with an identical ratio as the Subdivision or Combination of LLC Units.

(d) The Corporation shall not issue, and shall not agree to issue (including pursuant to any security or other instrument convertible into or exercisable or exchangeable for) any class of equity securities other than its Class A Common Stock, Class B Common Stock or one or more series of Preferred Stock that the Corporation may determine to issue from time to time in accordance with, and subject to the limitations contained in, the Certificate and Section 2.3(e).

(e) The Corporation shall not issue any shares of Preferred Stock unless (i)(A) the Operating Company issues or agrees to issue, as the case may be, to the Corporation Unitholder a number of preferred units, with designations, preferences and other rights and terms that are substantially the same as such shares of Preferred Stock, equal to the number of such shares of Preferred Stock issued by the Corporation, and (B) the Corporation contributes (or causes to be contributed) to the Corporation Unitholder, which immediately further contributes to the Operating Company, the proceeds (net of any selling or underwriting discounts or commissions and other expenses permitted to be advanced under the Advancement Agreement) of the issuance of such Preferred Stock (and agrees to transfer to the Corporation Unitholder, and cause the Corporation Unitholder to transfer immediately to the Operating Company, any amounts paid by the holders of securities or instruments exercisable or exchangeable therefor upon their exercise or exchange, if applicable, net of expenses permitted to be advanced under the Advancement Agreement) and (ii)(A) the Operating Company issues or agrees to issue, as the case may be, to the Corporation Unitholder preferred units for purposes of servicing all payments required under the terms of any acquisition debt financing contemplated by Section 12.02(c)(ii) of the LLC Agreement and (B) the Corporation contributes (or causes to be contributed) to the Corporation Unitholder, which immediately further contributes to the Operating Company, the equity or assets acquired in connection with such acquisition.

(f) For as long as this Agreement is in effect: (i) the Operating Company shall not, and the Corporation shall cause the Operating Company not to, at any time, issue any LLC Units or other units other than as permitted by Section 12.05 of the LLC Agreement in compliance with applicable law and exchange rules or as required by this Agreement; and (ii) the Corporation Unitholder shall not, and the Corporation shall cause the Corporation Unitholder not to, at any time, issue any shares of capital stock (or securities exchangeable therefor or exercisable or convertible thereinto) to any Person other than the Corporation or any of its wholly-owned Subsidiaries (provided that such Subsidiary remains directly or indirectly wholly-owned by the Corporation).

(g) If the Corporation makes a dividend or other distribution of Corporation stock on its Class A Common Stock or Class B Common Stock, then the Operating Company shall make a dividend or other distribution to all Unitholders of an equivalent number of units of the Operating Company with designations, preferences and other rights and terms that are substantially the same as such distributed stock.

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(h) The Corporation shall not amend the Certificate, shall not, and shall cause the Operating Company not to, amend the LLC Agreement and shall not permit any other Subsidiary of the Corporation to amend its articles of organization, certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement or any other similar organizational documents, in a manner that would be inconsistent with, or have the effect of circumventing, the provisions of this Agreement or otherwise to deprive the Unitholders of their rights hereunder. The Corporation shall not permit: (i) any change to the capitalization or organization of any of its Subsidiaries; (ii) any change at any of its Subsidiaries or any governance provisions of any Subsidiary; (iii) any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities of the Corporation or any of its Subsidiaries; or (iv) any other voluntary action of any kind; in the case of each of clauses (i) through (iv), that would in any way be inconsistent with, or have the effect of circumventing or seeking to circumvent, the observance or performance of the provisions of this Agreement to be observed or performed by the Corporation or the Operating Company.

ARTICLE III

SECTION 3.1 Representations and Warranties of the Corporation. The Corporation represents and warrants that (i) it is a corporation duly incorporated and is validly existing under the laws of the State of Delaware, (ii) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, including the issuance of Class A Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by the Corporation and the consummation by it of the transactions contemplated hereby, including the issuance of the Class A Common Stock, have been duly authorized by all necessary corporate action on the part of the Corporation, (iv) this Agreement constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby will not (A) result in a violation of the Certificate or the Amended and Restated Bylaws of the Corporation, (B) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which the Corporation is a party or by which any property or asset of the Corporation is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Corporation or by which any property or asset of the Corporation is bound or affected.

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SECTION 3.2 Representations and Warranties of the Operating Company. The Operating Company represents and warrants that (i) it is a limited liability company duly incorporated and is validly existing under the laws of the State of Delaware, (ii) it has all requisite limited liability power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by the Operating Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary limited liability action on the part of the Operating Company, (iv) this Agreement constitutes a legal, valid and binding obligation of the Operating Company enforceable against the Operating Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by the Operating Company and the consummation by the Operating Company of the transactions contemplated hereby will not (A) result in a violation of the LLC Agreement, or (B) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which the Operating Company is a party or by which any property or asset of the Operating Company is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Operating Company or by which any property or asset of the Operating Company is bound or affected.

SECTION 3.3 Representations and Warranties of the Unitholders. Each Unitholder, severally and not jointly, represents and warrants (as to itself only and not as to any other Unitholder) that,

(a) in the event such Unitholder is not a natural person: (i) it is duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation, (ii) it has all requisite corporate or other entity power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Unitholder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Unitholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by such Unitholder and the consummation by such Unitholder of the transactions contemplated hereby will not (A) result in a violation of the certificate of incorporation and bylaws or other organizational documents of such Unitholder, (B) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which such Unitholder is a party or by which any property or asset of such Unitholder is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Unitholder or by which any property or asset of such Unitholder is bound or affected; or

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(b) in the event such Unitholder is a natural person: (i) he or she has the authority and legal capacity to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (ii) this Agreement constitutes a legal, valid and binding obligation of such Unitholder enforceable against him or her in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (iii) the execution, delivery and performance of this Agreement by such Unitholder and the consummation by such Unitholder of the transactions contemplated hereby will not (A) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which such Unitholder is a party or by which any property or asset of such Unitholder is bound or affected, or (B) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Unitholder or by which any property or asset of such Unitholder is bound or affected.

ARTICLE IV

SECTION 4.1 Additional Unitholders. To the extent a Unitholder validly transfers any LLC Units to either (i) the Corporation Unitholder pursuant to Section 2.1 or (ii) a Permitted Transferee (as such term is defined in the LLC Agreement) in accordance and in full compliance with the LLC Agreement, then such transferee (each, a “Permitted Transferee”), to the extent not already a Unitholder party hereto, shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B, whereupon such Permitted Transferee shall become a Unitholder hereunder.

SECTION 4.2 Addresses and Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 4.2):

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(a) If to the Corporation, to:

c/o Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 322204

Attention:    Chief Legal Officer

Facsimile:     (904) 357-1104

with a copy to:

Weil Gotshal & Manges, LLP

767 Fifth Avenue

New York, New York 10153

Facsimile:     (212) 310-8007

Attention:    Michael J. Aiello and Danielle D. Do

(b) If to the Operating Company, to:

c/o Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 322204

Attention:     Chief Legal Officer

Facsimile:     (904) 357-1104

with a copy to:

Weil Gotshal & Manges, LLP

767 Fifth Avenue

New York, New York 10153

Facsimile:     (212) 310-8007

Attention:    Michael J. Aiello and Danielle D. Do

(c) If to any Unitholder, to the address and other contact information set forth in the records of the Operating Company from time to time.

SECTION 4.3 Further Assurances. The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary from time to time to make effective this Agreement and the transactions contemplated herein.

SECTION 4.4 Termination. This Agreement shall terminate and be of no further force or effect automatically upon the earlier to occur of (a) the date on which the Merger Agreement is terminated in accordance with its terms; and (b) the date on which all LLC Units are owned by one Person (or more than one Person, provided each such Person is directly or indirectly wholly-owned by a single Person).

SECTION 4.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all of the parties and their respective successors and permitted assigns, including, for the avoidance of doubt, any successor or permitted assign of the Corporation or the Operating Company by operation of law. Neither the Corporation nor the Operating Company may assign their obligations under this Agreement except by operation of law.

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SECTION 4.6 No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

SECTION 4.7 Severability. The provisions of this Agreement shall be deemed not to be severable.

SECTION 4.8 Amendment; Waivers.

(a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended except by an instrument in writing executed by (i) the Corporation, (ii) the Operating Company, (iii) FNF (if FNF or its Affiliates at that time hold any LLC Units) and (iv) the holders of a majority of the then outstanding LLC Units held by Persons other than FNF, its Affiliates and the Corporation Unitholder.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.9 Consent to Jurisdiction. Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the Delaware Court of Chancery or, if unavailable, the United States District Court for the District of Delaware , in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 4.2.

SECTION 4.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

SECTION 4.11 Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be

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entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, and no party shall oppose the granting of such relief on the basis that money damages would be sufficient.

SECTION 4.12 Independent Nature of Unitholders’ Rights and Obligations. The obligations of each Unitholder hereunder are several and not joint with the obligations of any other Unitholder, and no Unitholder shall be responsible in any way for the performance of the obligations of any other Unitholder hereunder.

SECTION 4.13 Calculation of Damages. In any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, in the determination of any liability for damages by the Corporation in favor of any Unitholder, the parties agree that the amount of any such damages shall be grossed up to reflect such Unitholder’s ownership interest in the Operating Company, such that such Unitholder’s damages equal (x) the amount of such damages divided by (y) (i) one (1), minus (ii) the percentage that such Unitholder’s LLC Units (as of the date such damages are incurred) represents of the LLC Units then outstanding (expressed as a decimal).

SECTION 4.14 Governing Law. This Agreement (and all claims, controversies and causes of action, whether in contract, tort or otherwise) and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware.

SECTION 4.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.

SECTION 4.16 Headings. The descriptive headings of the several Articles and Sections and the Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 4.17 Entire Agreement. This Agreement, including the Exhibits hereto, and the other agreements and documents referenced herein collectively constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

SECTION 4.18 Fees and Expenses. Unless otherwise provided herein, the Operating Company shall bear all fees and expenses incurred in connection with the matters described herein, including fees and expenses of financial, legal and accounting advisors and other outside consultants.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

THE CORPORATION:

AMERICAN BLUE RIBBON HOLDINGS, INC.

By:	/s/ Goodloe Partee
Name: Goodloe Partee
Title: Authorized Person

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

THE OPERATING COMPANY:

FIDELITY NEWPORT HOLDINGS, LLC

By:	/s/ Hazem Ouf
Name: Hazem Ouf
Title: Chief Executive Officer

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

UNITHOLDER:

J. ALEXANDER’S CORPORATION

By:	/s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: Chairman, President and Chief
Executive Officer

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

UNITHOLDER:

FIDELITY NATIONAL SPECIAL OPPORTUNITIES, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General
Counsel and Corporate Secretary

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

UNITHOLDER:

NEWPORT GLOBAL OPPORTUNITIES FUND L.P.

By:	/s/ Timothy T. Janszen
Name: Timothy T. Janszen
Title: Chief Executive Officer

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

EXHIBIT A

[FORM OF]

ELECTION OF EXCHANGE

Fidelity Newport Holdings, LLC

Reference is hereby made to the Exchange Agreement, dated as of June 22, 2012 and effective as of the Effective Time (as may be amended, modified and/or supplemented from time to time in accordance with its terms, this “Agreement”), made by and among American Blue Ribbon Holdings, Inc., a Delaware corporation (including any successor, the “Corporation”), Fidelity Newport Opportunities, LLC, a Delaware limited liability company (including any successor, the “Operating Company”), and each of the holders of LLC Units (as defined herein) from time to time party thereto (each, a “Unitholder” and, collectively, the “Unitholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Unitholder hereby transfers to the Operating Company or the Corporation Unitholder (as defined in the Exchange Agreement), as applicable, the number of LLC Units set forth below in Exchange for a Cash Exchange Payment to the account set forth below or for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Exchange Agreement, effective in the case of an Exchange for shares of Class A Common Stock as of the Business Day immediately prior to the Date of Exchange set forth below. The undersigned hereby acknowledges that this Election of Exchange is revocable (without the Corporation’s consent) only by a written notice of revocation delivered to the Corporation at least ten (10) Business Days prior to the Date of Exchange.

Legal Name of Unitholder:

Address:

Number of Units to be Exchanged:

Date of Exchange:

Cash Exchange Payment instructions:

The undersigned hereby represents and warrants that: (i)(A) in the event that the undersigned is not a natural person, the undersigned has requisite corporate or other entity power and authority to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder or, (B) in the event that the undersigned is a natural person, the undersigned has the authority and legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the undersigned has good and marketable title to its LLC Units that are subject to this Election of Exchange, and such LLC Units are being transferred to Operating Company or the Corporation Unitholder, as applicable, free and clear of any pledge, lien, security interest, right of first refusal or other encumbrance; and (iv) no consent, approval, authorization, order, registration or qualification of, or any notice to or filing with, any third party or any court or governmental agency or body having jurisdiction over the undersigned or the LLC Units subject to this Election of Exchange is required to be obtained or made by the undersigned for the transfer of such LLC Units.

The undersigned hereby irrevocably constitutes and appoints any officer of the Operating Company or the Corporation Unitholder, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby, including to transfer to Operating Company or the Corporation Unitholder, as applicable, the LLC Units subject to this Election of Exchange and to deliver to the undersigned the cash or the shares of Class A Common Stock to be delivered in Exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of June 22, 2012 and effective as of the Effective Time (as may be amended, modified and/or supplemented from time to time in accordance with its terms, this “Agreement”), made by and among American Blue Ribbon Holdings, Inc., a Delaware corporation (including any successor, the “Corporation”), Fidelity Newport Holdings, LLC, a Delaware limited liability company (including any successor, the “Operating Company”), and each of the holders of LLC Units (as defined herein) from time to time party thereto (each, a “Unitholder” and, collectively, the “Unitholders”). Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired LLC Units. By signing and returning this Joinder Agreement to the Corporation and the Operating Company, the undersigned (i) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Unitholder in the Agreement, with all attendant rights, duties and obligations of a Unitholder thereunder, and (ii) makes, as of the date hereof, each of the representations and warranties of a Unitholder in Section 3.3 of the Agreement as fully as if such representations and warranties were set forth herein. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation and the Operating Company, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name:

Address for Notices:	With copies to:

Attention:

B-1

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Joinder Agreement to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

Acknowledged as of                         , 20        :

AMERICAN BLUE RIBBON HOLDINGS, INC.

By:
Name:
Title:

FIDELITY NEWPORT HOLDINGS, LLC

By:
Name:
Title:

B-2